UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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MF Global Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MF Global Ltd.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

July 1, 2009

Dear MF Global Shareholder:

You are cordially invited to attend our 2009 Annual General Meeting of Shareholders. We will hold the meeting on Thursday, August 13, 2009 at 9:00 a.m., Eastern Daylight Time, at the Omni Berkshire Place Hotel, located at 21 East 52nd Street, New York, New York. We hope you will be able to attend.

Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a proxy card and a copy of our 2009 Annual Report on Form 10-K.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted.

We encourage you to submit your proxy via the Internet using the control number that appears on the front of your proxy card and to choose to view future mailings electronically rather than receiving them on paper.

Sincerely,

Alison J. Carnwath	Bernard W. Dan
Chairman	Chief Executive Officer

MF Global Ltd.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

Notice of 2009 Annual General Meeting of Shareholders

Time & Date	9:00 a.m., Eastern Daylight Time, on Thursday, August 13, 2009

Place	Omni Berkshire Place Hotel 21 East 52nd Street New York, New York

Items of Business	• To elect eight directors to serve until our next Annual General Meeting of Shareholders;

• To approve the implementation of a one-time share option exchange program for employees, other than executive officers and directors;

• To approve PricewaterhouseCoopers LLP as our independent auditor for fiscal 2010, and to authorize the Board of Directors, acting by the Audit Committee, to determine the independent auditors’ fee; and

• To transact such other business as may lawfully be brought before the Annual General Meeting or any adjournment thereof.

Record Date	Close of business on July 1, 2009 (which will apply to the meeting and any adjournments or postponements).

List of Registered Shareholders	Available for inspection during ordinary business hours at our principal executive offices, 717 Fifth Avenue, New York, New York 10022, during the ten days before the Annual General Meeting, as well as at the Annual General Meeting.

Additional Information	Additional information regarding the matters to be acted on at the Annual General Meeting is included in the accompanying proxy materials.

Proxy Voting	Your shares should be represented. Please submit your proxy by Internet or by telephone or complete, sign and date and return your proxy card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on August 13, 2009. The Proxy Statement and our 2009 Annual Report on Form 10-K are available at www.mfglobalinvestorrelations.com.

By Order of the Board of Directors:

Jacqueline M. Giammarco
Corporate Secretary

July 1, 2009

MF Global Ltd.

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS

August 13, 2009

This Proxy Statement is furnished to holders of the common shares, par value U.S. $1.00 per share (“MF Global Common Shares” or “Common Shares”), of MF Global Ltd. (“MF Global”, “we”, “us” or the “Company”) in connection with the solicitation of proxies by the Board of Directors for the Company’s 2009 Annual General Meeting of Shareholders (and any adjournments or postponements). References in this Proxy Statement to “fiscal 2009” or “fiscal 2010” mean the 12-month period ended March 31, 2009 and 2010, respectively.

The 2009 Annual General Meeting will be held on Thursday, August 13, 2009, at 9:00 a.m., Eastern Daylight Time, at the Omni Berkshire Place Hotel, 21 East 52nd Street, New York, New York. We began mailing this Proxy Statement and the accompanying proxy card to shareholders on or about July 1, 2009.

VOTING INSTRUCTIONS AND INFORMATION

What proposals will be voted on?

Shareholders will vote on three proposals from MF Global at the Annual General Meeting:

1.	To elect eight directors of MF Global to hold office until the next Annual General Meeting of Shareholders;
2.	To approve the implementation of a one-time share option exchange program for employees, other than executive officers and directors; and
3.	To approve PricewaterhouseCoopers LLP as MF Global’s independent auditor for fiscal 2010, and to authorize the Board of Directors, acting by the Audit Committee, to determine the independent auditors’ fee.

Shareholders will also vote on any other business as may lawfully be brought before the Annual General Meeting or any adjournment thereof.

How does the Board of Directors recommend I vote?

Our Board of Directors recommends that you vote “FOR” each of the nominees to the Board of Directors, “FOR” approval of the implementation of a one-time share option exchange program for employees, other than executive officers and directors, and “FOR” approval of PricewaterhouseCoopers LLP as MF Global’s independent auditor for fiscal 2010, and to authorize the Board of Directors, acting by the Audit Committee, to determine the independent auditors’ fee.

Who can vote?

You may vote your MF Global Common Shares if you were a registered shareholder at the close of business on July 1, 2009, the record date for our 2009 Annual General Meeting and any adjournment or postponement. There were approximately 121,327,174 Common Shares issued and outstanding and entitled to vote on that date. In addition, the holders of our 6.00% Cumulative Convertible Preference Shares, Series A (the “Series A Shares”), are entitled to vote, on an as-converted basis and together with the holders of our Common Shares, on all matters submitted for a vote of holders of Common Shares. Accordingly, as of July 1, 2009, holders of our 1,500,000 outstanding Series A Shares, which are convertible into 12,000,000 Common Shares, are entitled to vote with the holders of our Common Shares (and not as a separate class or series) on all of the matters presented in this proxy statement.

You have one vote for each Common Share you held on the record date.

What are the different types of shareholders?

•	You are a “registered shareholder” if you hold Common Shares registered in your name on the records of Computershare Trust Company, N.A. (“Computershare”), our transfer agent.
•	You are a “beneficial shareholder” if you hold Common Shares in “street name” indirectly through a broker, bank or similar institution and are not a registered shareholder.

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If you are a registered shareholder, Computershare is sending these proxy materials to you directly. If you hold Common Shares in street name, these materials are being sent to you by the bank, broker or similar institution through which you hold your shares.

From July 30 to August 12, 2009, a list of the registered shareholders will be available for inspection during ordinary business hours at our principal executive offices located at 717 Fifth Avenue, New York, New York 10022. To make arrangements to review the list, shareholders should contact our Corporate Secretary at 717 Fifth Avenue, New York, New York 10022. The list will also be available at the Annual General Meeting.

What do I need to do to attend the Annual General Meeting?

All MF Global shareholders as of the record date may attend the Annual General Meeting. To attend, you will need to bring an acceptable form of photo identification, such as a driver’s license or passport. In addition, if you hold your shares in “street name,” you will need to bring an account statement or other acceptable evidence of ownership of Common Shares as of the record date. You may contact MF Global Shareholder Services at 1-800-662-7232 or 1-781-575-4238 for directions to be able to attend the meeting and vote in person.

How do I vote?

You may submit your proxy with voting instructions in four ways:

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By Internet. The web address and instructions for the submission of your proxy by Internet can be found on the enclosed proxy card. The submission of your proxy by Internet is available 24 hours a day. To be valid the submission of your proxy by Internet must be received by 11:59 p.m., Eastern Daylight Time, on August 12, 2009.

•

By Telephone. The toll-free number for the submission of your proxy by telephone can be found on the enclosed proxy card. The submission of your proxy by telephone is available 24 hours a day. There is no charge for the call. To be valid the submission of your proxy by telephone must be received by 11:59 p.m., Eastern Daylight Time, on August 12, 2009.

•

By Mail. Complete the enclosed proxy card, sign and date it, and return it in the postage-paid envelope we have provided. To be valid the submission of your proxy by mail must be received by 8:00 a.m., Eastern Daylight Time, on August 13, 2009.

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At the Annual General Meeting. You can vote your shares in person at the Annual General Meeting. (See “What do I need to do to attend the Annual General Meeting?”). If you hold your shares in “street name,” you must bring a valid “legal proxy,” which you can obtain from your account representative at the institution through which you hold your shares.

If you choose to submit your proxy by Internet or telephone, you will be required to provide your assigned control number located on our proxy card but do not need to return a proxy card itself. To be valid, the submission of your proxy by Internet, telephone or mail must be received by the established deadline.

How can I revoke my proxy or substitute a new proxy or change my vote?

You can revoke your proxy or substitute a new proxy by:

•	subsequently submitting in a timely manner a new proxy through the Internet or by telephone,
•	executing and mailing a later-dated proxy card that is received on a later date (but before the established deadline), or
•	voting in person at the Annual General Meeting.

How can I obtain an additional proxy card or voting instruction form?

If you lose, misplace or otherwise need to obtain a proxy card or voting instruction form, please follow the following instructions:

•	Registered Shareholders—If you are a registered shareholder, contact MF Global Shareholder Services at 1-800-662-7232 or 1-781-575-4238.
•	Street Name Shareholders—If you hold your shares in street name, contact your account representative at your bank, broker or other holder of record.

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If I submit a proxy, how will my shares be voted?

If you properly submit your proxy (whether by Internet, telephone or mail) and you do not validly revoke it, your Common Shares will be voted in accordance with your instructions.

If you sign, date and return your proxy card but do not give voting instructions, your shares will be voted FOR the election of our director nominees, FOR approval of the implementation of a one-time share option exchange program for employees, other than executive officers and directors, and FOR the approval of PricewaterhouseCoopers LLP as MF Global’s independent auditor for fiscal 2010, and to authorize the Board of Directors, acting by the Audit Committee, to determine the independent auditors’ fee and otherwise in accordance with the judgment of the persons voting the proxy on any other business as may lawfully be brought before the Annual General Meeting or any adjournment thereof.

If I hold my shares in “street name” and do not provide voting instructions, can my broker still vote my shares?

Under the New York Stock Exchange (“NYSE”) rules, brokers that have not received voting instructions from their customers ten days before the Annual General Meeting date may vote their customers’ shares in the brokers’ discretion on the election of directors and the approval of the appointment of independent auditors and the authorization of the Board of Directors, acting by the Audit Committee, to determine the independent auditors’ fee (because these are considered “discretionary” under NYSE rules). However, some brokers may only vote uninstructed shares in the same proportion as all other shares are voted with respect to each proposal.

What votes are required for each proposal?

Election of Directors. Under our bye-laws, a plurality of the votes cast by shareholders entitled to vote at the Annual General Meeting and voting on the matter is required for the election of directors. However, our Board of Directors has voluntarily amended its Corporate Governance Guidelines to provide that, subject to certain exceptions, directors must be elected by a majority of shareholders having cast a vote at the Annual General Meeting. For purposes of the election of directors, a “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election, with “abstentions” not counted as votes cast either “for” or “against” that director’s election. Accordingly, unless the election of directors is contested by other director candidates nominated by third parties and not otherwise supported by the Company, the directorships to be filled at the Annual General Meeting will be filled by the nominees receiving a majority of the votes cast by shareholders entitled to vote and voting on the election of directors. Under our bye-laws, if a nominee who is currently serving as a director is not reelected, that nominee would continue to serve as a “holdover director.” Accordingly, to ensure that we can replace “holdover directors”, each of our directors has submitted a contingent, irrevocable resignation in writing that the Board of Directors may accept if shareholders do not elect the director by a majority of votes cast. In that situation, our Nominating and Corporate Governance Committee would make a recommendation to the Board of Directors about whether to accept or reject the resignation, or whether to take other action. Our Nominating and Corporate Governance Committee may also make a recommendation to the Board of Directors regarding the names of potential directors who may fill the vacancy left by any resigning director. The Board of Directors may then act on these recommendations, including by appointing a new director to fill any resulting vacancy. In the election of directors, votes may be cast in favor of, abstained with respect to, or cast against any or all nominees.

Approval of the Implementation of an Employee Share Option Exchange Program. The affirmative vote of a majority of the votes cast by shareholders entitled to vote at the Annual General Meeting and voting on the matter is required to approve the implementation of a one-time share option exchange program for employees, other than executive officers and directors.

Approval of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for Fiscal 2010, and to Authorize the Board of Directors, Acting by the Audit Committee, to Determine the Independent Auditors’ Fee. The affirmative vote of a majority of the votes cast by shareholders entitled to vote at the Annual General Meeting and voting on the matter is required to approve the appointment of our independent auditors for fiscal 2010, and to authorize the Board of Directors, acting by the Audit Committee, to determine the independent auditors’ fee.

Broker Non-Votes. Broker non-votes are shares held by brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients. Because each of our proposals must be approved by the affirmative vote of a majority of the votes cast by shareholders, only votes cast “for” or “against” each approval will be considered; abstentions and broker non-votes will not be treated as a vote “for” or “against” the approval and therefore will have no effect on the vote.

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How many votes are required to transact business at the Annual General Meeting?

A quorum is required to transact business at the Annual General Meeting. The quorum for an Annual General Meeting must be at least two persons holding or representing more than 50% of the votes that may be cast by all shareholders (whether or not so present) having the right to attend and vote at the Annual General Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.

Who pays for the expenses of this proxy solicitation?

We will pay the cost of this solicitation of proxies. Proxies may be solicited by mail, email, telephone, facsimile and personal contact by our directors, officers and employees. We have also retained Georgeson Inc. to assist in the solicitation of proxies at a fee of $7,500, plus reasonable out-of-pocket expenses and disbursements. Our directors, officers and employees receive no additional compensation for the solicitation of proxies. We will reimburse some brokerage firms, banks, custodians and other fiduciaries for the reasonable mailing and other expenses they incur in forwarding proxy materials to the beneficial owners in accordance with applicable rules.

Where can I find more information about MF Global?

A copy of our Annual Report to Shareholders, which includes our Annual Report on Form 10-K for fiscal 2009 filed with the SEC, is enclosed with this Proxy Statement. You may also obtain, free of charge, a copy of the Annual Report to Shareholders and Annual Report on Form 10-K for fiscal 2009 by writing to MF Global Ltd., 717 Fifth Avenue, New York, New York 10022, Attention: Investor Relations, by emailing to InvestorRelations@mfglobal.com or by calling 1-800-596-0523. These documents are also available on our website at www.mfglobalinvestorrelations.com under the link “SEC Filings”.

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PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight directors. Each director elected will hold office until our next Annual General Meeting and until his or her successor is elected or until the director’s earlier resignation, removal or vacation from office.

Nominees for Election to the Board of Directors

At our Annual General Meeting, we will ask our shareholders to elect the eight director nominees set forth below, each of whom is a current director of MF Global. All of the nominees have been recommended for election by our Nominating and Corporate Governance Committee and approved and nominated for election by the Board of Directors. Although we do not expect that any nominee will become unavailable for election as a director, proxies will be voted for such other person or persons who are recommended by the Nominating and Corporate Governance Committee and designated by the Board of Directors if that occurs (or else the size of the Board of Directors will be reduced).

Set forth below is information as of June 10, 2009 regarding the director nominees, which has been confirmed by each for inclusion in this Proxy Statement.

Name and year first became a Director of the Company	Age	Principal occupation during the past five years
Alison J. Carnwath 2007	56	Ms. Carnwath is the non-executive Chairman of our Board of Directors. Ms. Carnwath is a senior adviser to Lexicon Partners, an independent corporate finance advisory firm, and is Chairman of the management board and investment committees at ISIS Equity Partners, LLP, a private equity firm. Ms. Carnwath spent more than 20 years in investment banking in London and New York. Ms. Carnwath is the non-executive Chairman of Land Securities Group, the largest U.K. Property REIT listed on the London Stock Exchange and a member of the FTSE 100 and an independent director of PACCAR Inc., a Fortune 500 technology company listed on NASDAQ that designs and manufactures trucks. Since 2001, Ms. Carnwath has served as a non-executive director of Man Group plc. She recently was appointed lead director of Man Group plc, effective July 2009. Ms. Carnwath is on the development boards of the Royal Society of Arts and the Healing Foundation, both pro bono activities. Ms. Carnwath is a chartered accountant and received a B.A. from the University of Reading.

Bernard W. Dan 2008	48	Mr. Dan is our Chief Executive Officer and a member of our Board of Directors. He joined MF Global in June 2008 as our President and Chief Operating Officer—North America. Before joining our Company, Mr. Dan was President and Chief Executive Officer of the Chicago Board of Trade from November 2002 until July 2007, and he served as Executive Vice President of the Chicago Board of Trade from 2001 until 2002. From 1998 to 2001, Mr. Dan served as President and Chief Executive Officer of Cargill Investor Services, Inc., a wholly owned subsidiary of Cargill, Inc. He was named director of Cargill Investor Services (Singapore) Pty. Ltd from 1994 until 1997 and was elected as a Governor of the Board of Trade Clearing Corporation in 1999 until 2002. Mr. Dan is a board member for the Futures Industry Association and Depository Trust & Clearing Corporation, and is an advisory board member for Sun Trading, LLC and Vichingo Global Investors Pty Limited. He serves on the Board of Trustees for Fenwick High School and also serves as member of the Board of Regents for St. John’s University. Mr. Dan received a B.S. in accounting from St. John’s University.

Eileen S. Fusco 2007	52	Ms. Fusco is a member of our Board of Directors and Chairman of the Audit Committee of the Board of Directors. Ms. Fusco retired as a Senior Partner of Deloitte & Touche’s Financial Services Industry Group, where she was a partner from 2001 to 2007. While at Deloitte & Touche, Ms. Fusco was the Lead Client Service Partner to several of the firm’s largest global financial services institutional clients. Ms. Fusco also held management positions on the Northeast Management Committee and the Global Financial Services Tax Board for Deloitte & Touche. From 1997 to 2000, Ms. Fusco was Regional Tax Counsel of UBS AG. Prior to her position with UBS AG, in 1996, she was the Chief Financial Officer of Twenty-First Securities Corporation, a firm that specialized in structured transactions. From 1992 to 1995, Ms. Fusco was a Managing Director and Director of Tax of Kidder, Peabody & Co., Inc. Ms. Fusco began her career as a Tax Partner at Ernst & Young LLP and Spicer & Oppenheim. She is also a board member and audit committee member of ICT Group, Inc., a company listed on the NASDAQ, Pro Mujer International, and an advisory board member and former director of the Susan G. Komen for the Cure New York City Affiliate. Ms. Fusco is both an attorney and a certified public accountant and received a B.A. from Douglass College, a J.D. and M.B.A. (Accounting) from Rutgers University and an LL.M. in Taxation from New York University.

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Name and year first became a Director of the Company	Age	Principal occupation during the past five years
Martin J. Glynn 2008	57	Mr. Glynn is a member of our Board of Directors. Immediately prior to his retirement after 24 years with the HSBC Group, Mr. Glynn was Chief Executive Officer of HSBC Bank USA from 2003 to 2006 and Chairman of HSBC Bank Canada. While at HSBC, he also served as Group General Manager of HSBC Holdings plc from 2001 to 2006, and Chief Executive Officer of HSBC Bank Canada from 1999 to 2003. Mr. Glynn began his career at HSBC in 1982. He is a director and audit committee member of Husky Energy Inc., one of Canada’s largest energy and energy-related companies listed on the Toronto Stock Exchange, Hathor Exploration Limited, a junior resource exploration company listed on the Toronto Stock Exchange, and the VinaCapital Vietnam Opportunity Fund Ltd., a closed-end fund listed on the London Stock Exchange. Mr. Glynn is also on the board of the Freer Gallery of Art and Arthur M. Sackler Gallery of the Smithsonian Institution, and the American Associates of the National Galleries Scotland. He has a B.A. in economics from Carleton University and an M.B.A. from the University of British Columbia.

Edward L. Goldberg 2007	69	Mr. Goldberg is a member of our Board of Directors and Chairman of the Nominating and Corporate Governance Committee of the Board of Directors. Mr. Goldberg is a founder of Dix Hills Partners, LLC and its affiliate management company, Dix Hills Associates, LLC and serves as a Managing Member of both companies. Mr. Goldberg is the Chairman of Longview Investments, LLC, a company formed to manage his personal family office and assets as well as provide advice for other family offices. Mr. Goldberg retired from Merrill Lynch after over 42 years of dedicated service to the firm. At Merrill Lynch, he served as the Executive Vice-President of the Operations Services Group, and a member of the Executive Management Committee. In this role, he had oversight responsibility for operations and client services throughout the firm’s global network of offices. Mr. Goldberg was also Chairman of the Merrill Lynch Securities Services Division which provides integrated third-party execution, settlement, custody and financing services. He also served on the audit and finance committee of the firm’s board of directors and was a member of the risk oversight committee. During his tenure at Merrill Lynch, Mr. Goldberg held a variety of senior level positions in sales, marketing and operations that included responsibilities for the firm’s worldwide operations, information technology, real-estate and purchasing activities; Senior Vice-President of the firm’s Professional Securities Services Group which provided financial, clearing and operational services to independent broker/dealers; and Regional Director of the Mid-East Region overseeing a sales force of 1,100 financial consultants in 39 branch offices. Mr. Goldberg was also a member of the board of directors of the Depository Trust Company, a member of the New York Stock Exchange’s financial and operational surveillance committee, a member of the board of directors of the NASD where he served on the disciplinary and management development committees, and a member of the board of directors of the NASDAQ Stock Market, on which board he also served as a member of the executive committee and chairman of the firm’s finance committee. Mr. Goldberg is a graduate of the New York Institute of Finance.

David I. Schamis 2008	35	Mr. Schamis is a member of our Board of Directors. Mr. Schamis is a Managing Director of J.C. Flowers & Co. LLC, an investment advisory firm that specializes in financial services companies. Mr. Schamis has been employed by J.C. Flowers & Co. and its affiliates since May 2000. Prior to joining the firm, Mr. Schamis was in the financial institutions investment banking group at Salomon Smith Barney from 1995 to 2000. Mr. Schamis is Chairman of the board of directors of Crump Group, Inc., a multi-line wholesale insurance broker and retirement services administrator; a member of the board of directors of Fox Pitt-Kelton Cochran Caronia Waller LLC, a global investment bank specializing in financial services; a member of the board of directors of Symetra Financial Corporation, a life insurance underwriter; and a member of the board of directors of Affirmative Insurance Holdings Inc., a producer and provider of non-standard automobile insurance. He currently serves as a member of the board of directors of the Yale Alumni Fund. Mr. Schamis graduated with a B.A. in Economics from Yale University.

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Name and year first became a Director of the Company	Age	Principal occupation during the past five years
Lawrence M. Schloss 2007	54	Mr. Schloss is a member of our Board of Directors and Chairman of the Compensation Committee of the Board of Directors. Mr. Schloss is Chairman, Chief Executive Officer and co-founder of Diamond Castle Holdings, LLC, a private equity investment firm. Prior to founding Diamond Castle Holdings, LLC in 2004, he was Global Head of Credit Suisse First Boston Private Equity, a $32 billion alternative asset investment business, and a member of the Credit Suisse First Boston Executive Board. Prior to working at Credit Suisse First Boston, Mr. Schloss was Chairman of Donaldson, Lufkin & Jenrette’s Merchant Banking Group from 1995. Mr. Schloss was a member, Chairman or Co-Chairman of the investment committees of each of the DLJ’s Merchant Banking Partners leveraged buyout funds, as well as DLJ’s mezzanine funds, real estate funds, secondary funds and funds of funds, and he joined Donaldson, Lufkin & Jenrette in 1978 as an investment banker. Mr. Schloss is on the board of directors of Checksmart Financial Holdings, Inc., Performance Equity Management, LLC, the private equity affiliate of Promark Global Advisors (formerly General Motors Investment Management Company) and is also a member of the Board of Trustees of Tulane University and the Board of Trustees and the Executive Committee of the New York City Police & Fire Widows’ and Children’s Benefit Fund. He received a B.A. from Tulane University and an M.B.A. from The Wharton School of the University of Pennsylvania.

Robert S. Sloan 2007	45	Mr. Sloan is a member of our Board of Directors. Mr. Sloan is the Managing Partner of S3 Partners, LLC, a company that provides treasury and liability management services to hedge funds. Prior to founding S3 Partners, LLC in 2003, Mr. Sloan was a Managing Director of Credit Suisse First Boston. While at Credit Suisse First Boston, Mr. Sloan was Chairman of Credit Suisse First Boston’s CSFB/Tremont Hedge Fund Index Co., Global Head of the Alternative Capital Group, Global Head of the Prime Brokerage and Equity Finance businesses, and Co-Head of OTC derivatives marketing for the Americas. Mr. Sloan was also a member of Credit Suisse First Boston’s Equity Division’s Operating Committee and Product Managers Committee. Mr. Sloan received a B.A. from Washington & Lee University.

Additional information, including information concerning the operation of our Board of Directors as well as the security ownership and compensation of our directors, is included below in this Proxy Statement under “Corporate Governance—Compensation of Directors” and “Security Ownership of Certain Beneficial Owners and Management”.

Board Recommendation

The Board of Directors recommends a vote FOR the election of each of the nominees listed above to the Board of Directors.

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CORPORATE GOVERNANCE

Overview

Our Board of Directors currently is comprised of eight members, a majority of whom are independent, as required by the listing standards of the NYSE. The current members of our Board of Directors are Ms. Alison J. Carnwath, Mr. Bernard W. Dan, Ms. Eileen S. Fusco, Mr. Martin J. Glynn, Mr. Edward L. Goldberg, Mr. David I. Schamis, Mr. Lawrence M. Schloss and Mr. Robert S. Sloan. Ms. Carnwath serves as the non-executive Chairman of the Board of Directors. Our Board of Directors is elected annually and each member holds office for a one-year term. Our Corporate Governance Guidelines, as well as our Code of Business Conduct and Ethics for our directors, officers and employees, are available on our website, www.mfglobalinvestorrelations.com, under the link “Corporate Governance”. We will provide a copy to any person upon written request made to our Corporate Secretary at 717 Fifth Avenue, New York, New York 10022 or companysecretary@mfglobal.com.

Director Nominations

The Nominating and Corporate Governance Committee Charter, which is available on our website, www.mfglobalinvestorrelations.com, under the link “Corporate Governance”, provides that the Nominating and Corporate Governance Committee is responsible for identifying and recommending individuals to the Board of Directors for nomination as members of the Board of Directors and its committees. Furthermore, our Corporate Governance Guidelines provide that our Chairman of the Board of Directors will work together with the Chairman of the Nominating and Corporate Governance Committee to identify individuals believed to be qualified to become members of our Board of Directors. The Nominating and Corporate Governance Committee considers each nominee on his or her individual merits, taking into consideration such criteria as it deems appropriate and as the Board of Directors (if it so chooses) may designate from time to time, including the needs of the Company and the composition of the Board of Directors. Based on its review of director candidates, the Nominating and Corporate Governance Committee will recommend to the Board of Directors those candidates whom it believes should stand for election at the next Annual General Meeting of Shareholders or, in the case of vacancies, the candidate or candidates whom it believes should be appointed to fill a vacancy. Because our Corporate Governance Guidelines provide that subject to certain exceptions, directors should not serve beyond the age of 72, the Nominating and Corporate Governance Committee will also consider the age of a director nominee.

Members of the Nominating and Corporate Governance Committee discuss and evaluate director candidates and may employ outside consultants to help identify them. In the past, the Nominating and Corporate Governance Committee has retained Spencer Stuart, an executive search consulting firm, to assist its search for directors. The qualities of director candidates that are considered include the candidate’s ability to spend sufficient time on Board of Directors’ activities, a thorough understanding of the financial services industry and an extensive business background and experience. The candidates are interviewed by our Chairman of the Board of Directors, the members of the Nominating and Corporate Governance Committee and by members of management. The Nominating and Corporate Governance Committee engages a firm to conduct an analysis of the background of each candidate. Each candidate is also expected to have researched the Company and receives a board package of materials to assist the candidate’s research efforts.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders and will evaluate shareholder nominees on the same basis as all other nominees. Shareholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at the 2010 Annual General Meeting may do so by submitting in writing such nominees’ names, in compliance with the procedures described under “Other Matters—Shareholder Proposals for 2010 Annual General Meeting”.

Director Independence

A majority of the directors of MF Global must be independent, as determined by the Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee. For a director to be considered independent under NYSE rules, the Board of Directors must affirmatively determine that the director does not have a material relationship with the Company other than as a director. The Board of Directors will consider all relevant facts and circumstances in making an independence determination, not only from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Our Nominating and Corporate Governance Committee and our General Counsel are authorized to make such inquiries and determinations as they believe necessary or appropriate in order to identify the relevant facts to be presented to and considered by the Board of Directors in making independence determinations.

The Board of Directors has adopted categorical standards to assist it in making its determinations of director independence required by the NYSE rules. The Director Independence Standards, which are consistent with the NYSE rules, describe certain

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relationships between the directors and the Company that the Board of Directors has determined to be categorically material and, therefore, to impair independence, as well as to be categorically immaterial and, therefore, not to impair independence.

A director may not be determined to be independent if the director has any of the following material relationships outlined in our Director Independence Standards:

•	The director is, or has been within the last three years, employed by the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company.
•

The director or an immediate family member received more than $120,000 in direct compensation from the Company during any 12-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service.

•

With regard to the Company’s independent auditor, (a) the director is a current partner or employee of the auditor, (b) an immediate family member of the director is a current partner of the auditor, (c) an immediate family member of the director is a current employee of the auditor and personally works on the Company’s audit, or (d) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of the auditor and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, an executive officer of another company where any of the Company’s current executive officers at the same time serves or served on the compensation committee of the board of directors of the other company.

•

The director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years of the other company, exceeds the greater of $1 million or two percent of the consolidated gross revenues of the other company in the relevant fiscal year.

Additionally, each of the following relationships will be considered immaterial and will not, by itself, impair the director’s independence. The Board of Directors may determine that a director who has a relationship that is not listed below, or that is listed but exceeds the specified limits, is nonetheless independent. The fact that a director has a relationship that is not specifically permitted below does not create a presumption that the relationship is material.

Transactions with the Company

•

The Company engages or has engaged in transactions with another company with which the director or a family member is associated but the other company is not a “Substantial Business Interest” of the director. For purposes of these standards, a “Substantial Business Interest” of a director is a company for which the director is an executive officer or employee, for which an immediate family member is an executive officer or for which the director and immediate family members own, directly or indirectly in the aggregate, a 10% or greater equity interest.

•

The Company engages or has engaged in transactions with another company that is a Substantial Business Interest of a director but the aggregate amount of all payments made to, or received from, the Company by the other company for property or services does not in either case exceed, in any of the last three fiscal years of the other company, the greater of $1 million or two percent of the consolidated gross revenues of the other company in the relevant fiscal year.

•

The director or any family member engages or has engaged in transactions with the Company that are not otherwise required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

•

The Company provides brokerage services to the director, a family member or a Substantial Business Interest in the ordinary course of business on terms that are substantially similar to those made available at the time to unrelated third parties, or to Company employees on a broad basis.

Indebtedness

•

The director or any family member is associated with another company that is indebted to the Company or to which the Company is indebted, but the other company is not a Substantial Business Interest of the director.

•

The Company is indebted to another company that is a Substantial Business Interest of the director or such other company is indebted to the Company but, in either case, (a) the total amount of indebtedness owed by the Company to the other company, or vice versa , in either case did not, at the end of the other company’s last fiscal year, exceed two percent of the other company’s total consolidated assets, (b) all the indebtedness was incurred and extended in the ordinary course of business of both the Company and the other company and (c) if any indebtedness was extended by the other company, the other company is a financial institution.

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Charitable Contributions

•

The director or any family member is associated with a charitable organization to which the Company makes or has made charitable contributions, provided that the Company’s charitable contributions to the organization (other under a matching grant program) did not exceed, in any of the last three fiscal years of the charitable organization, the greater of $200,000 or two percent of the organization’s consolidated gross revenues in the relevant fiscal year.

Share Ownership

•	The director or any family member owns, or is associated with another company that owns, directly or indirectly, capital shares of the Company (or rights to acquire such shares) in any number.

Employment and Compensation

•	A family member who is not an immediate family member currently serves the Company as an employee, adviser or consultant or in any other capacity, other than as an executive officer.
•	A family member who is not an immediate family member previously has served the Company in any capacity.
•

An immediate family member serves or has served the Company as an employee, adviser or consultant or in any other capacity, provided that he or she (a) is not and was not in the last three years an executive officer of the Company and (b) has not received direct compensation in excess of the $120,000 annual limit and is not expected to do so in the current fiscal year.

•

The director has received direct compensation from the Company in an amount that does not exceed the annual limit, provided that he or she is not expected to receive direct compensation in excess of that limit in the current fiscal year and is not and was not in the last three years an employee of the Company (not including, however, employment of such director as an interim Chairman, interim chief executive officer or other interim executive officer of the Company).

•

The director previously served as an executive officer or employee of the Company (not including, however, employment of such director as an interim Chairman, interim chief executive officer or other interim executive officer of the Company) or received compensation from the Company, but not within the last three years or currently.

Related-Party Transactions

•

The fact that a director or any family member has an interest in a transaction that the Company is required to disclose in its filings with the SEC as a related-party transaction or otherwise shall not, by itself, render the interest material for the purpose of these standards.

The above summary is qualified in its entirety by the full text of the Director Independence Standards. The Director Independence Standards may be found on our website, www.mfglobalinvestorrelations.com, under the link “Corporate Governance”.

Based on the Director Independence Standards, the Board of Directors has determined that six of our eight directors, Ms. Fusco, Mr. Glynn, Mr. Goldberg, Mr. Schamis, Mr. Schloss and Mr. Sloan, are “independent” under the standards described in the Listed Company Manual of the NYSE. In the course of the Board of Directors’ determination regarding the independence of each of the directors, it considered certain transactions, relationships and arrangements with MF Global and Man Group plc (our former parent until the initial public offering in July 2007) as follows.

In connection with the Nominating and Corporate Governance Committee’s recommendation to reappoint Ms. Fusco as a member (and Chairman) of the Audit Committee of the Board of Directors, the Board of Directors and the Nominating and Corporate Governance Committee considered the fact that Ms. Fusco currently serves as a member of the audit committee of one other public company, and determined that such service does not impair Ms. Fusco’s ability to effectively serve on our Audit Committee. This determination is based on Ms. Fusco’s extensive experience in accounting matters, and the fact that Ms. Fusco’s service on this other audit committee is likely to require less of her time and attention.

In appointing Mr. Glynn as a member of the Audit Committee of the Board of Directors, the Board of Directors and the Nominating and Corporate Governance Committee considered the fact that Mr. Glynn currently serves as a member of the audit committees of three other non-U.S. public companies, and determined that such service does not impair Mr. Glynn’s ability to effectively serve on our Audit Committee. This determination is based on Mr. Glynn’s background, including his extensive experience in financial and accounting matters and service on other audit committees, and the fact that Mr. Glynn’s service on some of the other audit committees on which he currently serves is likely to require less of Mr. Glynn’s time due to the size of the other companies and the nature of their business.

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In appointing Mr. Schamis as a director and a member of the Audit Committee of the Board of Directors, the Board of Directors and the Nominating and Corporate Governance Committee considered the fact that Mr. Schamis is employed by J.C. Flowers & Co. LLC as a Managing Director. J.C. Flowers & Co. LLC advises a series of limited partnerships (the “JCF Funds”) that collectively hold the Company’s Series A Shares, which are convertible into MF Global Common Shares. Pursuant to an investment agreement between the Company and J.C. Flowers II L.P., the JCF Funds designated Mr. Schamis as its nominee for election to the Board of Directors. The Board of Directors has determined that Mr. Schamis’ affiliation with J.C. Flowers, a significant equity investor in MF Global, will not impair his ability to act independently of management and to serve as an independent director on the Board of Directors in accordance with the rules of the NYSE. The Board of Directors believes that J.C. Flowers’ interests are generally aligned with the holders of our Common Shares. To the extent that the Board of Directors believes, or the Nominating and Corporate Governance Committee believes, that Mr. Schamis’ or J.C. Flowers’ interests conflict with or have the potential to conflict with the interests of our other shareholders with respect to a certain matter, or in the event that our Board of Directors or our Nominating and Corporate Governance Committee becomes aware of a conflict or potential conflict with respect to a certain matter, the Board of Directors will ask Mr. Schamis to absent himself from discussions and voting on such matter. Additional information concerning J.C. Flowers’ relationship and investment agreement with MF Global is included below in this Proxy Statement under “Certain Relationships and Related Transactions—Relationship with J.C. Flowers & Co. LLC”.

During fiscal 2009, the Nominating and Corporate Governance Committee did not make any recommendations to the Board of Directors that the composition of the Board of Directors should change as a result of any significant changes in a director’s principal occupation or a director’s acceptance of an invitation to serve on another board.

In June 2009, in accordance with our Related-Party Transactions Policy, the Nominating and Corporate Governance Committee considered and approved a proposed related-party transaction (the “S3 Transaction”) between one of our subsidiaries and S3 Partners, LLC (“S3”), a company in which one of our directors, Mr. Robert Sloan, has a majority interest. Mr. Sloan, as a member of the Nominating and Corporate Governance Committee, abstained from voting on the approval of the proposed related-party transaction. Additional information concerning the S3 Transaction is included below in this Proxy Statement under “Certain Relationships and Related Transactions—Potential Transaction with S3 Partners, LLC”.

The Nominating and Corporate Governance Committee and the Board of Directors have determined that if the S3 Transaction is commenced, Mr. Sloan will have a material relationship with us and, as a result, will no longer be independent pursuant to the NYSE rules. Accordingly, if the S3 Transaction is commenced, the Board of Directors will modify the composition of its Compensation and Nominating and Corporate Governance Committees on which Mr. Sloan currently sits, so that Mr. Sloan is not a continuing member of such committees. The Company currently expects that Mr. Schamis would replace Mr. Sloan on the Compensation Committee and that no additional member would be added to the Nominating and Corporate Governance Committee, which currently has four members. In addition, the Board of Directors has determined that Mr. Sloan would remain on the Board of Directors as a non-independent director. A majority of the members of the Board of Directors would continue to be independent under the NYSE rules.

Board Meetings and Committees

There were 22 meetings of the Board of Directors during fiscal 2009. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which the director served that were held while the director was a member. The non-executive Chairman of our Board of Directors also attends various committee meetings of the Board of Directors. In addition, Ms. Carnwath serves as a member of the board of directors and audit committee of our wholly-owned subsidiary, MF Global Holdings Europe Limited. Two non-MF Global employees, including Ms. Carnwath, were asked to join the board of directors of MF Global Holdings Europe Limited following discussions with the Financial Services Authority, its regulator. Ms. Carnwath does not receive any additional compensation from us for her service on the board of directors of MF Global Holdings Europe Limited.

In addition, our non-executive directors meet periodically in executive session, which takes place without the presence of management. In her role as non-executive Chairman, Ms. Carnwath presides at executive sessions. The roles and responsibilities as between our Chairman of the Board of Directors and our Chief Executive Officer are well-defined and reflect an effective corporate governance framework.

Our policy is that all directors and director nominees should attend Annual General Meetings of Shareholders. All of our directors who were directors at the time attended last year’s Annual General Meeting.

The Board of Directors has appointed an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Board Committee, and has adopted charters for each of these committees. Each of these charters is available on our website at www.mfglobalinvestorrelations.com, under the link “Corporate Governance”. Any

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shareholder can obtain a printed copy by sending a written request to our Corporate Secretary at 717 Fifth Avenue, New York, New York 10022 or companysecretary@mfglobal.com.

Each committee annually prepares and reviews with the Board of Directors a performance evaluation of the committee. Each committee also reviews its charter and recommends to the Board of Directors such improvements (if any) to the committee’s charter as the committee deems appropriate. In fiscal 2009 there were no changes to any of our committee charters. In May and June 2009, the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee were updated as part of an annual review of corporate governance materials.

The following table shows the current membership of each committee of our Board of Directors.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee (1)	Executive Board Committee
Alison J. Carnwath				Chair
Bernard W. Dan				✓
Eileen S. Fusco	Chair		✓	✓
Martin J. Glynn	✓	✓
Edward L. Goldberg	✓		Chair	✓
David I. Schamis (1)	✓
Lawrence M. Schloss		Chair	✓	✓
Robert S. Sloan (1)		✓	✓

(1)	As indicated in this Proxy Statement under “—Director Independence”, if the S3 Transaction commences, Mr. Sloan will step down from the Compensation and Nominating and Corporate Governance Committees; Mr. Schamis will become a member of the Compensation Committee; and the number of directors serving on the Nominating and Corporate Governance Committee will be reduced from four directors to three directors.

Audit Committee. The Audit Committee of our Board of Directors currently is comprised of Ms. Fusco, Mr. Glynn, Mr. Goldberg and Mr. Schamis with Ms. Fusco serving as the committee Chairman and having been designated by the Board of Directors as the Audit Committee financial expert under the rules of the SEC. The Board of Directors has determined that each member of the Audit Committee is independent, and that each member of the Audit Committee is financially literate under applicable NYSE standards. We believe that our Audit Committee meets the requirements for independence under the current rules of the NYSE and SEC.

Our Audit Committee is responsible for, among other things, recommending to our shareholders whether to appoint, retain or terminate our independent public accountants, reviewing our financial statements and the scope of annual external and internal audits and considering matters relating to accounting policies and internal controls. The Audit Committee held 12 meetings during fiscal 2009.

Compensation Committee. The Compensation Committee of our Board of Directors currently is comprised of Mr. Glynn, Mr. Schloss and Mr. Sloan, with Mr. Schloss serving as the committee Chairman. The Board of Directors has determined that each member of the Compensation Committee is independent under the NYSE standards, and that each is an outside director for purposes of Section 162(m) of the Internal Revenue Code and a non-employee director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. We believe that our Compensation Committee meets the requirements for independence under the current rules of the NYSE.

If the S3 Transaction described in this Proxy Statement under “Certain Relationships and Related Transactions—Potential Transaction with S3 Partners, LLC” is commenced, the Board of Directors will modify the composition of the Compensation Committee so that Mr. Sloan is not a continuing member of the committee. The Company currently expects that Mr. Schamis, who has been deemed to be an independent director by the Board of Directors in accordance with the NYSE rules, would replace Mr. Sloan on the Compensation Committee and that a sub-committee of the Compensation Committee, comprised of Mr. Schloss and Mr. Glynn, would be established for the purpose of approving certain aspects of compensation pursuant to Section 162(m) of the Internal Revenue Code and Rule 16b-3 of the Securities Exchange Act of 1934 (and to exercise such other authority as the Board of Directors or the Compensation Committee may delegate to the sub-committee from time to time).

The Compensation Committee is responsible for, among other things, overseeing the compensation of our Chief Executive Officer and other executive officers, making recommendations to the Board of Directors regarding compensation policies and programs for our executive officers, overseeing our succession planning and leadership development processes and administering our compensation plans related to our executive officers. The Senior Vice President—Legal, and the Senior Vice

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President—Human Resources, work with the Compensation Committee to develop the annual list of agenda items and the schedule of meetings for the Compensation Committee. The list of agenda items is approved by the Chairman of the Compensation Committee. The Compensation Committee is also responsible for producing an annual report on executive compensation and assisting management in the preparation of a compensation discussion and analysis. See “Executive Compensation—Compensation Discussion and Analysis”. The Compensation Committee held seven meetings during fiscal 2009.

Pursuant to its charter and as discussed above, the Compensation Committee may, as it deems appropriate, form and delegate authority to sub-committees of the Compensation Committee, including the approval of award grants and other transactions and other responsibilities regarding the administration of compensatory plans and programs. The Compensation Committee delegated to our Chief Executive Officer and Chairman of the Board of Directors (or, if the Chairman is not available, then a member of the Compensation Committee), acting together, the authority under our Amended and Restated 2007 Long Term Incentive Plan, as it may be amended from time to time, to approve off-cycle equity compensation awards in limited circumstances, and to accelerate vesting and/or to extend the exercisability of awards. The delegation of authority does not apply to individuals designated as “executive officers” by the Board of Directors or who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code and does not cover grants that would fail to be exempt under Section 16(b) of the Securities Exchange Act of 1934 if made pursuant to the delegation of authority. Any grants made pursuant to the delegation of authority are applied against the year-end award pool. Reports of actions taken or grants made pursuant to the delegation of authority are included in the materials presented at regularly scheduled meetings of the Compensation Committee. In March 2009, modifications were made to the Compensation Committee’s delegation to include a delegation to the Company’s Global Head of Human Resources to determine matters relating to vesting of awards upon certain termination events.

The Compensation Committee may retain and/or terminate outside compensation consulting firms to assist in the evaluation of executive officer compensation. The Compensation Committee also has the authority to obtain advice and assistance from internal or external legal, accounting, and other advisors. The Compensation Committee continues to retain Mercer Human Resource Consulting (“Mercer”) as its outside compensation consultant. The Compensation Committee’s use of compensation consultants is described below under “Executive Compensation—Compensation Discussion and Analysis—Compensation Objectives and Guiding Principles”.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of our Board of Directors currently is comprised of Ms. Fusco, Mr. Goldberg, Mr. Schloss and Mr. Sloan, with Mr. Goldberg serving as the committee Chairman. The Board of Directors has determined that each of Ms. Fusco, Mr. Goldberg, Mr. Schloss and Mr. Sloan is an independent director under the NYSE standards. We believe that our Nominating and Corporate Governance Committee meets the requirements for independence under the current rules of the NYSE. If the S3 Transaction described in this Proxy Statement is commenced, the Board of Directors will modify the composition of the Nominating and Corporate Governance Committee so that Mr. Sloan is not a continuing member of the committee. The Nominating and Corporate Governance Committee currently has four directors, and the Company does not expect that an additional member would be added to the Nominating and Corporate Governance Committee in the event that Mr. Sloan does not continue to serve on this committee.

The Nominating and Corporate Governance Committee is responsible for, among other things, identifying and recommending individuals to the Board of Directors for nomination as members of the Board of Directors and its committees, developing and recommending to the Board of Directors corporate governance guidelines and overseeing the evaluation of the Board of Directors. In the past, the Board of Directors has delegated certain special independent investigative and oversight tasks to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held nine meetings during fiscal 2009.

Executive Board Committee. The Executive Board Committee of our Board of Directors is comprised of Ms. Carnwath, Mr. Dan, Ms. Fusco, Mr. Goldberg and Mr. Schloss, with Ms. Carnwath serving as the committee Chairman. The Executive Board Committee is responsible for, among other things, overseeing our business and affairs between meetings of the Board of Directors. The Executive Board Committee held no meetings during fiscal 2009.

Compensation of Directors

MF Global’s present compensation plan for non-employee directors was adopted in conjunction with our initial public offering in 2007. Among other things, the plan was designed to compensate for the demands expected of a director of, and the complexity of the role of a director for, a newly-formed public company and, in particular, the day-to-day responsibilities expected of our non-executive Chairman.

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For fiscal 2009, non-employee director compensation was comprised of:

•	an annual fee of $250,000, in the form of cash or restricted Common Shares awarded under our Amended and Restated 2007 Long Term Incentive Plan, as elected by a director;
•	for our non-executive Chairman, an additional annual fee of $500,000 in cash; and
•	reimbursement for reasonable out-of-pocket expenses incurred in connection with services on the Board of Directors.

Generally, directors are entitled to receive their annual fee upon their election to the Board of Directors, but the payment of the fee is spread over the one-year period beginning on their election and paid on the last day of each fiscal quarter of service. Directors who elected to receive all or a portion of their annual fee for fiscal 2009 in the form of restricted Common Shares were granted their restricted Common Shares at the Board of Directors meeting immediately following the Annual General Meeting or, if later, their election to the Board of Directors based on the closing price of the Company’s Common Shares on the NYSE on such date. These restricted share awards vest in four equal installments on the same dates that cash fees are normally paid, on the last day of each fiscal quarter of service, with vesting subject to continued service.

Beginning in fiscal 2009, each non-employee committee chairman received an additional annual fee, the amount of which differs depending upon the committee as follows: Audit Committee, $25,000; Compensation Committee, $10,000; and Nominating and Corporate Governance Committee, $10,000. Directors who are our officers or employees receive no additional compensation as directors.

The Compensation Committee periodically evaluates our director compensation. During fiscal 2009, the Compensation Committee retained Mercer, its outside compensation consultant, to evaluate MF Global’s non-employee director compensation relative to the practices of its competitors. The Compensation Committee believes that a competitive director compensation program is necessary to attract talented directors with skills and abilities that appeal to a variety of companies within the financial services sector. Accordingly, Mercer reviewed director pay practices across a broad range of companies, including large investment banks, mid-size brokers and investment banks, recent public offerings, and exchanges. The companies used by Mercer to evaluate our program were: The Goldman Sachs Group, Inc., Morgan Stanley, Merrill Lynch & Co. Inc., Lehman Brothers Holdings Inc., Schwab (Charles) Corp., Jefferies Group Inc., TD Ameritrade Holding Corp., E*Trade Financial Corp., Lazard Ltd., FCStone Group Inc., GFI Group Inc., Blackstone Group, Och-Ziff Capital Management, Fortress Investment Group, NYSE-Euronext, NASDAQ OMX Group Inc., CME Group Inc., and IntercontinentalExchange Inc.

Recommendations were developed by the Compensation Committee on the basis of this review, considering the following factors:

•	the demands and complexity of the role of director given the particular circumstances associated with the governance of a newly-formed public company;
•	the challenges of attracting new directors given current economic conditions and the worldwide downturn in the financial services sector;
•	MF Global’s views on its progress in establishing itself as a public company, and how that process is changing the director’s role; and
•	the need to implement a competitive outside director compensation program that will be viable and appropriate for several years.

Following the Compensation Committee’s recommendations, the Board of Directors approved a new non-employee director compensation program as follows:

•	annual fee of $200,000 (reduced from $250,000), 50% of which will be paid in fully vested Common Shares;
•	for our non-executive Chairman, an additional annual fee of $200,000 (reduced from $500,000), 50% of which will be paid in our Common Shares; and
•	the implementation of share ownership guidelines (described below).

Committee chairman fees will not change. Fees will continue to be paid to our directors on the last day of each fiscal quarter of service. Any portion of the annual fee paid in the form of Common Shares, including at the election of our directors, will be granted in four equal installments on the same dates that cash fees are normally paid, on the last day of each fiscal quarter of service based on the closing price of the Company’s Common Shares on the NYSE on the last business day of such quarter.

The Board of Directors also adopted share ownership guidelines requiring directors to own Common Shares or certain securities convertible into Common Shares equal to at least three times the maximum cash portion of a director’s annual fee (the maximum annual cash portion of the annual fee being $100,000). Although the majority of our outside directors already hold

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substantial amounts of equity in our Company, the Board of Directors adopted specific share ownership guidelines to underscore the importance of demonstrating that their financial interests were aligned with our shareholders. The share ownership guidelines will provide that the directors will have three years following the implementation of the new director compensation program, or if later, their election to the Board of Directors, to attain their target minimum share ownership levels. In determining whether the target minimum share ownership level has been achieved, pre-existing ownership of our Common Shares (whether Common Shares purchased in the open market or received upon the vesting of restricted Common Shares) will be taken into account, with ownership of all Common Shares to be valued at the greater of cost and market value. For the avoidance of doubt, once a director satisfies the target minimum share ownership level, the director will be deemed to meet the share ownership guidelines regardless of market fluctuations provided that the director does not sell any of the Common Shares that were taken into account in satisfying the ownership guidelines.

The Board of Directors acknowledged that, although the Company’s progress from a newly-formed public company to a fully-developed public company was both significant and considerable, the worldwide economic downturn continues to place considerable incremental demand on the time and attention of the Company’s directors, particularly for our non-executive Chairman. Accordingly, the Board of Directors agreed that the changes to non-employee director compensation approved by it will be implemented beginning following the Annual General Meeting in calendar 2010.

We strongly believe that the changes to non-employee director compensation approved by the Board of Directors will provide us with the ability to attract and retain talented directors who can contribute to the long-term strategic development of MF Global. The new director compensation program incorporates an appropriately-sized equity-based component into our director’s pay program, and thereby aligns the interests of our non-employee directors with the interests of our shareholders.

The following table contains information with respect to the fees and other compensation paid to non-employee directors for fiscal 2009.

FISCAL 2009 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)	Share Awards (1)		Total
Alison J. Carnwath (2)	$750,000	$999,088		$1,749,088
Eileen S. Fusco (3)	25,000	246,742		271,742
Martin J. Glynn (4)	—	187,498		187,498
Edward L. Goldberg (5)	142,500	125,622		268,122
David I. Schamis (6)	187,500	—		187,500
Lawrence M. Schloss (7)	10,000	246,742		256,742
Robert S. Sloan (8)	193,750	55,218	(8)	248,968

(1)	The amounts shown in these two columns give effect to each director’s election, with amounts shown under the heading “Share Awards” representing the expense we recognized for financial statement reporting purposes (without regard for any estimate of forfeiture related to service-based vesting) with respect to fiscal 2009 grants of restricted share awards. For a discussion of the assumptions used to calculate these values, see Note 10 to our audited financial statements included in our 2009 Annual Report on Form 10-K.
(2)	In recognition of the time that Ms. Carnwath is expected to spend in New York during her service, we agreed to provide her with use of a corporate apartment, with rental costs not to exceed $15,250 per month. The corporate apartment is used only for business purposes and is available to our officers when not in use by Ms. Carnwath. This business expense is not reflected in this table.
In addition, for Ms. Carnwath, the Share Awards column represents the expense we recognized for financial reporting purposes with respect to the one-time award of 100,000 restricted Common Shares in connection with our initial public offering. This award will vest in full in July 2010, after a period of three years following our initial public offering, subject to Ms. Carnwath’s continued service as a member of our Board of Directors. This award will also vest in full in the event of Ms. Carnwath’s death or disability, in the event of her non-reelection, in the event of her resignation with the prior consent of the Nominating and Corporate Governance Committee or under certain specified circumstances, or if she is otherwise removed for reasons that do not constitute “cause” under applicable law. The award may vest on a pro rata basis or in full, at the Compensation Committee’s discretion, in the event of her resignation without the prior consent of the Nominating and Corporate Governance Committee or other cessation of service.
(3)

In fiscal 2009, Ms. Fusco earned $25,000 from her service as Chairman of the Audit Committee of our Board of Directors. Following her appointment to our Board of Directors in September 2007, Ms. Fusco elected to receive her entire $250,000 annual director fee in the form of 9,373 restricted Common Shares, to vest in equal quarterly installments starting on December 31, 2007. The amount of restricted Common Shares granted to Ms. Fusco in 2007 was based upon the closing price of the Company’s Common Shares on the NYSE on September 18, 2007, the date these restricted Common Shares were granted, which was $26.67 per Common Share. Following her election at our 2008 Annual General Meeting to our Board of Directors, Ms. Fusco elected to receive her entire $250,000 annual director fee (pro rated to $187,500 to reflect services rendered between September 2008 through our 2009 Annual General Meeting) in the form of

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26,901 restricted Common Shares, to vest equally in three equal quarterly installments starting on December 31, 2008. The amount of restricted Common Shares granted to Ms. Fusco in 2008 was based upon the closing price of the Company’s Common Shares on the NYSE on September 10, 2008, the date these restricted Common Shares were granted, which was $6.97 per Common Share.

(4)	Following his appointment to our Board of Directors in June 2008, Mr. Glynn elected to receive his entire $250,000 annual director fee in the form of 39,062 restricted Common Shares, to vest in equal quarterly installments starting on September 30, 2008. The amount of restricted Common Shares granted to Mr. Glynn was based upon the closing price of the Company’s Common Shares on the NYSE on July 29, 2008, the date the restricted Common Shares were granted, which was $6.40 per Common Share.
(5)	In fiscal 2009, Mr. Goldberg earned $10,000 from his service as Chairman of the Nominating and Corporate Governance Committee of our Board of Directors. Following our initial public offering in July 2007, Mr. Goldberg elected to receive a portion of his $250,000 annual director fee in the form of 5,666 restricted Common Shares, to vest in equal quarterly installments starting on September 30, 2007, with the balance of the director fee (in the amount of $80,000) to be paid in cash in equal quarterly installments at the same time that his restricted Common Shares vest. The amount of restricted Common Shares granted to Mr. Goldberg in 2007 was based upon the initial public offering price per share of $30. Following his election at our 2008 Annual General Meeting to our Board of Directors, Mr. Goldberg elected to receive a portion of his $250,000 annual director fee in the form of 15,625 restricted Common Shares, to vest in equal quarterly installments starting on September 30, 2008, with the balance of the director fee (in the amount of $150,000) to be paid in cash in equal quarterly installments at the same time that his restricted Common Shares vest. The amount of restricted Common Shares granted to Mr. Goldberg in 2008 was based upon the closing price of the Company’s Common Shares on the NYSE on July 29, 2008, the date these restricted Common Shares were granted, which was $6.40 per Common Share.
(6)	Following his appointment to our Board of Directors in July 2008, Mr. Schamis elected to receive his $250,000 annual director fee in cash, to be paid in equal quarterly installments starting on September 30, 2008. Mr. Schamis’ annual director’s fee is delivered directly to J.C. Flowers & Co. LLC.
(7)	In fiscal 2009, Mr. Schloss earned $10,000 from his service as Chairman of the Compensation Committee of our Board of Directors. Following his appointment to our Board of Directors in September 2007, Mr. Schloss elected to receive his entire $250,000 annual director fee in the form of 9,373 restricted Common Shares, to vest in equal quarterly installments starting on December 31, 2007. The amount of restricted Common Shares granted to Mr. Schloss in 2007 was based upon the closing price of the Company’s Common Shares on the NYSE on September 18, 2007, the date these restricted Common Shares were granted, which was $26.67 per Common Share. Following his election at our 2008 Annual General Meeting to our Board of Directors, Mr. Schloss elected to receive his entire $250,000 annual director fee (pro rated to $187,500 to reflect services rendered between September 2008 through our 2009 Annual General Meeting) in the form of 26,901 restricted Common Shares, to vest in three equal quarterly installments starting on December 31, 2008. The amount of restricted Common Shares granted to Mr. Schloss in 2008 was based upon the closing price of the Company’s Common Shares on the NYSE on September 10, 2008, the date these restricted Common Shares were granted, which was $6.97 per Common Share.
(8)	Following his appointment to our Board of Directors in September 2007, Mr. Sloan elected to receive a portion of his $250,000 annual director fee in the form of 2,343 restricted Common Shares, to vest in equal quarterly installments starting on December 31, 2007, with the balance of the director fee (in the amount of $187,500) to be paid in cash in equal quarterly installments at the same time that his restricted Common Shares vest. The amount of restricted Common Shares granted to Mr. Sloan in 2007 was based upon the closing price of the Company’s Common Shares on the NYSE on September 18, 2007, the date these restricted Common Shares were granted, which was $26.67 per Common Share. Following his election at our 2008 Annual General Meeting to our Board of Directors, Mr. Sloan elected to receive a portion of his $250,000 annual director fee (pro rated to $187,500 to reflect services rendered between September 2008 through our 2009 Annual General Meeting) in the form of 5,380 restricted Common Shares, to vest in three equal quarterly installments starting on December 31, 2008, with the balance of the director fee (in the amount of $150,000) to be paid in cash in three equal quarterly installments at the same time that his restricted Common Shares vest. The amount of restricted Common Shares granted to Mr. Sloan in 2008 was based upon the closing price of the Company’s Common Shares on the NYSE on September 10, 2008, the date these restricted Common Shares were granted, which was $6.97 per Common Share.

The following table sets forth the unvested equity awards held by each non-employee director as of March 31, 2009.

Name	Number of Restricted Share Awards Outstanding (1)
Alison J. Carnwath	100,000
Eileen S. Fusco	8,967
Martin J. Glynn	9,767
Edward L. Goldberg	3,907
David I. Schamis	—
Lawrence M. Schloss	8,967
Robert S. Sloan	1,794

(1)	This column includes the one-time grant of 100,000 restricted Common Shares to Ms. Carnwath in connection with our initial public offering and the unvested installments of the restricted share awards that non-employee directors (other than Ms. Carnwath) received as a result of their elections to receive all or a portion of their regular annual fee in the form of an award of restricted Common Shares.

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To ensure Ms. Carnwath’s continued service during the three-year transition period following our initial public offering, Ms. Carnwath is also eligible for a retention payment equal to her initial annual cash compensation through the end of this three-year period if she is not nominated for reelection or is not reelected to the Board of Directors and/or is not reelected to the position of Chairman by the members of the Board of Directors notwithstanding her ability and willingness to continue her service, or if she resigns under certain circumstances. In such event, Ms. Carnwath would agree to provide reasonable assistance to the Board of Directors for 90 days to help transition her responsibilities to the new Chairman as a condition to this payment. Ms. Carnwath will not be entitled to a retention payment if her removal from and/or non-reelection to the position of Chairman by the Board of Directors is a result of her breach of fiduciary duties to the shareholders or other willful and material breach of her duties and obligations as Chairman that constitutes “cause” as defined in the bye-laws (excluding disability), as determined by a majority of our independent directors. In the event of a change in control of the Company, if any payments or benefits to Ms. Carnwath would be subject to an additional “golden parachute” excise tax under Section 4999 of the Internal Revenue Code, the payments would be increased so that she is not affected by the tax. However, if the tax could be avoided by reducing the payments to her by less than 5%, such a reduction would apply.

Policy Regarding Communications with the Board of Directors and our Non-Executive Directors

The Board of Directors and our non-executive directors are interested in receiving communications from shareholders and other interested parties. Shareholders and other interested parties may communicate with the Board of Directors by writing to the Board of Directors, in care of our Corporate Secretary at 717 Fifth Avenue, New York, New York 10022 or companysecretary@mfglobal.com. Our Corporate Secretary will acknowledge the communication and forward all communication she receives from shareholders to the Chairman of the Board of Directors or to the non-executive directors of the Board of Directors. Our Shareholder Communication Policy, which details how to contact our Board of Directors is available on our website, www.mfglobalinvestorrelations.com, under the link “Corporate Governance”.

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, no member of the Compensation Committee served as an officer or employee of MF Global at any time or had any relationship with MF Global requiring disclosure as a related-party transaction. During fiscal 2009, none of our executive officers served as a member of the board of directors or compensation committee of any unrelated entity that had one or more executive officers serving on our Board or Compensation Committee.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of May 29, 2009, unless otherwise specified, regarding the beneficial ownership of our Common Shares for:

•	each person who is known by us to own beneficially 5% or more of our outstanding Common Shares;
•	each of our directors and each of our current executive officers (unless otherwise indicated, the business address of each such person is 717 Fifth Avenue, New York, New York 10022); and
•	all of our current directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Common Shares subject to options or warrants that are currently exercisable or exercisable within 60 days of May 29, 2009 are considered outstanding and beneficially owned by the person holding the options or warrants for the purposes of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each shareholder identified in the table possesses sole voting and investment power over all our Common Shares shown as beneficially owned by that shareholder. Percentage of beneficial ownership is based on the number of our Common Shares outstanding as of the date of this Proxy Statement, unless otherwise specified. As of May 29, 2009, we had 121,134,686 Common Shares issued and outstanding.

	Common Shares Beneficially Owned
Name and Address of Beneficial Owner	Shares	Percentage
5% Holder:
Man Group plc (1)	22,252,667	18.4%
J.C. Flowers Group (2)	12,000,000	9.9%
Wellington Management Company, LLP (3)	9,673,130	8.0%
JANA Partners LLC (4)	9,065,182	7.5%
Citigroup Inc. (5)	7,459,485	6.2%
Columbia Wagner Asset Management LP (6)	6,732,600	5.6%
Samlyn Capital, LLC (7)	6,705,000	5.5%
Directors and Executive Officers:
Alison J. Carnwath (8)	136,500	*
Thomas Connolly	0	—
Bernard W. Dan (9)	83,334	*
Kevin R. Davis (10)	262,277	*
Eileen S. Fusco (11)	48,774	*
Martin J. Glynn (12)	39,062	*
Edward L. Goldberg (13)	27,291	*
Karel F. Harbour (14)	114,050	*
Thomas M. Harte (15)	183,776	*
Simon Healy (16)	171,111	*
J. Randy MacDonald	166,667	*
Laurence R. O’Connell (17)	101,828	*
Ira Polk (18)	467,154	*
Michael K. Roseman	0	—
David I. Schamis (19)	12,000,000	9.9%
Lawrence M. Schloss (20)	46,274	*
Robert S. Sloan (21)	7,723	*
Christopher Smith (22)	70,000	*
All directors and current executive officers as a group (14 persons): (23)	12,955,279	10.7%

*	Represents less than 1%.
(1)

Man Group plc’s address is Sugar Quay, Lower Thames Street, London, EC3R 6DU, United Kingdom. Man Group plc is the beneficial owner of all our Common Shares owned of record by Man Group UK Limited. Man Group plc is managed, and its investment decisions are made,

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by its board of directors. Man Group plc is a public company listed on the London Stock Exchange. This information is based on publicly available reports filed on February 8, 2008 with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934.

(2)

The J.C. Flowers Group’s address is c/o J.C. Flowers & Co. LLC, 717 Fifth Avenue, 26th Floor, New York, New York. The J.C. Flowers Group collectively owns 1,500,000 Series A Shares, which are generally convertible at the option of the Group into 12,000,000 shares of Common Stock. The J.C. Flowers Group includes J.C. Flowers II L.P. (“JCF Fund II”), J.C. Flowers II-A L.P. (“JCF Fund II-A”), (iii) J.C. Flowers II-B L.P. (“JCF Fund II-B”), (iv) Financial Service Opportunities L.P. (“FSO”, and together with JCF Fund II, JCF Fund II-A and JCF Fund II-B, the “JCF Funds”). Each of (a) JCF Associates II L.P., as the general partner of JCF Fund II and JCF Fund II-B, (b) JCF II Ltd., as the general partner of JCF II L.P., (c) JCF Associates II-A L.P., as the general partner of JCF Fund II-A, (d) JCF Associates II-A LLC, as the general partner of JCF II-A L.P., (e) FSO GP L.P., as the general partner of FSO, (f) FSP GP Ltd., as the general partner of FSO L.P. and (g) Mr. J. Christopher Flowers, as the sole director of JCF Associates II Ltd and FSO GP Ltd. and the sole managing member of JCF II-A LLC, may be deemed to share beneficial ownership of, or to hold shared voting or dispositive rights with respect to, the Series A Shares. However, each of the parties listed in the foregoing clauses (a) through (g) expressly disclaims beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein. This information is based on a Schedule 13D filed on July 28, 2008 with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934.

(3)	Wellington Management Company, LLP’s address is 75 State Street, Boston, Massachusetts. Wellington Management Company, LLP, in its capacity as an investment adviser, is deemed the beneficial owner of our Common Shares owned of record by its clients. This information is based on a Schedule 13G/A filed on February 17, 2009 with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934.
(4)

JANA Partners LLC’s address is 767 Fifth Avenue, 8th Floor, New York, New York 10153. JANA Partners LLC, a Delaware limited liability company, is a private money management firm which beneficially holds our Common Shares (including Common Shares underlying convertible notes and preference shares that we have issued) and in various accounts under its management and control. This information is based on a Schedule 13G/A filed on February 17, 2009 with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934.

(5)	Citigroup Inc.’s address is 399 Park Avenue, New York, New York 10043. Citigroup Inc. is a Delaware corporation. This information is based on a Schedule 13G filed on January 26, 2009 with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934.
(6)	Columbia Wagner Asset Management LP’s address is 227 West Monroe Street, Suite 3000, Chicago, IL 60606. Columbia Wagner Asset Management LP is a Delaware limited partnership and an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E). This information is based on a Schedule 13G/A filed on February 5, 2009 with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934.
(7)

Samlyn Capital LLC’s address is 527 Madison Avenue, 17th Floor, New York, New York 10022. Samlyn Capital, LLC is a Delaware limited liability company which holds our Common Shares under its management and control. This information is based on a Schedule 13G/A filed on February 17, 2009 with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934.

(8)	Of these shares, 100,000 represent restricted Common Shares Ms. Carnwath is deemed to beneficially own following her initial award of restricted Common Shares granted in connection with our initial public offering. Ms. Carnwath has voting rights, but not dispositive rights, with respect to these shares. These restricted Common Shares will vest in full on July 18, 2010, subject to Ms. Carnwath’s continued service as a member of our Board of Directors. The balance of the Common Shares are owned by the director and are not subject to any restrictions other than the resale restrictions arising by operation of the federal securities laws.
(9)	All of these shares represent restricted share units that will vest within the next 60 days representing the right to purchase 83,334 Common Shares, subject to the terms and conditions of our Amended and Restated 2007 Long Term Incentive Plan. On June 8, 2009, these restricted share units vested, and net of shares withheld to pay for tax liabilities, Mr. Dan was issued 58,792 Common Shares.
(10)	Mr. Davis resigned as our Chief Executive Officer and as a member of our Board of Directors effective as of October 28, 2008. In connection with Mr. Davis’ resignation, we agreed to fully vest all of Mr. Davis’ 808,333 outstanding restricted share units and to deliver such shares on the originally contemplated delivery date (July 18, 2010). All 983,333 of the share options previously granted to Mr. Davis were forfeited. Mr. Davis’ beneficial ownership information is provided as of October 28, 2008, the date of his resignation.
(11)	Of these shares, 8,967 represent restricted Common Shares that Ms. Fusco is deemed to beneficially own pursuant to her election to receive her prorated $187,500 annual director fee in the form of Common Shares. Ms. Fusco has voting rights, but not dispositive rights with respect to these shares. The balance of the Common Shares is owned by the director and is not subject to any restrictions other than the resale restrictions arising by operation of the federal securities laws.
(12)	Of these shares, 9,767 represent restricted Common Shares that Mr. Glynn is deemed to beneficially own pursuant to his election to receive his $250,000 annual director fee in the form of Common Shares. Mr. Glynn has voting rights, but not dispositive rights with respect to these shares. The balance of the Common Shares is owned by the director and is not subject to any restrictions other than the resale restrictions arising by operation of the federal securities laws.
(13)	Of these shares, 3,907 represent restricted Common Shares that Mr. Goldberg is deemed to beneficially own pursuant to his election to receive a portion of his $250,000 annual director fee in the form of Common Shares. Mr. Goldberg has voting rights, but not dispositive rights with respect to these shares. The balance of the Common Shares is owned by the director and is not subject to any restrictions other than the resale restrictions arising by operation of the federal securities laws.
(14)	Includes share options that will vest within the next 60 days representing the right to purchase 55,555 Common Shares, as well as vested share options representing the right to purchase 58,495 Common Shares, in each case subject to the terms and conditions of our Amended and Restated 2007 Long Term Incentive Plan.
(15)	Includes share options that will vest within the next 60 days representing the right to purchase 88,888 Common Shares, as well as vested share options representing the right to purchase 88,888 Common Shares, in each case subject to the terms and conditions of our Amended and Restated 2007 Long Term Incentive Plan, as well as 6,000 Common Shares beneficially owned by Mr. Harte.

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(16)	Of these shares, 111,111 represent vested share options. Mr. Healy resigned as our Chief Executive Officer of European Operations, effective as of January 30, 2009. We treated Mr. Healy’s resignation as voluntary, and consequently, the 222,222 unvested share options and the 333,333 restricted share units held by Mr. Healy were cancelled as of the date of his resignation. All 111,111 of the previously vested share option awards remained outstanding until June 30, 2009, at which time they expired. Mr. Healy’s beneficial ownership information is provided as of January 30, 2009, the date on which we accepted his resignation.
(17)	Includes share options that will vest within the next 60 days representing the right to purchase 47,384 Common Shares, as well as vested share options representing the right to purchase 44,444 Common Shares, in each case subject to the terms and conditions of our Amended and Restated 2007 Long Term Incentive Plan, as well as 10,000 Common Shares beneficially owned by Mr. O’Connell.
(18)	Includes vested share options representing the right to purchase 242,154 Common Shares subject to the terms and conditions of our Amended and Restated 2007 Long Term Incentive Plan, as well as 225,000 Common Shares beneficially owned by Mr. Polk. Mr. Polk retired from the Company, effective March 27, 2009. In accordance with the retirement provision contained in Mr. Polk’s award agreements, Mr. Polk was vested in all outstanding equity awards upon his retirement. Mr. Polk’s beneficial ownership information is provided as of March 27, 2009, the date of his retirement.
(19)	Mr. Schamis is an employee of J.C. Flowers & Co. LLC, which acts as an investment advisor to the JCF Funds, and the owner of indirect minority interests in such funds. However, Mr. Schamis does not have any voting or dispositive rights with respect to the Series A Shares held by the JCF Funds and disclaims beneficial ownership thereof except to the extent of any indirect pecuniary interest therein.
(20)	Of these shares, 8,967 represent restricted Common Shares that Mr. Schloss is deemed to beneficially own pursuant to his election to receive his prorated $187,500 annual director fee in the form of Common Shares. Mr. Schloss has voting rights, but not dispositive rights with respect to these shares. The balance of the Common Shares is owned by the director and is not subject to any restrictions other than the resale restrictions arising by operation of the federal securities laws.
(21)	Of these shares, 1,794 represent restricted Common Shares that Mr. Sloan is deemed to beneficially own pursuant to his election to receive a portion of his prorated $187,500 annual director fee in the form of Common Shares. Mr. Sloan has voting rights, but not dispositive rights with respect to these shares. The balance of the Common Shares is owned by the director and is not subject to any restrictions.
(22)	Mr. Smith resigned as our Chief Operating Officer and Deputy Chief Executive Officer effective as of September 10, 2008. In connection with Mr. Smith’s resignation, we agreed to fully vest all of Mr. Smith’s 566,666 outstanding restricted share units and to deliver such shares on the originally contemplated delivery date (July 18, 2010). All of the 833,333 share options previously granted to Mr. Smith were forfeited. Mr. Smith’s beneficial ownership information is provided as of September 10, 2008, the date of his resignation.
(23)	For the avoidance of doubt, this group excludes Messrs. Davis, Healy, Polk and Smith. This group does not include Mr. James Rowsell, who was appointed an executive officer of MF Global as of June 15, 2009.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Board of Directors adopted a written policy providing that the Nominating and Corporate Governance Committee review and approve transactions in excess of $120,000 of value in which we participate and in which any “Related Party” has or will have a direct or indirect material interest. “Related Party” is defined as a director or director nominee, an executive officer, a person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities or a person known by the Company to be an immediate family member of any of the foregoing. Under this policy, the Nominating and Corporate Governance Committee is to obtain all information it believes to be relevant to a review and approval of these transactions. After consideration of the relevant information, the Nominating and Corporate Governance Committee is to approve only those related-party transactions that they determine are not inconsistent with the best interests of the Company. In determining whether to approve a Related-Party Transaction, the Nominating and Corporate Governance Committee will consider, among other factors, the following factors to the extent relevant to the Related-Party Transaction:

•	whether the terms of the Related-Party Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a Related Party;
•	whether there are business reasons for the Company to enter into the Related-Party Transaction;
•	whether the Related-Party Transaction would impair the independence of a non-executive director; and
•

whether the Related-Party Transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or Related Party, the direct or indirect nature of the director’s, executive officer’s or Related Party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant.

Notwithstanding the foregoing, the following shall not be Related-Party Transactions:

•

Any transaction or relationship involving a director or a director’s immediate family member that is (1) of a kind specifically deemed not to preclude independence under the NYSE director independence standards then in effect or (2) deemed to be immaterial under any director independence standards of the Company which may then be in effect.

•	Indemnification payments made pursuant to the Company’s bye-laws or pursuant to any agreement or instrument.
•	Any transaction that involves the providing of compensation to a director or executive officer for their services in that capacity.

All Related-Party Transactions must be approved or ratified by the Nominating and Corporate Governance Committee or the Board of Directors in accordance with our policy. A Related-Party Transaction entered into without pre-approval of the Nominating and Corporate Governance Committee or the Board of Directors shall not be deemed to violate this policy, or be invalid or unenforceable, as long as the transaction is brought to either body within a reasonable period of time after it is entered into or comes to the attention of the appropriate personnel.

Relationship with J.C. Flowers & Co. LLC

We signed a definitive agreement, dated as of May 20, 2008 and as amended on June 10, 2008, which we refer to as the “investment agreement”, with J.C. Flowers II L.P., an affiliate of J.C. Flowers & Co. LLC (“J.C. Flowers”), pursuant to which J.C. Flowers agreed to provide a commitment of up to $300.0 million toward the sale of equity or equity-linked securities. Under the terms of the investment agreement, on July 18, 2008, J.C. Flowers purchased $150.0 million in aggregate liquidation preference of a new series of equity securities in the form of convertible preferred shares, which we have designated the Series A Shares. The proceeds from the investment agreement were used to repay a portion of a bridge facility that was to mature on December 12, 2008.

Subject to certain exceptions, none of the Series A Shares sold to J.C. Flowers may be transferred for a period of 12 months after closing and J.C. Flowers may not beneficially own 20% or more of our outstanding Common Shares for a period of three years after the closing, which was July 18, 2008. Immediately prior to signing the definitive agreement with J.C. Flowers, we also amended our shareholder rights plan to exclude J.C. Flowers (including any affiliate of J.C. Flowers), after the first time it becomes the beneficial owner of 15% or more of our Common Shares, and until such time as either it falls below the threshold or becomes the owner of 20% or more of our Common Shares, from the provision that triggers the rights plan when any person acquires 15% or more of our issued and outstanding Common Shares without approval of our Board.

Each Series A Share is convertible at any time at the option of the holder into our Common Shares at the rate of eight Common Shares per Series A Share, representing an initial conversion price of $12.50 per Common Share. The conversion rate and the conversion price are subject to adjustments in certain circumstances. Dividends on the Series A Shares are cumulative at the rate of 10.725% per annum, payable in cash or Common Shares, at our option, and holders will participate in Common

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Share dividends, if any. Dividends are payable if, as and when determined by the Board of Directors, but if not paid they accumulate and dividends accrue on the arrearage at the same annual rate. Accumulated dividends on the Series A Shares become payable in full upon any conversion or any liquidation of us. We will not be permitted to pay any dividends on or to repurchase our Common Shares during any period when dividends on the Series A Preference Shares are in arrears. Holders will have the right to vote with holders of the Common Shares on an “as-converted” basis. We may require the holders to convert the Series A Shares at any time after May 15, 2013 when the closing price of our Common Shares exceeds 125% of the conversion price for a specified period. If, prior to the first anniversary of the closing of the investment agreement, we sell Common Shares or securities convertible into or exercisable for Common Shares at a price less than the conversion price on the Series A Shares, we will pay J.C. Flowers a make-whole amount reflecting the difference in pricing, payable at our option in cash or Common Shares. In addition, if, prior to the first anniversary of the closing of the investment agreement (or in any offering required under any future bank financings), we sell any other series of preference shares with a dividend rate above 5.45%, the dividend rate on the Series A Shares held by J.C. Flowers will be increased so as to equal 110% of the other series’ dividend rate, with the increase to be payable at our option in cash or Common Shares. In accordance with certain adjustment provisions of the investment agreement with J.C. Flowers, which were triggered as a result of our issuance and sale of the Series B Preference Shares and certain Convertible Notes on June 20, 2008, we reduced the purchase price paid by J.C. Flowers by approximately $36.3 million and reset the annual dividend rate on the Series A Shares from 6.00% to 10.725%. We also reduced the purchase price by an additional $4.5 million in respect of J.C. Flowers’ commitment to purchase more Series A Shares than we sold to it, and we reimbursed J.C. Flowers for certain transaction-related expenses.

In connection with the investment, J.C. Flowers was granted the right to appoint one director to our Board of Directors. Pursuant to this right, on July 29, 2008, Mr. David I. Schamis was appointed to our Board of Directors. In addition, if we fail to pay dividends on the Series A Shares for six quarterly periods, whether or not consecutive, the holders of the Series A Shares will have the right as a class to elect two additional directors to our Board of Directors. The terms of the J.C. Flowers transaction are described in our current reports on Form 8-K filed with the SEC on May 23, 2008 and July 18, 2008, which we incorporate herein by reference (except for any portion of such reports which are furnished rather than filed).

Upon consummation of the J.C. Flowers investment on July 18, 2008, we entered into an agreement to grant J.C. Flowers registration rights with respect to the Series A Shares and the Common Shares into which the Series A Shares may be converted. Under the registration rights agreement, we must, subject to certain exceptions, upon J.C. Flower’s request, file registration statements to cover the resale of the Series A Shares or our Common Shares into which the Series A Shares may be converted at the request of J.C. Flowers. The registration rights agreement also entitles J.C. Flowers to register their Series A Shares or our Common Shares into which the Series A Shares may be converted if we file registration statements to register Common Shares or any other securities, either on our own accord or at the request of another shareholder.

One of our directors, Mr. Schamis, is employed as a managing director by J.C. Flowers, which acts as an investment advisor to a number of limited partnerships that hold the Series A Shares (the “JCF Funds”). In addition, Mr. Schamis owns indirect minority interests in the JCF Funds.

Potential Transaction with S3 Partners, LLC

In June 2009, in accordance with our Related-Party Transactions Policy, the Nominating and Corporate Governance Committee and the Board of Directors considered and approved a proposed related-party transaction between one of our subsidiaries and S3, a company in which one of our directors, Mr. Robert Sloan, has a majority interest. Mr. Sloan, as a member of the Nominating and Corporate Governance Committee, abstained from voting on the approval of the proposed related-party transaction.

We intend to enter into an agreement with S3 whereby we will outsource our stock lending business to a group of employees of S3 (including Mr. Sloan). During the initial phase of the arrangement, such S3 employees will become registered to us and S3’s offices will be designated a branch office of the Company. Over a period of several months, S3 will establish its own registered broker-dealer which will continue to operate the stock lending business on behalf of us and the S3 employees’ registrations will be transferred to the S3 broker-dealer. Under the current proposed structure, during the term of the arrangement, we will pay S3 a fixed administrative fee of approximately $1,000,000 annually. In addition, we will pay the S3 employees a percentage of certain profits arising from the stock lending business (collectively “Transaction- Based Income”). The allocation of the Transaction-Based Income to the S3 employees will be determined by the individual supervising the S3 employees (which may be Mr. Sloan) based on good faith recommendations from him to the Company. After S3 establishes its broker-dealer, we will pay all fees and Transaction-Based Income to the S3 broker-dealer directly. At this time, we are unable to predict the total dollar amount of these payments or Mr. Sloan’s allocation, and the final terms of our agreement with S3 may differ than what is outlined above.

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In the event the arrangement with S3 is terminated by S3 as a result of certain events (i.e., MF Global’s material breach, inability to perform, a significant fine, bankruptcy or insolvency or change of control) or if we terminate the arrangement for any reason other than a material breach by S3, we will be required to continue to pay S3, a certain percentage of profits generated from our stock lending business for a period of time following the termination. At this time, we are unable to predict the total dollar amount of these payments or Mr. Sloan’s allocation, and the final terms of our agreement with S3 may differ than what is outlined above.

The Nominating and Corporate Governance Committee and the Board of Directors have determined that if the proposed transaction between the Company and S3 is commenced, Mr. Sloan will have a material relationship with us and, as a result, will no longer be independent pursuant to the NYSE rules. Accordingly, if the proposed transaction is commenced, the Board of Directors will modify the composition of its Compensation and Nominating and Corporate Governance Committees, on which Mr. Sloan currently sits, so that Mr. Sloan is not a continuing member of such committees. We currently expect that Mr. Schamis would replace Mr. Sloan on the Compensation Committee and that no additional member will be added to the Nominating and Corporate Governance Committee, which currently has four members. In addition, the Board of Directors has determined that Mr. Sloan would remain on the Board of Directors as a non-independent director. Notwithstanding this change in designation, a majority of the directors of the Company remain independent, as determined by the Board of Directors.

Relationship with Man Group

Prior to our initial public offering in July 2007, we operated as a division of Man Group plc (“Man Group”) and were known as “Man Financial”. Man Group is a public company incorporated in the United Kingdom whose shares are listed on the London Stock Exchange. Man Group operates an asset management division, known as “Man Investments”. Man Investments is a specialist asset manager and a leading global provider of alternative investment products to private and institutional investors. In connection with the initial public offering, our business—Man Group’s brokerage division—was reorganized under a new holding company—MF Global Ltd.—and separated from our former parent company. We conduct our business independently of Man Group under the name “MF Global”. The agreement governing our separation is described below under “—Master Separation Agreement”.

For many years, we have provided services to a large number of collective investment vehicles or investment products for which Man Investments Limited acts as investment manager, investment adviser or in other capacities. We have been advised by Man Group that these investment products are independently governed legal entities—they do not form part of, nor are they controlled by, Man Investments Limited or Man Group. We also provide execution and clearing services to these investment products which we provide on an arm’s-length commercial basis. See “—Ongoing Commercial Relationship with Man Group” below.

Historically, Man Group has provided financial and administrative support to us. In connection with the initial public offering, we entered into several transitional services agreements with Man Group pursuant to which Man Group agreed to continue to provide us with administrative support for certain corporate functions, such as corporate-level coordination and support services related to our global risk-management activities, tax administration, corporate secretarial services and insurance management, for a limited transition period, and most of which have been terminated in accordance with their respective terms. Although we believe the terms of these agreements contain commercially reasonable terms that could have been negotiated with an independent third party, the terms of these agreements may later prove to be more or less favorable than arrangements we could make to provide these services internally or to obtain them from unaffiliated service providers in the future.

We have filed the agreements described below as exhibits to the registration statement relating to our initial public offering (File no. 333-143395). These summaries are qualified in their entirety by reference to the full text of the agreements.

Master Separation Agreement

We entered into a master separation agreement with Man Group that governs the principal terms of the separation of our business from Man Group. The master separation agreement and other agreements contain important provisions regarding our relationship with Man Group, including provisions relating to non-competition and non-solicitation, access and confidentiality. Neither we nor Man Group may amend, waive or assign the provisions of the master separation agreement without the written consent of the other party.

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Non-competition and Non-solicitation

We and Man Group have agreed that, for three years after the initial public offering closing date:

•

Man Group will not provide brokerage, execution or clearing services for exchange-listed futures or options, cash equities or bonds, OTC derivatives related to equities, fixed income or commodities (including contracts for differences and spread-trading) or foreign exchange to any third party, except as described in the following three bullet points:

•

Man Group may continue to operate and develop, in the normal course, those activities that it is carrying on as of the date of the separation, or that are ancillary and necessary to such activities or for its general corporate purposes.

•

Man Group may provide such services to asset managers or investment products either managed by, controlled by or affiliated with Man Group. In addition, Man Group may act as a broker of fund interests.

•

Man Group may acquire another entity that owns or operates another business that competes with us, so long as the competing business does not represent more than 10% of the acquired entity’s pretax net profits and is disposed of in an orderly fashion as soon as practicable. In addition, Man Group may hold a minority interest in a trading platform or securities exchange.

•

We will not act as an owner, operator, investment manager or commodity trading advisor (whether exercising investment discretion or merely advising) with regard to any investment fund or managed account that pursues an alternative or hedge-fund investment style, and we may not sell any such alternative funds or accounts (or any related structured products) to any third parties that distribute such funds or accounts for ultimate sale to retail customers, except as described in the following three bullet points:

•

We may carry on and expand, in the normal course, those activities in which we engage on the date of the separation, or that are ancillary and necessary to such activities or for our general corporate purposes. These permitted activities include, among others, offering individual managed accounts, having our representatives act as commodity trading advisers for individual private accounts, providing administrative services to asset managers and supporting customers in their asset allocation decisions.

•	We may create a “fund-of-funds” product which we may sell in the U.S. to our clients through our existing U.S. sales network.
•	We may engage in brokerage-related introducing broker activity.
•

We may acquire another entity that owns or operates another business that competes with Man Group, so long as the competing business does not represent more than 10% of the pretax net profits of the acquired entity’s business and is disposed of in an orderly fashion as soon as practicable.

The above restrictions on Man Group and us would also apply to its and our controlled affiliates, respectively.

The non-competition provisions of the master separation agreement limit the scope of our business activities, and thus our future growth opportunities. If these non-competition provisions limit our future growth or are not effective in preventing Man Group from competing with us, directly or indirectly, our business and results of operation may suffer. In addition, we and Man Group have agreed that, for three years after the initial public offering closing date, we and they will not employ, or solicit for employment, any employee of the other party or its subsidiaries, without prior written consent. These restrictions would also apply to each party’s controlled affiliates.

Access to Information and Confidentiality

We and Man Group have agreed to provide to each other and to our respective representatives and subsidiaries reasonable access to information that is reasonably required by either party to comply with its reporting or disclosure requirements, regulatory or judicial proceedings, or otherwise. We and Man Group have agreed that we will safeguard and treat as confidential any information exchanged, subject to customary exemptions for information that becomes public or is legally required to be disclosed.

Ongoing Commercial Relationship with Man Group

As discussed above, we have for many years provided execution and clearing services for a number of independent investment products managed by Man Investments Limited, a part of the Man Investments division of Man Group, our former parent and largest shareholder. In the past, we have generally provided these services with respect to all investment products that were either wholly or in part managed through Man Investments’ managed futures program, which is an automated and diversified managed futures trading program operated by Man Investments.

At the time of our initial public offering, we entered into new clearing agreements with certain investment funds managed by Man Investments (those in existence at March 31, 2007 and for which clearing brokerage accounts had already been opened with us prior to that date). These agreements provide for limited exclusivity for clearing (but not execution), and do not provide for clearing services relating to investment products created after March 31, 2007.

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In March 2008, we and Man Investments agreed to modify these agreements. Under the original agreement, certain Man Investments funds had an exclusive commitment to clear 90% of their trades in listed derivative instruments through us, and this commitment continues. For over-the-counter trades, mostly in foreign exchange, the original contract called for us to provide clearing services on an exclusive basis for up to 66.6% of their trades and to provide a facility of up to $800 million to fund unrealized gains. Under the new arrangement, the Man Investments funds use other providers to clear trades in forward foreign exchange contracts, while continuing to clear through us for spot foreign exchange contracts, which generally require funding support at substantially lower levels. We continue to provide segregation of funds for any unrealized gains for spot foreign exchange positions as well as a number of current forward foreign exchange transactions until such transactions settle. This change has substantially reduced and will ultimately eliminate our original obligation to provide a funding facility of up to $800 million related to certain of these over-the-counter foreign exchange activities.

We believe that our clearing agreements enable us to continue to provide services with respect to the relevant investment products substantially as we did prior to the initial public offering, at least for the contract period (subject to the modification for OTC trades described above), and that we have an opportunity to provide similar services with respect to any new products that may be created in the future, although there can be no assurance that this will be the case. Our ability to continue to derive financial benefits from these arrangements comparable to those we enjoyed prior to the initial public offering depend on the level and mix of trading activity relating to the investment products going forward, factors that we do not control.

The clearing agreements relating to the Man Investments funds generally provide for a term of 36 months (taking into account fixed term and notice periods) from the date of our separation from Man Group (July 2007), subject to cancellation by the relevant fund at any time if we fail to perform our obligations adequately or upon certain other early termination events, including in the event that our credit ratings fall below both (i) BBB (Standard & Poor’s) and (ii) Baa1 (Moody’s) (or the equivalent). In the case of each investment fund, renewal upon expiration will require a determination by the independent directors who oversee the investment fund that the quality of our services and the terms of our agreement are competitive and favorable. Because our current credit ratings are at the levels specified above, upon any future downgrades by both Standard & Poor’s and Moody’s, each of the relevant funds would have the right to terminate our clearing agreement relating to their investment products.

We also provide brokerage services with respect to several investment products managed by entities that are partially owned by Man Group. Under their current agreements with Man Group, these entities have agreed to use us to provide brokerage services for these investment products. We are not a party to any agreements between Man Group and these entities. As a result, if there were to be a change in the business relationship between Man Group and these entities, these agreements could be amended or terminated without our consent. Any such amendment or termination could result in the termination of these entities’ commitment to obtain clearing services from us for these investment products, which could have an adverse effect on our revenues. We also provide brokerage services to a number of commodity trading advisors and other investment managers to whom Man Investments makes allocations as part of its multi-manager investment programs. These services are not subject to agreements, other than customary customer agreements.

We previously acted and expect to continue to act as a distributor of Man Investments’ investment products. Several of our subsidiary companies have entered into distribution agreements with Man Investments. These agreements, which continue, enable us to earn commissions on the sale of Man Investments’ investment products and, we believe, are subject to arm’s-length commercial terms similar to those entered into by Man Investments with unrelated parties who act as distributors of the same products. In general, these distribution agreements may be terminated by either party upon not less than one month’s written notice. In addition, Man Investments may terminate an agreement upon the occurrence of certain breaches by our relevant subsidiary, the insolvency of our subsidiary or for our subsidiary’s lack of requisite governmental or regulatory authority to provide its services. Generally, our subsidiaries agree to indemnify Man Investments for any claims or losses arising from their acts or omissions under the relevant distribution agreement.

Insurance Services Agreement

In connection with our initial public offering, we entered into an agreement with Man Group pursuant to which Man Group agreed to provide us various insurance-related services for a period of 12 months following the initial public offering. On the anniversary of our initial public offering, this agreement expired, and we now perform such services with our own personnel. The services provided by Man Group included advising on several of our principal insurance policies, consultation in administering insurance contracts, consulting on claims and working with brokers and dealers in connection with policy renewals. For each of these services, we paid Man Group a fixed hourly rate. In fiscal 2009, Man Group charged us approximately $0 for these services. In addition, we paid all insurance premiums directly insurance brokers who pay to the insurers as required under the terms of each insurance policy and we reimburse Man Group for all the out-of-pocket costs that it incurs in connection with the provision of these services.

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Each service was provided in compliance with Man Group’s policy relating to procedures and methodology for complying with the Financial Services Authority’s Insurance Conduct of Business Rules. Under this agreement, Man Group was not held liable to us except in the case of fraud, negligence or willful default, in which case Man Group’s liability was capped at 100% of fees paid to it over the prior 12 months. Additionally, we agreed to indemnify Man Group due to any third party claims arising from its provision of the services. In addition, Man Group is not be liable to us or any third-party for a claim that is disputed or unpaid by an insurer because we (i) provided incorrect information to Man Group or failed to provide material information to Man Group for disclosure to an insurer or (ii) failed to notify Man Group and its relevant agent within the relevant time of a claim in order to enable Man Group to timely file such claim.

Tax Matters Deed

We entered into a tax matters deed with Man Group, pursuant to which, subject to various limitations and conditions, Man Group indemnifies us and our subsidiaries against certain tax liabilities we or our subsidiaries may incur with respect to our reorganization and separation from Man Group and the initial public offering and may incur with respect to the companies or assets that were retained by Man Group or retained by us after our reorganization and separation from Man Group. In addition, the tax matters deed requires that we pay to Man Group certain amounts that may be realized by us associated with Man Group shares awarded to our employees. Pursuant to the tax matters deed, we received $55 million from Man Group in fiscal 2008 as a deposit in respect of the tax due to the Internal Revenue Service resulting from the separation from Man Group in connection with our initial public offering, and paid that deposit over to the Internal Revenue Service. In addition, we received $8.1 million in fiscal 2009 from Man Group and have paid these deposits over to the relevant tax authorities. We expect to receive additional amounts from Man Group if and as additional taxes arising from these same transactions become payable. Further, we have deposited with Man Group approximately $35.1 million to reflect certain tax benefits associated with the issuance of Man Group shares to our employees. Other than as specified in the tax matters deed, Man Group does not indemnify us with respect to any other MF Global Ltd. or any of its subsidiaries’ tax liabilities that may arise with respect to operations prior to the initial public offering of our Common Shares. Such liabilities have been accounted for in our audited combined and consolidated financial statements in accordance with applicable accounting standards and policies.

Recapitalization of MF Global

In late April 2009, we formally requested that Man Group make a payment of $29.8 million that Man Group owes to us in connection with the recapitalization of our balance sheet at the time of the initial public offering in fiscal 2008. Man Group has recently demanded arbitration and we are exploring our options in that regard. As a result of this unresolved claim, we have reduced our shareholders’ equity as reported at March 31, 2009 by $29.8 million by recording a receivable from shareholder in shareholders’ equity. If we prevail on our claim, we would expect to restore our shareholders’ equity by the amount we receive from Man Group (if any), and if we are not successful we would expect to write off the receivable to additional paid in capital and not to increase our shareholders’ equity. The reduction in shareholders’ equity does not affect amounts reported in our earnings, our income statement or our cash position for any prior period, and we do not expect the resolution of the claim, whether favorable to us or not, to affect our earnings or our income statement for the current or any future period, although any amounts we recover would increase our cash position. This matter is at an early stage and we intend to pursue this claim vigorously.

Other Commercial Arrangements

Shared Occupancy and Facilities Agreement

U.K. Facilities. Since our separation from Man Group, our subsidiaries shared and co-occupied with several other subsidiaries of Man Group certain office space in the United Kingdom, which are referred to as Sugar Quay and the Disaster Recovery facility at Kings Hill. In fiscal 2009, Man Group charged us rent of approximately $2.1 million, and fees of approximately $4.5 million for the ability to share these premises and receive these services. The arrangements require Man Group to provide normal building services together with specific services such as standby generation and shared use of certain other facilities in the building.

Chicago Facilities. Prior to our reorganization and separation from Man Group, one of our subsidiaries, MF Global Inc., shared and co-occupied certain premises in Chicago, Illinois with a subsidiary of Man Group, which MF Global Inc. leased from an unrelated third party. These premises continue to be used by us and Man Group as a backup site to ensure business continuity in the event of a severe business interruption. Under a facility sharing agreement relating to these premises, Man Group

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paid us a pro rata share of the monthly rent, insurance costs and additional charges that its subsidiary incurs pursuant to the lease. In fiscal 2009, our subsidiary charged Man Group approximately $115,206 for the ability to co-occupy and share these premises. In addition, we have agreed to provide certain cleaning, custodial and security services to Man Group’s subsidiary under this agreement. Neither party may assign their rights under this agreement without the prior written consent of the other party and the landlord.

Guarantee of Client Credit Arrangements

In the course of their business, our subsidiaries enter into credit arrangements with their clients to support those clients’ trading activities. In the past, Man Group routinely guaranteed these credit arrangements on behalf of our subsidiaries. In addition, Man Group entered into similar credit arrangements with some of its own clients, and these arrangements have been guaranteed by MF Global Finance USA Inc. In connection with our reorganization and separation from Man Group, we assumed Man Group’s guarantees on behalf of our subsidiaries. Man Group also assumed MF Global Finance USA Inc.’s guarantees on behalf of Man Group’s clients.

Telephony Services and Human Resources

We entered into a transitional agreement with Man Group relating to the provision of telephony-related services as long as we are located at Sugar Quay, unless terminated earlier. In addition, we entered into a transitional agreement with Man Group relating to the transfer of certain employees from Man Group to us and which governs our rights and obligations, as well as those of Man Group, with respect to such transfers. The transitional agreements for human resources terminated in June 2008.

Shareholder Rights of Man Group

In connection with our initial public offering, we entered into a master separation agreement (described above) and a registration rights agreement with Man Group, which governs Man Group’s rights as a shareholder.

Right to Restrict Share Repurchases

Under our master separation agreement, for as long as Man Group retains at least 5% of our Common Shares (but in no event after January 24, 2010 or after any change of control of Man Group), we will not be permitted to repurchase any of our outstanding Common Shares or take any other action that would cause Man Group’s share ownership (direct or indirect) to rise to 20% or more, without its prior written consent. This restriction could significantly limit our ability to repurchase our shares in the open market or otherwise. In some cases and if Man Group consented, we could decide to purchase shares from Man Group in order to enable us to make other repurchases or take other action without breaching this limitation. If we breach this limitation, then Man Group will acquire several rights such as the right to representation on our Board of Directors, a right of access to information relating to our finances and other information about our business and affairs as well as the right to delay or prohibit certain developments in our business. These rights will terminate on the earlier of January 24, 2010 or after any change of control of Man Group.

Registration Rights

The registration rights agreement sets forth customary registration procedures, and provides the following rights to Man Group:

Demand Registration Rights. Subject to certain restrictions, Man Group has the right to require us to file a registration statement in order to permit Man Group to sell its Common Shares, provided that Man Group intends to sell the greater of $50,000,000 or 5% of the value of all our outstanding Common Shares. If requested by Man Group, we will be obligated to file a registration statement within 45 days and have it declared effective as soon as possible thereafter. Man Group may request up to five demand registrations. On March 6, 2009, at the request of Man Group UK Limited, a subsidiary of our former parent company, Man Group plc, we registered the outstanding common shares currently held by Man Group UK Limited for sale under its registration rights agreement.

Piggy-back Registration Rights. In addition, if we file a registration statement for an offering of our Common Shares by us or by shareholders other than Man Group (subject to certain exceptions), Man Group will have the right to require us to register its shares.

Shelf Registration Rights. Man Group is entitled to request on three occasions that we file and maintain a shelf registration statement for the resale of all or any portion of the shares owned by them. Man Group is permitted to sell its shares under a shelf registration statement at any time and from time to time, in underwritten offerings, brokers’ transactions or otherwise.

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Other provisions. The registration rights agreement remains in effect with respect to the Common Shares covered by the agreement until those shares (1) have been sold pursuant to an effective registration statement or pursuant to Rule 144 of the Securities Act, (2) have been sold in a transaction where a subsequent public distribution of the shares would not require registration or (3) are no longer outstanding. In any event, the period will not extend beyond three years after the pricing of the initial public offering of our Common Shares (subject to extension for a limited period). We will be permitted to defer registration and any offering by Man Group if our Board of Directors determines that doing so will enable us to avoid disclosure of material information that would not be in our best interests or to avoid materially interfering with a material pending or proposed transaction. We could do so only twice, and for only a total of 90 days, in any rolling period of 365 days.

In connection with a demand or shelf registration, Man Group will select the underwriters with our consent, which we may not unreasonably withhold, and any underwriting discounts or commissions attributable to the sale of the registrable shares or fees and expenses of counsel representing Man Group will be borne by Man Group. All other expenses of the registration will be borne by us.

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EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management of the Company. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Fiscal 2009 Compensation Committee:

Lawrence M. Schloss (Chairman)

Martin J. Glynn

Robert S. Sloan

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the principles, policies and practices that formed the foundation of our executive compensation program in fiscal 2009 and explains how they applied to five of our executive officers: our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executives. In addition, we also discuss the compensation of our former Chief Executive Officer, former interim Chief Financial Officer, former Chief Operating Officer and former Chief Executive Officer of European Operations. These nine executives are named in the Summary Compensation Table that follows this Compensation Discussion and Analysis, and we collectively refer to them as our “named executive officers”.

Since our initial public offering, we have continued to modify our compensation framework for both our named executive officers and our other employees to achieve our compensation objectives and business goals. The decisions relating to fiscal 2009 annual compensation were based on various factors, including the amount of time and attention required by our new Chief Executive Officer and Chief Financial Officer in reorganizing the Company, which included the strengthening of its senior leadership team, building a global governance model, developing a clear framework for growing the Company both organically and by acquisition, rationalizing businesses relative to opportunities, optimizing our capital structure, enhancing shareholder communication through greater transparency of information, strengthening our risk management and improving our allocation of resources on a global basis. The Compensation Committee also reviewed the competitive landscape through an analysis of the compensation peer group, discussed in more detail under the heading “—Compensation Peer Group and Benchmarking” below. Management’s efforts in fiscal 2009 have resulted in significant improvements to our operating model, introduction of scale to the business and reduced the overall risk profile of the Company.

The Compensation Committee believes that its decisions appropriately link the annual pay of our most senior executives to our overall performance and we remain committed to aligning the interests of our executives with that of our shareholders by increasing the portion of annual compensation paid in the form of long term equity-based compensation. The Compensation Committee’s decisions with respect to fiscal 2009 are discussed in more detail under the heading “—Compensation Decisions for Fiscal 2009” below.

The Compensation Committee is responsible for overseeing the compensation of our Chief Executive Officer and other executive officers, for determining the total compensation package for our named executive officers, for setting the annual compensation level and mix and for administering our compensation plans related to our executive officers. For a discussion of the Compensation Committee’s role and responsibility, see “Corporate Governance—Board Meetings and Committees—Compensation Committee” above. A copy of the Compensation Committee’s charter is available on our web site at www.mfglobalinvestorrelations.com under the link “Corporate Governance”.

Compensation Objectives and Guiding Principles

We believe that highly talented, dedicated and results-oriented executives and other employees are critical to our growth and long-term success. As for most companies, our executive compensation program is designed to enable MF Global to:

•	Attract and retain highly talented, dedicated, results-oriented executives and other employees with competitive compensation packages;
•

Align the long-term economic interests of our key employees with those of our shareholders by increasing the portion of annual compensation paid in the form of long-term equity-based compensation and by paying executives with higher levels of responsibility with a greater percentage of their long-term equity incentive grant in the form of performance-based awards;

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•	Make compensation sensitive to both individual and company performance, and for our senior executives, emphasizing the elements of compensation that are “at risk”; and
•	Promote transparency through the use of relatively few, straightforward compensation components.

Four basic principles guide the Compensation Committee in establishing our executive compensation program and evaluating its effectiveness in helping us achieve our goals and objectives relating to competitive executive compensation:

•

Offer a total compensation package that is designed to attract, motivate and retain talent of the caliber necessary to deliver successful business performance, in both absolute terms and relative to the performance of competitor companies.

•	Link pay to company and individual performance, in both absolute terms and relative to the performance of competitor companies.
•

Set compensation levels by comparing the Company’s pay levels and practices to the practices of other companies in the compensation peer group (discussed in more detail under the heading “—Compensation Peer Group and Benchmarking” below) where the Company primarily competes for executive talent.

•

Retain the flexibility the Company needs to support its success at this stage of its development, and to respond to changing market conditions, by not implementing any rigid annual incentive formulas or entitlements. See the discussion below under the heading “—2010 Changes to the Company’s Annual Incentive Plan and Long Term Equity Incentive Compensation Plan” for a discussion of changes to our executive compensation program in fiscal 2010.

Compensation Decisions for Fiscal 2009

Discretionary annual bonuses typically are determined after the completion of each fiscal year and are based on individual and company-wide performance. The Compensation Committee considered annual incentive payments and long-term equity grants at its May 14 and June 9, 2009 meetings and related executive sessions. In determining discretionary annual compensation, the Compensation Committee considers an executive’s success in executing strategy throughout the year, effective leadership, absolute and relative performance and other criteria deemed appropriate.

As a general matter, the Compensation Committee receives the recommendation of our Chief Executive Officer and Senior Vice President—Human Resources with respect to the compensation of our other executive officers, and none of our officers will make a recommendation as to the compensation of our Chief Executive Officer. All executive compensation decisions are made within the Compensation Committee’s discretion, and members of our human resources department participate in the compensation process by providing the Compensation Committee with the information necessary for the Compensation Committee to make its determinations.

The Compensation Committee is scheduled to review our compensation objectives and philosophies and our executive compensation program on an annual basis to determine if our program is effective in achieving our objectives. The Compensation Committee also intends to continue our practice of making executive salary decisions annually. At such time, the Compensation Committee may determine the amount and mix of total compensation to be paid to our executive officers. The Compensation Committee may examine and consider our performance during the previous year in establishing the current year’s compensation. See the discussion below under the heading “—2010 Changes to the Company’s Annual Incentive Plan and Long Term Equity Incentive Compensation Plan” for a discussion of changes to our executive compensation program in fiscal 2010.

Use of Compensation Consultants and Other Advisors

The Compensation Committee may, in its discretion, use an outside compensation consultant or other professional or expert to provide data and advice to the Compensation Committee regarding the compensation of our executives and to assist the Compensation Committee in performing its other responsibilities. The retention and, where appropriate, termination of any such compensation consultant or other professional or expert are at the Compensation Committee’s sole discretion, and such decisions are made without the participation of any executive officer or other member of management. Although the Company pays its compensation, the Compensation Committee approves the fees to the compensation consultant or other professional or expert and any other terms related to the consultant’s engagement.

The Compensation Committee continues to retain Mercer as its outside compensation consultant. Mercer reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the Chairman of the Compensation Committee, and also regularly attends Compensation Committee meetings and related executive sessions. Mercer generally reviews, analyzes and provides evaluative advice about the Company’s executive compensation programs for senior executives in relation to the objectives of those programs, including comparisons to designated peer group companies

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and comparisons to “best practices,” and provides information and advice on competitive compensation practices and trends, governance issues, and projects of current interest to the Compensation Committee, such as changes to the design of the Company’s long-term incentive program and other executive compensation programs (see the discussion below under the heading “—2010 Changes to the Company’s Annual Incentive Plan and Long Term Equity Incentive Compensation Plan”). In fiscal 2009, Mercer also advised the Compensation Committee on non-employee director compensation (see “Corporate Governance—Compensation of Directors” above) and the employee share option exchange program for which the Company is soliciting shareholders’ approval. See “Proposal Two—Approval of a One-time Employee Share Option Exchange Program”. Mercer responds on a regular basis to questions from the Compensation Committee and the Compensation Committee’s other advisors, providing them with their opinions with respect to the design and implementation of current or proposed compensation programs. Mercer did not provide any consulting services to the Company or its management in fiscal 2009.

The Compensation Committee may also use the services of MF Global’s regular corporate legal counsel with respect to legal matters or, in its discretion, retain other legal counsel if it determines that such counsel is necessary or appropriate under the circumstances.

Compensation Peer Group and Benchmarking

The Compensation Committee, based on input from Mercer, annually reviews the makeup of a compensation peer group and makes adjustments to the composition of the group as it deems appropriate in order to design and determine compensation for our executive officers. In fiscal 2009, Mercer reviewed the then-current peer group and recommended that the Compensation Committee replace the existing peer group with a peer group comprised of a different group of 15 companies in the U.S. financial services industry (“Compensation Peer Group”) that are the primary companies with which we compete for executive talent. The Compensation Committee believes that use of the Compensation Peer Group is the most effective method to evaluate and set the compensation needed to attract, motivate and retain the executive talent needed to manage the Company’s businesses and operations successfully. Use of this Compensation Peer Group also provides a basis for the Company to obtain accurate, representative compensation information for the majority of its positions. For the purpose of determining fiscal 2009 base salary, annual incentive compensation and long-term equity incentive compensation for our current executive officers, the Compensation Peer Group consisted of the following companies:

Blackstone Group	GFI Group, Inc.	Nasdaq Omx Group Inc.
CME Group Inc.	Interactive Brokers Group	NYSE Euronext
E-Trade Financial Corp.	Intercontinental Exchange	Och-Ziff Capital Mgmt.
Fcstone Group, Inc.	Jefferies Group, Inc.	Schwab (Charles) Corp.
Fortress Investment Group	Lazard, Ltd.	TD Ameritrade Holding

Following the end of fiscal 2009, the Compensation Committee and our Chief Executive Officer evaluated our other executive officers, based on individual performance, the Company’s year-end operating results and market conditions. Using the Compensation Peer Group’s pay practices as a benchmark, the Compensation Committee, with the assistance of our Chief Executive Officer, set executive officer compensation, specifically annual incentive and long-term equity incentive compensation, at the market mid-range of the Compensation Peer Group’s pay practices. The Compensation Committee focused on those companies within the Compensation Peer Group that it believed were most closely aligned with the Company based on revenues, total assets and market value. This sub-set of the Compensation Peer Group consisted of E-Trade Financial Corp., GFI Group, Inc., Interactive Brokers Group, Jefferies Group, Inc. and Schwab (Charles) Corp.

Elements of Named Executive Officer Compensation and Benefits

The elements of our executive compensation program are:

•	Base salary;
•	Annual incentive compensation;
•	Long-term equity incentive compensation;
•	Retirement benefits; and
•	Other benefits and perquisites.

We believe that the use of relatively few, straightforward compensation components promotes the effectiveness and transparency of our executive compensation program.

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Base Salary

We provide our executive officers with a level of base salary in the form of cash compensation that we intend to be appropriate in light of their roles and responsibilities within our organization. Base salaries provide stable compensation to executives, allow us to attract competent executive talent, maintain a stable management team and, through periodic merit increases, provide a basis upon which executives may be rewarded for individual performance. The annual base salaries for our continuing named executive officers for fiscal 2009 are set forth below:

Name & Principal Position	Fiscal 2009 Annual Base Salary
Bernard W. Dan, Chief Executive Officer	$750,000	(1)
J. Randy MacDonald, Chief Financial Officer	450,000
Karel F. Harbour, Chief Operating Officer	318,911	(2)
Laurence O’Connell, Managing Director of Asia/ Pacific Operations	420,333	(3)
Thomas M. Harte, Managing Director of North American Operations	289,059

(1)	Mr. Dan’s annual base salary from June 1, 2008, his employment commencement date, through October 31, 2008 was $600,000. In connection with his promotion to Chief Executive Officer, Mr. Dan’s base salary was increased, with effect from November 1, 2008, to $750,000.
(2)	Mr. Harbour’s compensation is denominated in pounds sterling and has been converted into U.S. dollars using an exchange rate of $1.7192/£1.
(3)	Mr. O’Connell’s compensation is denominated in Singapore dollars and has been converted into U.S. dollars using an exchange rate of $0.6945/SGD$1.

The base salary levels of continuing executive officers are reviewed annually. The Compensation Committee has not approved any adjustments to our continuing named executive officers’ base salaries for fiscal 2010.

Annual Incentive Compensation

Our total compensation framework emphasizes the variable component of compensation. The base salary paid to our most senior executives historically constituted a relatively small part of overall annual compensation and we intend to continue this philosophy.

Annual incentive compensation is determined after the completion of each fiscal year and is based on individual and company-wide performance. Such performance is evaluated both against internal measures and against competitors. Although the Compensation Committee may evaluate performance against pre-determined objectives for each fiscal year, we have generally not implemented any rigid annual incentive formulas or entitlements. Instead, annual incentive compensation for our named executive officers has been discretionary in whole or in significant part. We believe this has allowed us the flexibility we needed to support our success at the early stages of our development and to respond to changing market conditions. Fiscal 2009 was a volatile year for the financial services industry and the Company and the Compensation Committee took these factors into account as well as partial years of service and contractual obligations when determining annual incentive compensation.

Annual incentive compensation, if any, is generally paid in the first quarter after the end of each fiscal year. The annual incentive compensation awarded to our continuing named executive officers for fiscal 2009 is set forth below:

Name & Principal Position	Fiscal 2009 Annual Bonus
Bernard W. Dan, Chief Executive Officer	$1,500,000
J. Randy MacDonald, Chief Financial Officer	1,250,000
Karel F. Harbour, Chief Operating Officer	1,000,000	(1)
Laurence O’Connell, Managing Director of Asia/ Pacific Operations	1,000,000	(1)
Thomas M. Harte, Managing Director of North American Operations	200,000

(1)	Mr. Harbour’s and Mr. O’Connell’s annual bonus was determined in dollars, but will be paid in pounds sterling and Singapore dollars, respectively.

As mentioned above, the decisions relating to fiscal 2009 annual compensation were based on various factors, including the amount of time and attention required by our new Chief Executive Officer and Chief Financial Officer in reorganizing the Company, which includes the strengthening of its senior leadership team, building a global governance model, developing a

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clear framework for growing the Company both organically and by acquisition, rationalizing businesses relative to opportunities, optimizing our capital structure, enhancing shareholder communication through greater transparency of information, strengthening our risk management and improving our allocation of resources on a global basis.

Mr. Healy also received cash incentive compensation for the portion of fiscal 2009 during which he was employed by us because he participated in a quarterly performance arrangement based on a percentage of the gross commissions net of exchange fees, brokerage fees, adjustments and rebates, less allocated expenses for staff and operating costs, for MF Global’s interest rate products business for designated offices. For fiscal 2009, Mr. Healy earned an aggregate bonus amount of $1,952,451 as converted into U.S. dollars based on an exchange rate of $1.7192/£1 under this arrangement.

With the assistance of Mercer, the Compensation Committee has adopted and recommended to the Board of Directors a new executive compensation plan commencing fiscal 2010. For a discussion of this new plan, see the discussion below under the heading “—2010 Changes to the Company’s Annual Incentive Plan and Long Term Equity Incentive Compensation Plan”.

Long Term Equity Incentive Compensation

For years in which we make annual incentive awards, we expect that they will be paid in a combination of cash and long term equity-based compensation, as determined by our Compensation Committee in its discretion. We believe that long-term performance is enhanced through an “ownership culture” and therefore expect over time that an increasing portion of our executive compensation program will consist of paying equity-based compensation. The Compensation Committee continues to review its long term equity incentive compensation objectives and philosophy with Mercer in order to determine how to utilize it effectively in the future, thereby aligning the interests of our executives with that of shareholders. We remain committed to aligning the interests of our executives with that of our shareholders by increasing the portion of annual compensation paid in the form of long term equity-based compensation. See the discussion below under the heading “—2010 Changes to the Company’s Annual Incentive Plan and Long Term Equity Incentive Compensation Plan” for a discussion of changes to our executive compensation program in fiscal 2010.

In June 2009, the Compensation Committee made the following long term incentive grants in the form of restricted share units and share options to named executive officers:

Name & Principal Position	Restricted Share Units	Share Options
Bernard W. Dan, Chief Executive Officer	168,919	168,919
J. Randy MacDonald, Chief Financial Officer	168,919	168,919
Karel F. Harbour, Chief Operating Officer	45,045	45,045
Laurence O’Connell, Managing Director of Asia/ Pacific Operations	56,306	56,306
Thomas M. Harte, Managing Director of North American Operations	—	—

These grants are also reflected on the Fiscal 2009 Grant of Plan Based Awards table. See “—Fiscal 2009 Compensation—Fiscal 2009 Grants of Plan-Based Awards”. Both the restricted share units and options granted vest over a three-year period. The share options have an exercise price equal to the closing price of the Company’s Common Shares on the NYSE on June 10, 2009, the date these share options were granted, which was $5.92. Vested share options remain exercisable during employment with us until the seventh anniversary of the date of grant. The restricted share unit and share option holdings at the end of fiscal 2009 are detailed below under “—Outstanding Equity Awards at Fiscal Year-End”.

Retirement Benefits

We provide retirement benefits only through defined contribution plans, except that we continue to provide benefits consistent with one Man Group U.K. defined benefit pension plan. This plan was closed to new participants in 1999. In general, our named executive officers will participate in these plans on the same basis as all other employees.

The particular plans provided are based on the location of the executive, and, to the extent local law mandates particular coverage, these benefits will not be at our discretion. For our U.S. employees, we provide retirement benefits through a 401(k) plan, and for our U.K. employees, we provide retirement benefits through a separate U.K. defined contribution plan. A description of the material terms of these plans are described below under “—Fiscal 2009 Compensation—Post Employment Compensation”. Similar plans are provided to employees in other countries in a manner consistent with local statutes and competitive practice.

In the U.K., Man Group (our former parent company) maintains a legacy defined benefit pension plan that was closed to new participants in 1999. Some of our U.K. employees, who were employed by Man Group before 1999, participated in this pension

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plan. We anticipate providing a limited number of our U.K. employees (including Messrs. Smith and Healy) defined benefit pension benefits for a period of time. These employees will not participate in the U.K. defined contribution plan. The material terms of the U.K. legacy defined benefit plan is described below under “—Fiscal 2009 Compensation—Post-Employment Compensation”.

Other Benefits and Perquisites

We also maintain employee benefit programs for our executive officers and other employees. Our named executive officers generally participate in our employee health and welfare benefits on the same basis as all employees. In addition to these generally available benefits, Messrs. Dan, Davis, MacDonald, Harte and Polk are eligible to receive supplemental medical, dental and vision coverage during employment, and, subject to a ten year service requirement, after retirement through our executive medical reimbursement program. This coverage is subject to an annual cap on benefits and is secondary to our basic group coverage up to age 65. Our named executive officers are eligible to participate, on the same basis as all employees, in tax-qualified share purchase plans that we sponsor in the U.S. and the U.K. to allow our employees to purchase our Common Shares at a slightly discounted price through payroll deductions, subject to certain maximums.

We do not have a formal perquisite policy, although the Compensation Committee periodically reviews perquisites for our named executive officers in the context of new employment agreements. We believe that the perquisites are reasonable in comparison to those typically provided by peer companies and that perquisites constitute a small component of total compensation for each named executive officer. The perquisites provided to our named executive officers in fiscal 2009 are described below under “—Fiscal 2009 Compensation—Fiscal 2009 All Other Compensation”.

Employment Agreements

We have entered into employment agreements with our named executive officers. These employment agreements are based generally on a consistent format, and provide assurances as to position, responsibility, location of employment, and certain compensation terms that, if breached, would constitute “good reason” to terminate employment with us. They also provide certain post-employment restrictions for a period of time on the executive’s ability to solicit clients or employees, or to compete directly with us. Each agreement is structured to have a perpetual term, other than the amended agreement with Mr. Dan discussed below, which provides for a specific term that can be extended by MF Global. In particular, the agreements generally provide for:

•	Minimum salaries in the amounts we have described;
•	Annual bonuses at the discretion of our Compensation Committee;
•	Participation in all of our executive compensation plans, including equity plans, on the same basis as our other senior executives; and
•

Termination benefits, including, in specified circumstances, severance payments. Termination benefits and the associated restricted covenants for each executive officer are described below under “—Fiscal 2009 Compensation—Potential Payments on Termination and Change in Control”.

Although the employment agreements generally do not provide for specific “change in control” benefits, the employment agreements for the named executive officers (other than Mr. Harbour) do protect the executives from any additional excise tax that could be imposed on them as a result of a termination of employment or other payments deemed made in connection with a future change in control. A discussion of these protections can be found under “—Fiscal 2009 Compensation—Potential Payments on Termination and Change in Control—Employment Agreements”.

In fiscal 2010, we amended and restated the employment agreement with Mr. Dan to reflect his promotion to Chief Executive Officer. A discussion of the material terms of the amended employment agreement can be found under “—Fiscal 2009 Compensation—Potential Payments on Termination and Change in Control—Employment Agreements—Amended and Restated Employment Agreement with Bernard W. Dan”.

On January 3, 2008, Mr. Polk assumed the role of interim Chief Financial Officer. He held this position through April 2, 2008, in addition to retaining his role as Chief Administrative Officer. On March 27, 2009, Mr. Polk retired from the Company.

On September 10, 2008, Mr. Smith resigned as Chief Operating Officer and Deputy Chief Executive Officer. In connection with Mr. Smith’s departure, we entered into a transition agreement and release that replaced his employment agreement. The terms of the transition agreement are described under “—Fiscal 2009 Compensation—Potential Payments on Termination and Change in Control—Employment Agreements—Smith Transition Agreement”.

On October 28, 2008, Mr. Davis resigned as Chief Executive Officer and as a member of our Board of Directors. In connection with Mr. Davis’ departure, we entered into a transition agreement and release that replaced his employment agreement. The

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terms of the transition agreement are described under “—Fiscal 2009 Compensation—Potential Payments on Termination and Change in Control—Employment Agreements—Davis Transition Agreement”.

Effective as of January 30, 2009, Mr. Healy resigned as Chief Executive Officer of European Operations. The Company treated Mr. Healy’s resignation as voluntary which did not trigger any termination-related payments.

During fiscal 2009, the Company strengthened its senior management team with a new Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and certain other executives. In reviewing the severance and related termination provisions contained in the employment agreements of departing executives (which were put in place at the time of our initial public offering), the Compensation Committee and the Board of Directors determined that new contracts with executives should reflect certain reduced entitlements, including relating to severance payments. This change in framework is reflected in Mr. Dan’s amended and restated employment agreement. See “—Fiscal 2009 Compensation—Potential Payments on Termination and Change in Control—Employment Agreements—Amended and Restated Employment Agreement with Bernard W. Dan.”

2010 Changes to the Company’s Annual Incentive Plan and Long Term Equity Incentive Compensation Plan

As discussed above, the Compensation Committee reviews our compensation objectives and philosophies and our executive compensation program on an annual basis to determine if our program is effective in achieving our objectives. During fiscal 2009, with the assistance of Mercer, the Compensation Committee completed a comprehensive review of the design of the Company’s executive compensation program. This was particularly important following the completion of the Company’s transition to a public company. In fiscal 2009, management developed a new governance model realigning product lines and corporate functions on a global basis. To support this realignment, the Compensation Committee also realigned performance metrics along global functional lines as part of the executive performance assessment process beginning in fiscal 2010.

On the basis of their annual review, the Compensation Committee has determined that base salaries, annual incentive compensation, and long-term incentive awards of executive officers will continue to fall within the market mid-range of the Compensation Peer Group effective for fiscal 2010. The annual incentive plan and the long term equity incentive compensation plan will provide for opportunities for significantly above-mid-range rewards for significantly above-mid-range performance. Additionally, a number of changes were made to the overall design and to specific pay-for-performance linkages for the Company’s senior executives.

Effective fiscal 2010, annual incentive awards will be based on more structured and clearly-defined annual performance goals established at the beginning of the fiscal year in four measurement areas relating to the Company’s financial, marketplace, operational and strategic objectives for that year. Senior executives will be rated using a balanced scorecard approach, and the Compensation Committee will evaluate performance compared to these goals, as well as by applying certain other discretionary factors, to determine individual awards for executive officers. The total annual incentive pool available to support discretionary incentive awards to all executives participating in the annual incentive plan will be based, in part, on adjusted earnings per share (EPS) targets established at the beginning of each fiscal year.

The Compensation Committee intends to provide long term equity incentive grants in the form of a combination of performance-based restricted shares and/or restricted share units and time-lapse restricted shares and/or restricted share units, with the mix varying by level of responsibility within the Company. Executives with higher levels of responsibility will receive a higher percentage of their long term equity incentive compensation grant in the form of performance-based restricted shares and/or restricted share units. For fiscal 2010, the Company will deliver long-term equity incentive grants in the form of performance-restricted share units and time-lapse restricted share units, both settled in shares.

The Company also intends to continue to enhance its claw-back and recoupment protections included in its employment arrangements with employees, including executive officers. Certain programs are already in place. By way of example, it is the Company’s intention to include, like it has in Mr. Dan’s amended and restated employment agreement, recoupment protection in the event of a restatement of the Company’s financial statements.

The Company remains committed to aligning the financial interests of the Company’s executives with those of its shareholders, in both the short and long term; providing incentives for achieving and exceeding the Company’s short-term and long-term goals; attracting, motivating and retaining highly competent executives by providing total compensation that is competitive with compensation paid at other well-managed companies in the U.S. financial services industry; and differentiating the level of compensation paid to executives based on individual and business function performance, leadership potential, and level of responsibility within the organization. Individual performance will be rated based upon demonstrated leadership skills, accomplishment of objectives, business or functional accountabilities, and personal contributions.

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Tax and Accounting Considerations

When it reviews compensation matters, the Compensation Committee considers the anticipated tax treatment of various payments and benefits to MF Global and, when relevant, to its executives. The provisions of Section 162(m) of the Internal Revenue Code generally disallow a tax deduction to a publicly-traded company that pays compensation in excess of $1,000,000 to any of its named executive officers in any taxable year, unless the compensation plan and awards meet certain requirements. Under a transition rule under Section 162(m), compensation paid pursuant to a compensation plan adopted before our initial public offering in fiscal 2008 and disclosed in accordance with applicable securities laws at that time, such as our Amended and Restated 2007 Long Term Incentive Plan, is not subject to the $1,000,000 limit until the earliest to occur of: (i) the expiration of the plan; (ii) the material modification of the plan; (iii) the issuance of all available shares and other compensation that has been allocated under the plan; and (iv) the first meeting of shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the offering occurs ( i.e., December 31, 2010). We intend to continue to rely on this exemption with respect to our Amended and Restated 2007 Long Term Incentive Plan and will endeavor to structure other compensation to qualify as performance-based under Section 162(m) where it is reasonable to do so while meeting our compensation objectives.

During fiscal 2009, the Compensation Committee amended each of the Company’s U.S. executive officer employment agreements, as well as our Amended and Restated 2007 Long Term Incentive Plan, to comply with Section 409A of the Internal Revenue Code and the applicable regulations, a tax law enacted in 2004 that governs “nonqualified deferred compensation.”

When determining amounts of grants under our Amended and Restated 2007 Long Term Incentive Plan, the Compensation Committee examines the accounting cost associated with the grants. Under Statement of Financial Accounting Standard No. 123(R), grants of share options, restricted shares, restricted share units and other share-based payments result in an accounting charge for MF Global. This charge is taken into account by the Compensation Committee in determining to take a “portfolio” approach to equity grants, awarding both share options and restricted share units.

Conclusion

The Company’s compensation framework is designed to attract, retain and motivate our executive officers, to align their interests with the creation of shareholder value and to reward them for both individual and company performance. The Compensation Committee believes that its compensation decisions for fiscal 2009 appropriately take into account industry and company-specific developments during the year and position us for success against the challenges of fiscal 2010.

Fiscal 2009 Compensation

Compensation of the Named Executive Officers

Before our initial public offering, which was completed in the second quarter of fiscal 2008, our employees were compensated by Man Group plc (our former parent until the initial public offering in July 2007). Accordingly, for fiscal 2007 and in fiscal 2008 before the completion of our initial public offering, Man Group determined the compensation of our executives. To provide you with a complete picture of the compensation of our named executive officers for fiscal 2007, fiscal 2008 and fiscal 2009, the information in these tables includes the compensation paid to them by Man Group for fiscal 2007 and fiscal 2008.

The following tables contain information about our Chief Executive Officer, our Chief Financial Officer the three other most highly paid executive officers at the end of fiscal 2009, our former Chief Executive Officer, our former interim Chief Financial Officer, our former Chief Operating Officer and our former Chief Executive Officer of European Operations. Please see “—Compensation Discussion and Analysis” for additional detail regarding our compensation practices.

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Summary Compensation Table—Fiscal 2009*

Name & Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Options Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value (5)	All Other Compensation (6)	Total
Current Executives

Bernard W. Dan, Chief Executive Officer (7)	2009	$537,500	$1,500,000	$914,630	$49,644	—	—	$13,657	$3,015,431

J. Randy MacDonald, Chief Financial Officer (7)	2009	448,295	1,250,000	1,660,849	—	—	—	21,295	3,380,439

Karel F. Harbour, Chief Operating Officer (8)	2009	318,911	1,000,000	1,665,149	592,733	—	—	126,322	3,703,115

Laurence O’Connell, Managing Director of Asia / Pacific Operations (8)	2009	420,333	1,000,000	1,332,113	476,725	—	—	1,337	3,230,508

Thomas M. Harte, Managing Director of North American Operations	2009	289,059	200,000	2,414,465	928,043	—	—	28,584	3,860,151
	2008	286,765	—	1,781,725	653,444	—	—	37,842	2,759,776
	2007	273,109	2,400,000	144,052	—	—	1,057,301	975,039	4,849,501

Former Executives

Kevin R. Davis, Chief Executive Officer (9)	2009	583,333	—	(3,867,608)	(2,339,920)	—	—	7,561,114	1,936,919
	2008	900,208	—	7,102,936	4,027,953	—	—	132,842	12,163,939
	2007	640,833	9,000,000	2,688,126	2,271,490	—	1,349,016	1,802,087	17,751,552

Ira Polk, Chief Administrative Officer & Interim Chief Financial Officer (10)	2009	338,898	500,000	3,769,330	1,407,832	—	—	28,814	6,044,874
	2008	338,560	750,000	3,121,597	1,233,764	—	—	37,842	5,481,763
	2007	322,438	2,400,000	245,616	98,955	—	788,731	953,271	4,809,011

Christopher J. Smith, Chief Operating Officer & Deputy Chief Executive Officer (11)	2009	345,876	—	(36,647)	(2,042,008)	—	343,840	4,305,879	2,916,940
	2008	624,928	—	5,779,468	2,042,008	—	365,118	25,383	8,836,905
	2007	560,338	6,750,000	2,483,987	263,680	—	25,146	23,892	10,107,043

Simon P. Healy, Chief Executive Officer of European Operations (12)	2009	235,907	—	(2,344,888)	344,307	1,952,451	171,920	15,666	375,363
	2008	274,065	—	2,793,010	1,218,984	3,699,333	96,892	18,456	8,100,740
	2007	256,493	1,000,000	415,996	605,576	4,792,538	8,514	17,357	7,096,474

*	Compensation figures for Messrs. Harbour, Smith and Healy are denominated in pounds sterling and have been converted into U.S. dollars using an exchange rate of $1.7192/£1 for fiscal 2009, $2.0078/£1 for fiscal 2008 and $1.8941/£1 for 2007. Compensation figures for Mr. O’Connell are denominated in Singapore dollars and have been converted into U.S. dollars using an exchange rate of $0.6945/SGD$1 for fiscal 2009. Notwithstanding the foregoing, the bonuses paid to Messrs. Harbour and O’Connell for fiscal 2009 reflect amounts, in U.S. dollars, approved by our Board of Directors upon recommendation by our Compensation Committee.

Footnotes to Summary Compensation Table

(1)	This column represents the amount of discretionary annual cash bonus granted to our executives. These amounts are denominated in U.S. dollars for all our executives and will be paid in the first quarter following the end of each fiscal year.
(2)

This column represents the compensation expense we recognized for financial statement reporting purposes (without regard to any estimate of forfeitures related to time-based vesting conditions other than forfeitures that have already occurred for Messrs. Davis, Smith and Healy) for outstanding share-based awards under our Amended and Restated 2007 Long Term Incentive Plan. Mr. Polk is considered retirement-eligible and, accordingly, the expenses recognized for financial statement reporting purposes have been accelerated. In connection with the resignation of Messrs. Davis and Smith, expenses recognized for financial reporting purposes were based on a modification, not an acceleration of their original awards. In connection with Mr. Healy’s resignation, all outstanding equity was forfeited in accordance with the provisions of our Amended and Restated 2007 Long Term Incentive Plan and any previously recorded expense was accordingly reversed. The total for Messrs. Davis, Smith and Healy is negative because the amount reversed exceeded the amount expensed in fiscal 2009 for their other stock awards. For a discussion of the assumptions used to calculate these values, see Note 10 to

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our audited financial statements included in our Annual Reports on Form 10-K for the years ended March 31, 2009 and 2008. For fiscal 2007 and fiscal 2008, for Messrs. Davis, Smith, Polk and Healy, this column includes share-based awards under the Man Group Performance Share Plan and Co-Investment Plan. The Fiscal 2009 Share and Option Awards Compensation table that follows provides additional detail regarding the amounts recognized in this column.

(3)	This column represents the compensation expense we recognized for financial statement reporting purposes (without regard to any estimate of forfeitures related to time-based vesting conditions other than forfeitures that have already occurred for Messrs. Davis, Smith and Healy) for outstanding options issued under our Amended and Restated 2007 Long Term Incentive Plan. Mr. Polk is considered retirement-eligible, and, accordingly, the expenses recognized for financial statement reporting purposes has been accelerated. In connection with the resignations of Messrs. Davis, Smith and Healy, option awards were forfeited and any associated expense previously recognized for financial statement reporting purposes was reversed. The total for Messrs. Davis and Smith is negative because the amount reversed exceeded the amount expensed in fiscal 2009 for their other share options. For a discussion of the assumptions used to calculate these values, see Note 10 to our audited financial statements included in our Annual Reports on Form 10-K for the years ended March 31, 2009 and 2008. For fiscal 2007 and fiscal 2008, for Messrs. Davis, Smith, Polk and Healy, this column includes share-based awards under the Man Group Executive Share Option Plan. The Fiscal 2009 Share and Option Awards Compensation table that follows provides additional detail regarding the amounts recognized in this column.
(4)	This column represents the dollar amount of the aggregate quarterly cash incentive payments earned by Mr. Healy under his quarterly performance arrangement. The terms of this arrangement are described under “—Compensation Discussion and Analysis—2009 Direct Compensation—Annual Incentive Compensation”.
(5)	This column represents the total change in the actuarial present value of the accumulated benefit under our defined benefit plans. The Fiscal 2009 Pension Benefits table that follows provides additional detail regarding the amounts in this column and the terms of the plans.
(6)	Amounts in this column include the incremental cost of perquisites and other benefits received by the named executive officers, as well as matching and profit sharing contributions under our 401(k) plan and any employer contributions made to the U.K. defined contribution plan for Mr. Harbour. Payments associated with the transition agreements for Messrs. Davis and Smith have been included here in accordance with SEC regulations. The Fiscal 2009 All Other Compensation table provides additional detail regarding the amounts in this column. The terms of the transition agreements are described under “—Fiscal 2009 Compensation—Potential Payments on Termination and Change in Control”.
(7)	Messrs. Dan and MacDonald joined the Company in June 2008 and April 2008, respectively. The base salaries for Messrs. Dan and MacDonald are prorated for fiscal 2009. Mr. Dan’s annual base salary from June 1, 2008, his employment commencement date, through October 31, 2008 was $600,000. In connection with his promotion to Chief Executive Officer, Mr. Dan’s base salary was increased, with effect from November 1, 2008, to $750,000. Mr. MacDonald’s annual base salary on April 2, 2008, his employment commencement date, was $450,000.
(8)	Messrs. Harbour and O’Connell each joined the Company in 2002 but were not named executive officers prior to fiscal 2009. In accordance with SEC regulations, only compensation information for the fiscal year in which they became named executive officers is reported in the Summary Compensation Table.
(9)	Mr. Davis also served as a member of our Board of Directors but did not receive any additional compensation for this service. Effective as of October 28, 2008, Mr. Davis resigned as our Chief Executive Officer and as a member of our Board of Directors and entered into a transition agreement with us, which superseded his prior employment agreement except as otherwise agreed in the transition agreement. For more information on Mr. Davis’ transition agreement, please see “—Potential Payments on Termination and Change in Control—Employment Agreements—Davis Transition Agreement”. The base salary amount reported in this table for fiscal 2009 represents the base salary through Mr. Davis’ termination date. Mr. Dan was named to the position of Chief Executive Officer in connection with Mr. Davis’ resignation.
(10)	Effective as of March 27, 2009, Mr. Polk retired from the Company. The base salary amount reported in this table for fiscal 2009 represents the base salary through Mr. Polk’s retirement date.
(11)	Effective as of September 10, 2008, Mr. Smith resigned as our Chief Operating Officer and Deputy Chief Executive Officer and entered into a transition agreement with us, which superseded his prior employment agreement except as otherwise agreed in the transition agreement. The base salary amount reported in this table for fiscal 2009 represents the base salary through Mr. Smith’s termination date. For more information on Mr. Smith’s transition agreement, please see “—Potential Payments on Termination and Change in Control—Employment Agreements—Smith Transition Agreement”.
(12)	Effective as of January 30, 2009, Mr. Healy resigned as Chief Executive Officer of European Operations. The base salary amount reported in this table for fiscal 2009 represents the base salary through Mr. Healy’s termination date. On an interim basis, Messrs. Harbour and O’Connell assumed and shared the additional responsibilities with respect to the Company’s European operations.

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Additional Detail Regarding Amounts Recognized for Share and Option Awards

The amounts recognized for share and option awards in the Summary Compensation Table are aggregate amounts that relate to annual accruals for multiple stock-based and option-based awards to each named executive officer. The following table provides additional detail regarding the amounts in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for fiscal 2009.

Fiscal 2009 Share and Option Awards Compensation (1)

	Annual Share Options	Annual Share Awards	Off-Cycle Share Options	Off Cycle Share Awards	IPO Awards	Total
Current Executives
Bernard W. Dan	—	—	$49,644	$914,630	—	$964,274
J. Randy MacDonald	—	—	—	1,660,849	—	1,660,849
Karel F. Harbour	12,706	—	—	—	2,245,176	2,257,882
Laurence O’Connell	$12,706	—	—	—	1,796,132	1,808,838
Thomas M. Harte	—	—	—	—	$3,342,508	3,342,508

Former Executives
Kevin R. Davis (2)	—	—	—	—	(6,207,528)	(6,207,528)
Ira Polk (3)	46,222	—	—	—	5,130,940	5,177,162
Christopher J. Smith (4)	—	—	—	—	(2,078,655)	(2,078,655)
Simon P. Healy (5)	—	—	—	—	(2,000,581)	(2,000,581)

Footnotes to Fiscal 2009 Share and Option Awards Compensation table:

(1)	This table represents the compensation expense we recognized for fiscal 2009 for financial statement reporting purposes (without regard for any estimate of forfeiture related to service-based vesting conditions other than forfeitures that have already occurred for Messrs. Davis, Smith and Healy) for outstanding options and share-based awards under our Amended and Restated 2007 Long Term Incentive Plan. Mr. Polk is considered retirement-eligible and, accordingly, the expense recognized for financial statement reporting purposes have been accelerated. In connection with the resignations of Messrs. Davis and Smith, expenses recognized for financial reporting purposes were based on a modification, not an acceleration of their original awards. In connection with Mr. Healy’s resignation, all outstanding awards were forfeited in accordance with our Amended and Restated 2007 Long Term Incentive Plan and associated expense was reversed accordingly. The total for Messrs. Davis, Smith and Healy is negative because the impact of forfeiting or modifying their outstanding stock awards exceeded the amount expensed in fiscal 2009 prior to their departure. For a discussion of the assumptions used to calculate these values, see Note 10 to our audited financial statements included in our 2009 Annual Report on Form 10-K.
(2)	In connection with Mr. Davis’ resignation, we agreed to fully vest Mr. Davis’ outstanding restricted share unit award and to deliver such shares on the originally contemplated delivery date (July 18, 2010). This was treated as a modification rather than an acceleration of the original restricted share unit award for financial reporting purposes. All of the share options previously granted to Mr. Davis were forfeited. See “—Potential Payments on Termination and Change in Control—Employment Agreements—Davis Transition Agreement”.
(3)	In accordance with the retirement provision contained in Mr. Polk’s award agreements, Mr. Polk was vested in all outstanding equity awards upon his retirement.
(4)	In connection with Mr. Smith’s resignation, we agreed to fully vest Mr. Smith’s outstanding restricted share unit award and to deliver such shares on the originally contemplated delivery date (July 18, 2010). This was treated as a modification rather than an acceleration of the original restricted share unit award for financial reporting purposes. All of the share options previously granted to Mr. Smith were forfeited. See “—Potential Payments on Termination and Change in Control—Employment Agreements—Smith Transition Agreement”.
(5)	In connection with Mr. Healy’s resignation, Mr. Healy’s restricted share unit award was cancelled in full and his share option award was cancelled to the extent not vested. Any portion of his share option award which was previously vested remained exercisable until they expired on April 30, 2009).

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Additional Detail Regarding All Other Compensation Column

The following table provides additional detail regarding the amounts in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2009.

Fiscal 2009 All Other Compensation

Name	Defined Contribution Plan Contributions (1)	Transportation Expenses (2)	Life Insurance Premiums (3)	Supplemental Medical, Dental and Vision (4)	Transition Payments	Total
Current Executives
Bernard W. Dan	$8,000	—	$1,805	$3,852	—	$13,657
J. Randy MacDonald	8,000	—	2,240	11,055	—	21,295
Karel F. Harbour	111,619	$13,720	983	—	—	126,322
Laurence O’Connell	—	—	1,337	—	—	1,337
Thomas M. Harte	6,519	9,000	2,010	11,055	—	28,584

Former Executives
Kevin R. Davis (5)	2,519	40,200	2,240	11,055	$7,505,100	7,561,114
Ira Polk	6,519	9,000	2,240	11,055	—	28,814
Christopher J. Smith (6)	—	14,628	436	—	4,290,815	4,305,879
Simon P. Healy	—	15,043	623	—	—	15,666

Footnotes to Fiscal 2009 All Other Compensation table:

(1)	This amount includes a Company matching contribution equal to 100% of an eligible employee’s pre-tax contributions, subject to an annual $4,000 maximum, and a discretionary profit sharing contribution of $2,519 on behalf of eligible U.S. employees employed on the last day of the fiscal year. Messrs. Dan and MacDonald each elected to make salary deferrals which entitled them to receive a $4,000 matching contribution for calendar 2008, as well as calendar 2009, both of which were made in fiscal 2009. Messrs. Dan and MacDonald did not receive a profit sharing contribution in fiscal 2009 because they were not employed by the Company on the last day of 2008, and therefore were not eligible under applicable plan rules. This amount also includes Company contributions made pursuant to our U.K. Salary Sacrifice Defined Contribution Plan for Messrs. Harbour and Healy. Amounts in this column for Messrs. Harbour and Healy are denominated in pounds sterling and have been converted into U.S. dollars using an exchange rate of $1.7192/£1.
(2)	This amount represents the annual automobile allowance for each of our named executive officers. In addition, in fiscal 2009 through the date of his resignation, Mr. Davis was paid a car and driver allowance. Amounts for Messrs. Smith, Healy and Harbour are denominated in pounds sterling and have been converted into U.S. dollars using an exchange rate of $1.7192/£1.
(3)	Amounts in this column for Messrs. Harbour, Smith and Healy are denominated in pounds sterling and have been converted into U.S. dollars using an exchange rate of $1.7192/£1. Amounts in this column for Mr. O’Connell are denominated in Singapore dollars and have been converted into U.S. dollars using an exchange rate of $0.6945/SGD$1.
(4)	This represents premiums under our U.S. executive medical reimbursement program.
(5)	In consideration of Mr. Davis executing and not revoking a general release of claims, pursuant to the transition agreement, we agreed to: (1) pay a transition payment of $7.5 million, which was paid to Mr. Davis on April 30, 2009 and is included in the table above; (2) continue Mr. Davis’ health coverage for a period of 24 months following his date of resignation; and (3) pay certain other amounts and benefits accrued but unpaid as of the resignation date. The amount in the table represents the post-resignation cost of Mr. Davis’ health insurance for fiscal 2009. For more information on Mr. Davis’ transition agreement, please see “—Potential Payments on Termination and Change in Control—Employment Agreements—Davis Transition Agreement”.
(6)	In consideration of Mr. Smith executing and not revoking a general release of claims, pursuant to the transition agreement, we agreed to: (1) pay a transition payment amounting to $5.25 million, of which approximately $958,000 was deposited into the U.K. pension scheme; (2) continue Mr. Smith’s health coverage for a period of 24 months; and (3) pay certain other amounts and benefits accrued but unpaid as of the resignation date. The amount in the table represents the lump sum transition payment as well as the post-resignation cost of Mr. Smith’s health insurance but excludes the amount deposited into the U.K. pension scheme. For more information on Mr. Smith’s transition agreement, please see “—Potential Payments on Termination and Change in Control—Employment Agreements—Smith Transition Agreement”.

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Fiscal 2009 Grants of Plan-Based Awards

In connection with the Company’s initial public offering, we adopted a 2007 Long Term Incentive Plan, which has since been amended and restated to comply with Section 409A of the Internal Revenue Code, and which we refer to as the LTIP. The LTIP provides for the grant of awards in the form of restricted shares, restricted share units, share options, share appreciation rights, performance and other share-based awards. Awards under the LTIP may be made as part of our executives’ annual incentive awards and may be made separately.

In fiscal 2009, we granted equity-based awards in the form of restricted share units and share options to our named executive officers.

•

Restricted Share Units. The restricted share units granted to our named executive officers in fiscal 2009 vest in equal annual installments over the three year period commencing on the grant date, subject to the executive’s continued employment with us through each vesting date. The Common Shares underlying the restricted share units will generally be delivered promptly after vesting. No dividends are payable in respect of unvested restricted share units before they are vested and paid in shares.

•

Share Options. The share options have an exercise price equal to the closing price on the grant date and vest in equal annual installments over the three year period commencing on the grant date, subject to the executive’s continued employment with us through each vesting date. Vested share options will remain exercisable during employment with us until the seventh anniversary of the date of grant.

As previously noted, Mr. Healy also received cash incentive compensation for the portion of fiscal 2009 during which he was employed by us because he participated in a quarterly performance arrangement based on a percentage of the gross commissions net of exchange fees, brokerage fees, adjustments and rebates, less allocated expenses for staff and operating costs, for MF Global’s interest rate products business for designated offices. For fiscal 2009, Mr. Healy earned an aggregate bonus amount of $1,952,451 as converted into U.S. dollars based on an exchange rate of $1.7192/£1) under this arrangement.

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The following table details all equity-based and non-equity based awards granted to each of the named executive officers during fiscal 2009:

Fiscal 2009 Grant of Plan Based Awards

Name	Type of Award (1)	Grant Date (2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Share Awards (# of Common Shares)	All other Option Awards (# of Common Shares)	Exercise Price of Option Awards (4)	Grant Date Fair Value of Equity Awards (5)
			Threshold	Target (3)	Maximum
Current Executives
Bernard W. Dan	RSU	6/8/2008		—		250,000	—	—	$3,477,500
	SO	11/7/2008		—		—	250,000	$3.02	377,500
J. Randy MacDonald	RSU	4/2/2008		—		500,000	—	—	5,010,000
	SO	—		—		—	—	—	—
Karel F. Harbour	RSU	—		—		—	—	—	—
	SO	6/3/2008		—		—	8,821	14.17	46,222
Laurence O’Connell	RSU	—		—		—	—	—	—
	SO	6/3/2008		—		—	8,821	14.17	46,222
Thomas M. Harte	RSU	—		—		—	—	—	—
	SO	—		—		—	—	—	—
Former Executives
Kevin R. Davis	RSU	—		—		—	—	—	—
	SO	—		—		—	—	—	—
Ira Polk	RSU	—		—		—	—	—	—
	SO	6/3/2008		—		—	8,821	14.17	46,222
Christopher J. Smith	RSU	—		—		—	—	—	—
	SO	—		—		—	—	—	—
Simon P. Healy	RSU	—		—		—	—	—	—
	SO	—		—		—	—	—	—
	QP	—		$1,952,451		—	—	—	—

Footnotes to Fiscal 2009 Grants of Plan-Based Awards table:

(1)	Type of Award:
RSU = Restricted Share Units
SO = Share Options
QP = Quarterly Performance Arrangement
(2)	Mr. Dan was granted a restricted share unit award in connection with his commencing employment with the Company on June 16, 2008 and a share option award in connection with his appointment as Chief Executive Officer on October 29, 2008. Mr. MacDonald was granted a restricted share unit award in connection with his commencing employment with the Company on April 2, 2008. Share option awards granted to Messrs. Polk, Harbour and O’Connell were part of our annual grant cycle on June 3, 2008.
(3)	There were no thresholds or maximums applicable to Mr. Healy’s award as the amount of profits on which his payment was based under this arrangement could range from zero to a theoretically infinite amount.
(4)	The per-share exercise price of these share options represent the closing price of a Common Share on the NYSE on the grant date, or, if the grant date is not a trading day, the closing price of a Common Share on the NYSE on the next trading day on which the NYSE was open.
(5)	Amounts shown here represent the grant date fair values in accordance with FAS 123(R) of grants of time-vested restricted share units and share options under the LTIP (without regard for any estimate of forfeiture related to service-based vesting conditions other than forfeitures that have already occurred for Messrs. Davis, Smith and Healy). For a discussion of the assumptions used to calculate these values, see Note 10 to our audited financial statements included in our 2009 Annual Report on Form 10-K.

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Holdings of Previously Awarded Equity

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding awards to acquire our Common Shares held by each named executive officer as of March 31, 2009.

Outstanding Equity Awards at Fiscal Year End

Name	Fiscal Year Granted	Option Awards (1)				Share Awards (2)
		Number Exercisable	Number Unexercisable	Exercise Price	Expiration Date	Number Unvested	Market Value Unvested (3)	Number Unearned and Unvested	Market Value Unearned and Unvested (3)
Current Executives
Bernard W. Dan	2009	—	250,000	$3.02	11/7/2015	250,000	$1,057,500	—	$—
J. Randy MacDonald	2009	—	—	—	—	500,000	2,115,000		—
Karel F. Harbour	2009	—	8,821	14.17	6/3/2015	—	—	—	—
	2008	55,556	111,111	30.00	7/18/2014	166,667	705,001	—	—
Laurence O’Connell	2009	—	8,821	14.17	6/3/2015	—	—	—	—
	2008	44,445	88,888	30.00	7/18/2014	133,333	563,999	—	—
Thomas M. Harte	2009	—	—	—	—	—	—	—	—
	2008	88,889	177,778	30.00	7/18/2014	241,667	1,022,251	—	—

Former Executives
Kevin R. Davis (4)	2009	—	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—	—
Ira Polk (5)	2009	8,821	—	14.17	3/27/2014	—	—	—	—
	2008	233,333	—	30.00	3/27/2014	—	—	—	—
Christopher J. Smith (6)	2009	—	—	—	—	—	—	—	—
	2008	—	—	—	—	—	—	—	—
Simon P. Healy (7)	2009	—	—	—	—	—	—	—	—
	2008	111,111	—	30.00	6/30/2009	—	—	—	—

Footnotes to Outstanding Equity Awards at Fiscal Year-End table:

(1)	All share options have three-year pro rata vesting schedules and an exercise price equal to the initial public offering price per share of $30 or the closing price of the Company’s common stock on the date of grant, as applicable.
(2)	Outstanding restricted share units generally vest in full on the third anniversary of the grant date. The restricted share units granted to Messrs. Dan and MacDonald in fiscal 2009 in connection with their joining the Company vest in equal installments over a three-year period.
(3)	The market value of unvested restricted share awards is based on MF Global’s closing price on the NYSE on March 31, 2009 of $4.23 per share. As of March 31, 2009, based on MF Global’s closing price on the NYSE of $4.23 on that date, both vested and unvested share options had no value (other than Mr. Dan’s unvested share options).
(4)	In connection with Mr. Davis’ resignation, all 983,333 previously granted share option awards were cancelled as of the effective date of his resignation. All 808,333 previously granted restricted share unit awards were vested in full and are scheduled to be delivered on the originally contemplated delivery date (July 18, 2010). See “—Potential Payments on Termination and Change in Control—Employment Agreements—Davis Transition Agreement”.
(5)	In connection with Mr. Polk’s retirement and in accordance with the terms of his share awards, Mr. Polk was vested in full in both his restricted share unit and share option awards. All 225,000 shares subject to Mr. Polk’s restricted share unit awards were delivered to Mr. Polk in the form of Common Shares on or about March 27, 2009. All 242,154 share options held by Mr. Polk will remain exercisable until they expire on the seventh anniversary of their grant.
(6)	In connection with Mr. Smith’s resignation, all 833,333 previously granted share option awards were cancelled as of the effective date of his resignation. All previously granted restricted share unit awards were vested in full and are scheduled to be delivered on the originally contemplated delivery date (July 18, 2010). See “—Potential Payments on Termination and Change in Control—Employment Agreements—Smith Transition Agreement”.
(7)	In connection with Mr. Healy’s resignation, the 333,333 previously granted restricted share unit awards and the 222,222 unvested share options previously granted to him were cancelled as of March 31, 2009. Mr. Healy’s 111,111 vested share option awards remained outstanding until they expired on June 30, 2009.

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Option Exercises and Shares Vested During Fiscal 2009

The following table sets forth the amounts realized by each of the named executive officers as a result of the exercise of share options or the vesting of share awards in fiscal 2009.

Fiscal 2009 Option Exercises and Shares Vested (1)

	Option Awards		Share Awards
Name	Number of Shares Acquired Upon Exercise	Value Realized on Exercise	Number of Shares Acquired Upon Vesting	Value Realized On Vesting
Current Executives
Bernard W. Dan	—	—	—	—
J. Randy MacDonald	—	—	—	—
Karel F. Harbour	—	—	—	—
Laurence O’Connell	—	—	—	—
Thomas M. Harte	—	—	—	—

Former Executives
Kevin R. Davis (2)	—	—	808,333	—
Ira Polk (3)	—	—	225,000	$945,000
Christopher J. Smith (4)	—	—	566,666	—
Simon P. Healy (5)	—	—	—	—

Footnotes to Fiscal 2009 Option Exercises and Shares Vested table:

(1)	No restricted share units granted by MF Global to the named executive officers vested (other than those vested in connection with a resignation from the Company). One-third of the share options awarded to Messrs. Harte, O’Connell and Harbour on July 18, 2007 vested on July 18, 2008. No share options were exercised during fiscal 2009.
(2)	In connection with Mr. Davis’ resignation as our Chief Executive Officer, effective as of October 28, 2008, we agreed to fully vest all of Mr. Davis’ 808,333 outstanding restricted share units and to deliver such shares on the originally contemplated vesting date (July 18, 2010). All 983,333 of the share options previously granted to Mr. Davis were forfeited. See “—Potential Payments on Termination and Change in Control—Employment Agreements—Davis Transition Agreement”.
(3)	In connection with Mr. Polk’s retirement and in accordance with the terms of his share awards, Mr. Polk was vested in full in both his restricted share unit and share option grants. All of Mr. Polk’s 233,333 share options are exercisable and all 225,000 of his restricted share units were delivered to Mr. Polk in the form of Common Shares on or about March 27, 2009. All share options held by Mr. Polk will remain exercisable until they expire on March 27, 2014.
(4)	In connection with Mr. Smith’s resignation as our Chief Operating Officer and Deputy Chief Executive Officer, effective as of September 10, 2008, we agreed to fully vest all of Mr. Smith’s 566,666 outstanding restricted share units and to deliver such shares on the originally contemplated vesting date (July 18, 2010). All of the 833,333 share options previously granted to Mr. Smith were forfeited. See “—Potential Payments on Termination and Change in Control—Employment Agreements—Smith Transition Agreement”.
(5)	In connection with Mr. Healy’s resignation, all restricted share units previously granted to Mr. Healy were forfeited as of March 31, 2009. All of the 111,111 previously vested share option awards remained outstanding for 90 days following the effective date of his resignation, at which time they will expire. All of the 222,222 unvested share option awards were forfeited in full by Mr. Healy on the effective date of his resignation.

Post-Employment Compensation

Pension Benefits

We provide retirement benefits through defined contribution plans, except that in connection with our initial public offering, we established our own U.K. defined benefit plan on substantially the same terms as the legacy Man Group plan, and the pension obligations in respect of our participating U.K. employees (including, Messrs. Smith, and Mr. Healy) were transferred to us by Man Group. Our other U.K. employees are eligible to participate in our U.K. defined contribution plan, which is described below under “—Defined Contribution and Other Nonqualified Deferred Compensation”. The U.K. defined benefit pension plan provides for benefits in the amount of 1.9% of salary for every year of service, calculated based on final salary. For employees who terminate employment with MF Global before age 60, final salary is deemed to be salary at the time of termination, increased by 5% each year until age 60. In addition after retirement, pension benefits are increased by an annual cost of living adjustment, generally between 3% and a maximum of 5% each year.

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The following table provides information with respect to defined benefit plans in which our named executive officers participated in fiscal 2009.

Fiscal 2009 Pension Benefits

Name	Plan Name		Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
Current Executives
Bernard W. Dan	—		—	—	—
J. Randy MacDonald	—		—	—	—
Karel F. Harbour	—		—	—	—
Laurence O’Connell	—		—	—	—
Thomas M. Harte	—		—	—	—

Former Executives
Kevin R. Davis	—		—	—	—
Ira Polk	—		—	—	—
Christopher J. Smith	U.K. Pension Plan	(1)	15.5 years	$2,234,960	—
Simon P. Healy	U.K. Pension Plan	(1)	16.8 years	1,375,360	—

Footnotes to Fiscal 2009 Pension Benefits table:

(1)	Amounts for the U.K. Pension Plan have been translated into U.S. dollars at a rate of $1.7192/£1.

Defined Contribution and Other Nonqualified Deferred Compensation

Our U.S. employees participate in a tax-qualified 401(k) defined contribution plan and most of our U.K. employees participate in a U.K. defined contribution plan. We offer these retirement benefits to our U.S. and U.K. employees as the sole retirement benefit option (other than for a limited number of our U.K. employees, including Messrs. Smith and Healy, who were “grandfathered” into a defined benefit pension plan as described above).

U.S. 401(k) Plan. We provide retirement benefits through a tax-qualified defined contribution retirement savings plan (“401(k) Plan”) to all eligible U.S. employees on an equal basis. Our 401(k) Plan enables employees to contribute, on a pre-tax or after-tax basis, or both, up to 50% of their base salaries, subject to federal tax limitations under the Internal Revenue Code and for after-tax contributions, to a maximum of $8,000, to their 401(k) Plan accounts. We match employee contributions to the 401(k) Plan up to 100% of an employee’s elective pre-tax contributions, subject to an annual maximum of $4,000. In addition, we may make a discretionary profit-sharing contribution to the 401(k) Plan on behalf of eligible employees. An eligible employee is not required to make pre-tax or after-tax contributions to the 401(k) Plan to be eligible to receive a discretionary profit contribution. Matching and discretionary profit-sharing contributions vest at the rate of 20% for each year starting in the second year of service, with full vesting to occur after completion of six years of service. We do not currently provide, and do not currently anticipate providing, a nonqualified arrangement for contributions above 401(k) plan limits.

U.K. Defined Contribution Plan. Our U.K. defined contribution plan (“U.K. Plan”) is governed by U.K. law, and as such is not considered to be tax-qualified for U.S. reporting purposes. The U.K. Plan allows eligible employees to sacrifice a percentage of their salary, subject to maximums dictated by U.K. law. We make matching contributions for employees with a minimum of three months of continuous service with the company, up to the following amounts based on years of pensionable service: for employees with less than two years of pensionable service, we contribute 5% of base salary; for employees with between two and nine years of pensionable service, we contribute up to 10% of base salary; and for employees with more than nine years of service, we contribute up to 14% of base salary. The U.K. Plan may waive the service conditions applicable to matching contribution levels with respect to any employee to the extent required to comply with the Transfer of Undertakings (Protection of Employment) regulations or other local laws.

Potential Payments on Termination and Change in Control-Employment Agreements

Our named executive officers would be entitled to payments and benefits upon a termination of employment under certain circumstances and upon a future change in control. These potential payments and benefits may be provided pursuant to the terms of their employment arrangements with us and/or the award agreements applicable to equity-based compensation.

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Employment Agreements

Messrs. Dan, MacDonald, Harte and O’Connell. The following paragraphs describe the termination entitlements under the terms of our employment agreements with each of Messrs. Dan, MacDonald, Harte and O’Connell as of March 31, 2009.

If one of these executive officers resigns for “good reason” or is terminated without “cause”, the executive will be entitled to the following:

•

Payment of the executive’s accrued and unpaid compensation and a pro rata bonus based on the executive’s average annual cash bonus for the prior three years (including any bonuses received from Man Group or its affiliates before our initial public offering);

•

A lump sum payment equal to two times the executive’s base salary and average annual cash bonus for the prior three years (including any bonuses received from Man Group or its affiliates before our initial public offering);

•	Continued welfare benefits for the executive, the executive’s spouse and the executive’s dependents for a period of two years; and
•	Accelerated vesting of the executive’s equity-based awards and 12 months to exercise such options (but not beyond the stated expiration date).

For the purposes of the employment agreements and equity awards, (1) “cause” generally means an intentional failure to substantially perform his or her duties, engaging in illegal or gross misconduct in connection with our business, entering a guilty or no-contest plea to a felony, willful and material breach of our code of conduct and business ethics or of the restrictive covenants in these agreements, willfully obstructing a governmental, self-regulatory or board authorized investigation or the executive being disqualified from serving in a capacity that is reasonably necessary to perform his or her obligations to us and (2) “good reason” generally means any material adverse change in the officer’s employment with us, a failure by us to provide the officer with certain specified responsibilities, a relocation of the officer’s place of employment by more than 35 miles, failure to cause a successor to assume these agreements or any material breach of these agreements by us.

The employment agreements do not have a change in control or similar trigger. However, payments owed to an executive on termination may be subject to an additional “golden parachute” excise tax under Section 4999 of the Internal Revenue Code if they follow a change in control. The employment agreements provide that, if any payments or benefits are subject to the Section 4999 excise tax, the payments will be increased so that the executive is not affected by the tax. However, if the tax could be avoided by reducing the payments to the executive by less than 5%, the agreements provide for such a reduction.

Each of these executive officers is entitled to accelerated vesting of his or her equity-based awards in the case of termination due to death or disability and will have 12 months to exercise such options (but not beyond the stated expiration date). Upon termination due to death or disability, each such executive officer shall also be entitled to a payment of any accrued and unpaid compensation and a pro rata bonus based on the executive’s average annual cash bonus for the prior three years (including any bonuses received from Man Group or its affiliates before our initial public offering).

Each of these named executive officers will be subject to non-solicitation of customers and employees and non-competition requirements for a period of one year following termination of employment.

Mr. Harbour. Unlike the employment agreements with our other current named executive officers, Mr. Harbour’s employment agreement does not provide for termination for “good reason” or termination without “cause”. However, if we terminate Mr. Harbour’s agreement for any reason other than because of (i) his death or disability, (ii) his becoming bankrupt, (ii) his having been disqualified by law from holding the office of director or his being subject to any order under the Company Directors Disqualification Act of 1986, (iii) his having committed a serious breach or any repeated and continued (after warning) material breach of his employment agreement, (iv) his having been found guilty of conduct tending to bring himself or the Company or its affiliates into disrepute, or (v) his being convicted of any arrestable offense, Mr. Harbour will be entitled to receive his normal salary and other contractual benefits for two years, which would include:

•	two years’ salary and two years’ contribution to the company pension scheme in which he participates,
•	continued use for two years following notice of his termination of a company car as well as reasonable expenses incurred in the day-to-day running and maintenance thereof, and
•	continued private medical insurance for two years following notice of his termination, as well as continued maintenance of a life insurance policy in accordance with company policy.

Mr. Harbour will be subject to non-solicitation of employees and clients for a period of six months following termination of employment.

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Long Term Equity Incentive Compensation

Restricted Share Units. Awards granted in the form of restricted share units vest in full upon the grantee’s death or disability. The restricted share units vest with respect to a pro rata portion (but not less than one-third) if the grantee is terminated due to redundancy or retires and all restricted share units will be immediately forfeited upon a termination for cause. In addition, our Compensation Committee has the discretion to provide for continued vesting or accelerated vesting of a pro rata portion (but not less than one-third) of the restricted share units for grantees who resign voluntarily with our prior consent, and to provide for accelerated vesting of all outstanding restricted share units for grantees who retire after a certain period of service. Shares underlying restricted share units will be delivered no later than 60 days after vesting, except in limited circumstances following a change in control. The restricted share units are subject to forfeiture for violations of any specific non-competition, non-solicitation and confidentiality covenants applicable to the grantee, which in the case of our named executive officers are the same as the restrictive covenants in their employment agreements with us.

Share Options. Awards granted in the form of share options vest in full upon the grantee’s death or disability. The share options vest with respect to a pro rata portion (but not less than one-third) of the option if the grantee is terminated due to redundancy, and all options (whether or not then vested) will be immediately forfeited and cease to be exercisable, as applicable, upon a termination for cause. In addition, our Compensation Committee has the discretion to provide for continued vesting or accelerated vesting of a pro rata portion (but not less than one-third) of the option for grantees who retire after a certain period of service. The post-termination exercise period for vested options will be limited to one year in the case of a termination for death or disability, three years on a termination for redundancy, five years for retirement, and 90 days (one year under the terms of certain employment agreements) for any other termination (other than for cause), in each case subject to the original term of the option. The share options are subject to forfeiture for violations of any specific non-competition, non-solicitation and confidentiality covenants applicable to the grantee, which in the case of our named executive officers are the same as the restrictive covenants in their employment agreements with us.

Change in Control Provisions

All awards under the Amended and Restated 2007 Long Term Incentive Plan will become fully vested and exercisable, as applicable, in the event of a future change in control of MF Global (as defined in the LTIP). Our Compensation Committee has full discretion to provide additional conditions to vesting for any future awards under the LTIP.

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Quantification of Termination Payments and Benefits

The following table details the payments and benefits that each of the named executive officers would have been provided under the employment agreements if their employment had been terminated on March 31, 2009 under the circumstances described, as required by Instruction 1 of Item 402(j) of Regulation S-K of the rules promulgated under the Securities Exchange Act of 1934. Accordingly, the termination and severance amounts set forth in the table do not reflect payments and benefits that Mr. Dan would be provided under his employment agreement, as it has been amended and restated. For a discussion of Mr. Dan’s employment agreement, as amended and restated, see “—Executive Compensation—Fiscal 2009 Compensation—Potential Payments on Termination and Change in Control- Employment Agreements”.

Termination and Change in Control Payments and Benefits

Name	Termination Reason	Pro Rata Annual Bonus (1)	Severance (2)	Continued Insurance and Benefits (3)	Unvested Share Awards (4)	Unvested Share Options (5)	Total (6)
Bernard W. Dan
	By Us for Cause or by Executive without Good Reason	—	—	—	—	—	—
	By Us without Cause or by Executive with Good Reason	—	$1,500,000	$34,968	$1,057,500	$302,500	$2,894,968
	Death or Disability	—	—	34,968	1,057,500	302,500	1,394,968
	Change in Control without a Termination	—	—	—	1,057,500	—	1,057,500

J. Randy MacDonald
	By Us for Cause or by Executive without Good Reason	—	—	—	—	—	—
	By Us without Cause or by Executive with Good Reason	—	900,000	34,968	2,115,000	—	3,049,968
	Death or Disability	—	—	34,968	2,115,000	—	2,149,968
	Change in Control without a Termination	—	—	—	2,115,000	—	2,115,000

Karel F. Harbour (7)
	By Us for Cause or by Executive without Good Reason	—	—	—	—	—	—
	By Us without Cause or by Executive with Good Reason	—	637,822	227,411	705,001	—	1,570,234
	Death or Disability	—	318,911	227,411	705,001	—	1,251,323
	Change in Control without a Termination	—	—	—	705,001	—	705,001

Laurence O’Connell (8)
	By Us for Cause or by Executive without Good Reason	—	—	—	—	—	—
	By Us without Cause or by Executive with Good Reason	2,413,855	5,681,640	10,335	563,999	—	8,669,829
	Death or Disability	2,413,855	—	10,335	563,999	—	2,988,189
	Change in Control without a Termination	—	—	—	563,999	—	563,999

Thomas M. Harte
	By Us for Cause or by Executive without Good Reason	—	—	—	—	—	—
	By Us without Cause or by Executive with Good Reason	1,379,433	3,336,984	34,570	1,022,251	—	5,773,238
	Death or Disability	1,379,433	—	34,570	1,022,251	—	2,436,254
	Change in Control without a Termination	—	—	—	1,022,251	—	1,022,251

Footnotes to Termination and Change in Control Payments and Benefits table:

(1)

If one of our named executive officers (other than Mr. Harbour) resigns for “good reason” or is terminated without “cause”, the executive is entitled to a pro rata bonus based on the executive’s average annual cash bonus for the prior three years (including any bonuses received

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from Man Group or its affiliates before our initial public offering). Messrs. Dan and MacDonald joined the Company in 2008 and would not have received a pro-rata bonus if their employment terminated on March 31, 2008 as they have not received any historical bonuses. The pro rata bonus values for Messrs. O’Connell and Harte’s are based on the average discretionary annual cash bonuses paid by Man Group for fiscal 2006 and 2007 and paid by MF Global for fiscal 2008.

(2)	These values are based on bonus values used to calculate the pro rata bonus amounts described above and the base salaries in effect on March 31, 2009.
(3)	These values are merely estimates and are based on approximate costs of medical, dental, hospitalization, life and disability insurance plans, as applicable in the U.S., the U.K. or Singapore for fiscal 2009. These values do not reflect any vested or accrued benefits to which the executive are otherwise entitled under terms of the applicable benefit plans. Where life insurance has been guaranteed to the employee for more than 12 months, MF Global will be required to pay the conversion cost of employee’s existing life insurance policy. Conversion rates may vary. For purposes of estimation, we used current company costs. Amounts payable to Mr. Harbour are denominated in pounds sterling and have been converted into U.S. dollars using an exchange rate of $1.7192/£1. Amounts payable to Mr. O’Connell are denominated in Singapore dollars and have been converted into U.S. dollars using an exchange rate of $0.6945/SGD$1 for fiscal 2009.
(4)	The amounts in the column represent the total market value of restricted share units that become vested on termination or as a result of a change in control based on MF Global’s closing price on the NYSE on March 31, 2009 of $4.23 per share. Restricted share unit holdings at the end of fiscal 2009 are detailed in the Outstanding Equity Awards at Fiscal Year-End table.
(5)	Based on the closing sale price of MF Global’s closing price on the NYSE of $4.23 on March 31, 2009, Common Shares underlying options that become vested and exercisable on termination or a change in control have no value. Share option holdings at the end of fiscal 2009 are detailed in the Outstanding Equity Awards at Fiscal Year-End table.
(6)	All of our named executive officers (other than Mr. Harbour) are entitled, under their employment agreements, to be held harmless from any Section 4999 excise tax triggered if the value of certain payments that are contingent upon a change in control, referred to as parachute payments, exceeds a safe harbor amount by more than 5% of the safe harbor amount; if that value exceeds the safe harbor amount by a lesser amount, then the parachute payments are to be reduced to the safe harbor amount. For purposes of the scenario illustrated in this table, if Mr. Dan’s employment were terminated by us without “cause” or by him for “good reason” on March 31, 2009 and the severance payments were deemed made in connection with a change in control, the payments or benefits to Mr. Dan would be reduced by an aggregate amount equal to approximately $38,787 so that the value of such payments did not exceed the safe harbor amount. Absent an election by Mr. Dan, the reduction would be determined in a manner which has the least economic cost to him and, to the extent the economic cost is equivalent, such payments or benefits will be reduced in the inverse order of when the payments or benefits would have been made to him until the reduction specified is achieved. None of our other named executive officers described in this table would have received payments in amounts that would have triggered the application of the Section 4999 excise tax as a result of the occurrence of a change in control on March 31, 2009, either alone or as a result of a termination by us without “cause” or by the executive for “good reason” on March 31, 2009.
(7)	Amounts for Mr. Harbour are denominated in pounds sterling and have been converted into U.S. dollars using an exchange rate of $1.7192/£1.
(8)	Amounts for Mr. O’Connell are denominated in Singapore dollars and have been converted into U.S. dollars using an exchange rate of $0.6945/SGD$1.

Amended and Restated Employment Agreement with Bernard W. Dan

Effective as of April 2, 2009, we amended and restated our employment agreement with Mr. Dan. The amended employment agreement is for a fixed term ending on March 31, 2012. MF Global may elect to extend the term for successive two-year periods on six months’ advance notice, after which Mr. Dan will have one month to give MF Global a notice of non-extension. If Mr. Dan’s employment terminates in connection with the non-renewal of the employment agreement, MF Global is not obligated to pay Mr. Dan any cash severance payments but he will receive the bonus earned for the year ending on the expiration of the agreement. In addition, any service-based vesting and non-performance-based exercise conditions for equity awards paid as part of the bonus for the two years prior to a termination in connection with the non-renewal of the agreement will be deemed satisfied unless the agreement is not extended at Mr. Dan’s election, in which case a portion of such awards will be forfeited.

Under the terms of the amended agreement, if Mr. Dan is terminated without “cause” or resigns for “good reason,” he is entitled to: (i) a pro rata bonus for the year in which such termination occurs based on achievement of the actual performance goals; (ii) a lump sum cash severance payment equal to two times the sum of base salary and annual target bonus; (iii) lapse of all service-based vesting and non-performance-based exercise conditions on outstanding equity awards (with share options remaining exercisable for at least 36 months); (iv) for up to 18 months, a monthly cash payment equal to the applicable COBRA premiums (net of any employee contribution) required to continue his health benefits; and (v) for up to two years, continued life insurance coverage. Upon a termination due to death or disability, Mr. Dan is entitled to the benefits described in (i) and (iii) above and a lump sum cash payment equal to one times base salary. The payments and benefits provided in connection with a termination of Mr. Dan’s employment are conditioned on his execution of a general release of claims. Like the original employment agreement, the amended agreement provides protection for any excise tax that could be imposed as a result of

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any severance or other payments deemed made in connection with a future change in control unless the tax could be avoided by reducing the payments by less than 10%, in which case the agreement provides for such a reduction.

The amended agreement contains non-competition and non-solicitation provisions that apply during the term of the agreement and for a one-year period beyond the expiration of the agreement in the case of non-solicitation of clients and employees and for a six-month period in the case of non-competition. MF Global must pay Mr. Dan $2 million in a lump sum payment for the non-compete provisions to apply following a termination of his employment in connection with the non-renewal of the agreement. For a period of time following his employment, Mr. Dan is also obligated to provide MF Global with information and assist in the defense or prosecution of claims made by or against MF Global.

Smith Transition Agreement

In connection with Mr. Smith’s resignation as our Chief Operating Officer and Deputy Chief Executive Officer, which was effective September 10, 2008, we entered into a transition agreement which superseded his prior employment agreement except as otherwise agreed in the transition agreement. In consideration of Mr. Smith’s executing and not revoking a general release of claims, pursuant to the transition agreement, we agreed: (1) to pay Mr. Smith a lump sum transition payment of $5.25 million; (2) that Mr. Smith would forfeit all of the 833,333 options to purchase Common Shares previously granted to him; (3) that the restricted share units in respect of Common Shares previously granted to Mr. Smith would fully vest and be delivered on the originally contemplated vesting date (July 18, 2010); (4) to pay the premiums associated with Mr. Smith’s health coverage under our health plans (but not any deductibles or other co-payments under such plans) until the earlier of September 10, 2010 or the date when he becomes eligible for coverage under the health plan of another employer; and (5) to pay certain other amounts and benefits accrued but unpaid as of the resignation date. Mr. Smith is also subject to certain restrictive covenants in favor of the Company, including Mr. Smith’s agreement not to engage in certain competitive activities for nine months following the resignation date, his agreement not to solicit our clients or employees for nine months and one year, respectively, following the resignation date and his indefinite agreement not to disparage MF Global and its past or present officers, directors, employees or agents. In addition, Mr. Smith agreed to make himself reasonably available and cooperate with reasonable requests from MF Global regarding matters within his knowledge as a result of his services.

Davis Transition Agreement

In connection with Mr. Davis’ resignation as our Chief Executive Officer and as a member of our Board of Directors, which was effective October 28, 2008, we entered into a transition agreement which superseded his prior employment agreement except as otherwise agreed in the transition agreement. In consideration of Mr. Davis’ executing and not revoking a general release of claims, pursuant to the transition agreement, we agreed: (1) to pay Mr. Davis a lump sum transition payment of $7.5 million; (2) that Mr. Davis would forfeit all of the 983,333 options to purchase Common Shares previously granted to him; (3) that the restricted share units in respect of Common Shares previously granted to Mr. Davis would fully vest and be delivered on the originally contemplated vesting date (July 18, 2010); (4) to pay the premiums associated with Mr. Davis’ and his eligible dependents’ health coverage under our health plans (but not any deductibles or other co-payments under such plans) until the earlier of September 10, 2010 or the date when he becomes eligible for coverage under the health plan of another employer; and (5) to pay certain other amounts and benefits accrued but unpaid as of the resignation date. Mr. Davis is also subject to certain restrictive covenants in favor of the Company, including Mr. Davis’ agreement not to engage in certain competitive activities for eleven months following the resignation date, his agreement not to solicit our clients or employees for eleven months following the resignation date and his indefinite agreement not to disparage MF Global and its past or present officers, directors, employees or agents. In addition, Mr. Davis agreed to make himself reasonably available and cooperate with reasonable requests from MF Global regarding matters within his knowledge as a result of his services.

Polk Retirement

On March 27, 2009, Mr. Polk retired from the Company. In connection with Mr. Polk’s retirement and in accordance with the terms of his share awards, Mr. Polk was vested in full in both his restricted share unit and share option awards. All shares subject to Mr. Polk’s restricted share unit awards were delivered to Mr. Polk in the form of Common Shares on or about March 27, 2009. All share options held by Mr. Polk will remain exercisable until they expire on March 27, 2014. Mr. Polk did not receive any other termination payments or benefits in connection with his retirement.

Healy Resignation

On January 30, 2009, we accepted the resignation of Mr. Healy as Chief Executive Officer of European Operations. The Company treated Mr. Healy’s resignation as voluntary which did not trigger any termination-related payments.

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PROPOSAL TWO: APPROVAL OF A ONE-TIME EMPLOYEE SHARE OPTION EXCHANGE PROGRAM

On June 10, 2009, based upon the recommendation of the Compensation Committee and subject to shareholder approval, the Board of Directors authorized a one-time employee share option exchange program. If implemented, the option exchange would permit some of our employees (not including any of our executive officers or directors) to exchange share options granted at the time of our initial public offering for a substantially lesser number of restricted share units to be issued under our Amended and Restated 2007 Long Term Incentive Plan, or the LTIP, following the expiration of a tender offer to be made to eligible employees.

We believe that the option exchange, as designed, is in the best interests of shareholders, MF Global and our employees. If approved by shareholders, we believe the option exchange would enable us to:

•

Re-align the interests of employees who participated in our initial public offering with the interests of our shareholders by issuing them restricted share units that vest over a three-year period following the option exchange if they remain employed with us, and which have a value that moves directly in line with our share price;

•	Increase the inventory of available shares under the LTIP to enable us to continue to offer competitive compensation packages necessary to attract, retain and motivate employees; and
•

Recapture retentive and incentive value from the compensation expense that we record in our financial statements with respect to outstanding share options granted in connection with our initial public offering.

In designing the option exchange, we have taken into account our shareholders’ interests by focusing on the following exchange principles:

•

Executive officers will be excluded from participating in the option exchange. Because none of our directors hold share options, they will not participate in the option exchange. All other employees holding eligible share options will generally be eligible to participate.

•

Only share options granted at the time of our initial public offering may be exchanged for restricted share units. The eligible options have a per share exercise price equal to $30.00, which is significantly higher than the highest per share closing price of our Common Shares during fiscal 2009 ($14.98) and through June 15 of fiscal 2010 ($6.58, as of May 5, 2009). Moreover, these share options have been out-of-the-money since January 2008.

•

None of the eligible share options will have been granted within the 12-month period immediately prior to the option exchange or have a remaining term of less than 12 months immediately following the completion of the option exchange.

•	The exchange ratio will be determined so that the new restricted share units will have a fair value equal to approximately 82.5% of the fair value of the surrendered options.
•

None of the new restricted share units will be vested on the date of grant. The new restricted share units will vest, subject to the employee’s continued employment, in equal annual installments over the three-year period commencing on the new grant date.

If our shareholders approve this proposal, and our Board of Directors or Compensation Committee determines to implement the option exchange, the option exchange would commence within six months of the date of the 2009 Annual General Meeting.

Our Common Shares are listed on the NYSE under the symbol “MF”. On June 15, 2009, the last reported sale price of our Common Shares on the NYSE was $6.05 per share.

The affirmative vote of a majority of the votes cast by shareholders entitled to vote at the 2009 Annual General Meeting and voting on the matter is required to approve the implementation of the option exchange.

Background of our Equity-Based Compensation Program

We believe that equity-based compensation is a particularly effective way of compensating our key employees because it provides our key employees with the opportunity to earn compensation that relates directly to their contributions to the success of our business. Equity compensation is also essential to attracting, retaining and motivating employees who are of the caliber that MF Global needs to ensure that it builds a durable and profitable franchise as a public company.

In order to align our employees’ economic interests with the interests of our shareholders, we made awards of share options and restricted share units in connection with our initial public offering to a broad group of our key employees, including our executive officers. These awards were designed to ensure that all our key employees had a stake in the future success of our company and were motivated to remain with us, in particular during our initial years as a public company. We also made grants to employees as part of our scheduled annual grant cycle in June 2008 and June 2009, as well as additional one-time grants (principally associated with recruiting new employees) throughout the year.

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As of May 29 2009, we had made the following equity grants to our employees:

Type of Award	Aggregate # of Shares Initially Subject to IPO Grants	Aggregate # of Shares Initially Subject to IPO Grants and Outstanding as of May 29, 2009	Aggregate # of Shares Granted Following Initial Public Offering	Aggregate # of Shares Granted Following Initial Public Offering and Outstanding as of May 29, 2009
Share Options	11,468,817	7,477,257	2,703,695	2,513,545
Restricted Share Units	7,507,879	5,798,073	1,084,519	905,502
Total:	18,976,696	13,275,330	3,788,214	3,419,047

On June 10, 2009, as part our scheduled annual grant, we granted to our current employees 863,824 restricted share units and 861,824 share options.

If implemented, the option exchange would only apply to the share options granted in connection with our initial public offering that are outstanding on the date the option exchange commences. These share options have an exercise price equal to the initial public offering price per share of $30.00 and vest in equal installments over the three-year period following our initial public offering. Vested share options can be exercised, subject to continued employment, until the seventh anniversary of the date of grant. As of May 29, 2009, approximately 7.5 million share options out of the 11,468,817 share options we granted at the time of our initial public offering are still outstanding and of these 7.5 million, approximately 6.1 million share options would be eligible to be tendered as part of the option exchange.

If our shareholders do not approve this proposal, all share options will remain outstanding in accordance with their existing terms.

Additional Information about our Equity Compensation Plans

The following table gives information about our equity compensation program as of the end of fiscal 2009:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Amended and Restated 2007 Long Term Incentive Plan	17,335,121	(1)	$24.00	5,688,032
Employee Stock Purchase Plan (including subplans)	n/a		n/a	763,793
Equity compensation plans not approved by security holders	0		0	0
Total	17,335,121		$24.00	6,451,825

(1)	Of these 17,335,121 securities outstanding, there are 6,930,294 restricted share units outstanding, share options to purchase 10,133,869 Common Shares outstanding, and 270,958 restricted Common Shares outstanding. During fiscal 2009, the number of shares available under the 2007 Amended and Restated Long-Term Incentive Plan increased by 4,280,572 shares due to forfeitures/cancellations relating to terminations.

Reasons for the Option Exchange

Like many financial services companies, we have experienced a significant decline in our share price over the last 18 months in light of the global financial and economic crisis. At the end of fiscal 2009, our Common Shares closed at a market price of $4.23, compared with a market price of $9.91 at the end of fiscal 2008 and our initial public offering price of $30.00 per share in June 2007. As a result, almost all of our outstanding share option grants, particularly those made at the time of our initial public offering, are substantially underwater (meaning the share option exercise price exceeds the market price of our Common Shares). Because they are substantially underwater, we believe that outstanding share options are no longer effective in providing the intended incentive and retentive value because employees perceive that these options have little or no value, even though the continued focus and commitment of our employees is more critical than ever.

In addition, the market for key employees remains extremely competitive, notwithstanding the current economic turmoil. To attract, retain and motivate the best qualified employees, we need to offer competitive compensation packages, including equity-based grants, which requires a larger LTIP share inventory. In the two years since our initial public offering, we have invested in the business processes, technologies, people and organizational structures necessary for MF Global to grow and prosper as a public company, to strengthen our competitive position and to focus on our commitment to efficiency and operating leverage. These efforts have already assisted us in dealing with difficult business and economic conditions, but we continue to face a rapidly changing marketplace in which demand is shifting, prices and margins are under pressure, and interest rates

52

and other market factors are presenting substantial challenges. We consider our employees a critical component in our drive to enhance our competitive position and to prepare for future success.

In fiscal 2009, Mercer, the Compensation Committee’s outside compensation consultant, evaluated and advised the Compensation Committee regarding the potential for implementing a share option exchange program. We continue to believe that equity-based compensation is a particularly effective way of compensating our key employees. The option exchange would help to reinvigorate the culture that was originally intended at the time of our initial public offering—one based on strong shareholder alignment and employee share ownership. We believe that, if approved by our shareholders, the successful execution of the option exchange would be an important component in our efforts to:

•

Re-align the interests of employees who participated in our initial public offering with the interests of our shareholders by issuing them restricted share units that vest over a three-year period following the option exchange if they remain employed with us, and which have a value that moves directly in line with our share price. As of June 15, 2009, assuming the per share trading price of our Common Shares was $6.05, all of the share options granted at the time of our initial public offering, as well as most of the other share options we have granted to date, were underwater. We believe that those share options that are significantly underwater no longer serve to motivate or help retain our employees. We believe that the option exchange would aid both motivation and retention of those employees participating in the option exchange, while better aligning the interests of our employees with the interests of our shareholders.

•

Increase the inventory of available shares under the LTIP to enable us to continue to offer competitive compensation packages necessary to attract, retain and motivate employees. Participating employees will receive substantially fewer new restricted share units than the number of share options being surrendered and the excess shares will be available for re-issuance in future years in accordance with the terms of the LTIP.

The exchange ratio will be determined so that the new restricted share units will have a fair value equal to approximately 82.5% of the fair value of the surrendered options. The total number of Common Shares that would be available for re-issuance is difficult to estimate precisely and will only be known when the option exchange is complete. However, we do know that the number of new restricted share units issued will be substantially lower than the number of share options that employees will have to surrender under the terms of the option exchange. For example, if the Company’s share price at the time of the option exchange is $6.00, employees would have to surrender approximately 12.6 share options in order to receive one restricted share unit, using the Black-Scholes option pricing model to determine the value of each share option. If all eligible employees elect to participate in the exchange and receive restricted share units, the option exchange could increase our LTIP inventory by approximately 5.6 million shares (assuming a market price of $6.00 per Common Share at the time of option exchange). Participation in the option exchange will be voluntary, and we anticipate that some employees may choose not to exchange their old share options. However, with the current inventory as of May 29, 2009 of approximately 6.0 million shares available for grant under our LTIP, if most employees choose to participate in the option exchange, it would significantly increase the inventory of shares available for future grants. This would likely ensure that the LTIP program would be available to provide competitive equity-based grants to employees through the end of fiscal 2012.

•

Recapture retentive and incentive value from the compensation expense that we record in our financial statements with respect to outstanding share options granted in connection with our initial public offering. Although the share options granted in connection with our initial public offering are not likely to be exercised as long as our share price is lower than $30.00, they will remain on our books with the potential to dilute shareholders’ interests for up to the full remaining term of these options. These options are delivering little or no retentive value and no opportunity to recapture value from the associated compensation expense, unless they are surrendered or cancelled.

The option exchange will allow us to recapture expense already allocated to equity awards and to realize the originally intended benefits of this expense—to enhance employee motivation and retention—rather than incur new, additional costs to achieve the same result. Generally, when share options are granted to employees, the company bears an expense that reduces its net income. This expense (known as share-based compensation expense) is calculated based on the determined value of each share option when granted. The expense is not subsequently adjusted if the share price declines. MF Global is using a mathematical formula known as the Black-Scholes option pricing model to determine the value of each share option. Regardless of whether this proposal is approved by our shareholders, as of the end of fiscal 2009, we will be obligated to recognize approximately $29.0 million in unrecognized compensation costs related to outstanding share options granted at the time of our initial public offering to be expensed in fiscal 2010 and fiscal 2011, even if these share options are never exercised. Because we will be replacing surrendered share options with restricted

53

share units that have a fair value equal to approximately 82.5% of the fair value of the surrendered options, we believe that we can provide an incentive to retain and motivate our participating employees without increasing the compensation expense we already must recognize.

Alternative Considered

When considering how best to continue to provide incentives to and reward our employees who hold share options that are significantly underwater, we also considered implementing a program to exchange significantly underwater options for options having a lower exercise price, although the actual exercise price would have been greater than the market price of our Common Shares on the date of the exchange. We believe, however, that implementing an option-for-restricted share unit exchange program would have two relative advantages versus an option-for-option exchange program with an equivalent accounting impact. First, an option-for-restricted share unit exchange program would require the grant of substantially fewer restricted share units than options in an option-for-option exchange program (i.e., fewer shares will be subject to the replacement restricted share unit awards granted than replacement share option awards). Second, the inventory of available shares under the LTIP would not increase by as much and shareholder dilution would decrease more significantly in an option-for-restricted share unit exchange program compared with an option-for-option exchange program. In addition, granting restricted share units is consistent with our current equity grant practices and provides value to our employees even if current economic conditions continue and our share price fails to increase further.

After careful consideration of this alternative, we determined that a program under which our employees who were employed at the time of our initial public offering could exchange significantly underwater share options granted in connection with our initial public offering for a substantially smaller number of restricted share units was the more attractive alternative.

Structure of the Option Exchange

We are asking our shareholders to approve the option exchange with the following features:

•

Eligible Employees. The option exchange will be available to current employees who were employed at the time of our initial public offering and who hold eligible share options (except where we determine that it is infeasible or impractical to offer the option exchange under local regulations of jurisdictions outside the United States as described below). Although some of our executive officers hold eligible share options, these individuals are not eligible to participate in the option exchange because we believe that their compensation should remain at greater risk based on our share price. The option exchange will also not be available to any former employees. Members of our Board of Directors have not been granted any share options and will not be eligible to participate in the option exchange. There are approximately 475 employees, approximately 14.8% of our current workforce, holding eligible share options.

•

Eligible Share Options. Only share options granted at the time of our initial public offering may be exchanged for restricted share units under the option exchange. The eligible share options have an exercise price of $30.00, which, as indicated above, is significantly higher than the highest per share trading price of our Common Shares during fiscal 2009 and so far in fiscal 2010. None of these share options will have been granted within the 12-month period immediately prior to the option exchange or have a remaining term of less than 12 months immediately following the completion of the option exchange. Moreover, these share options have been out-of-the-money since January 2008 and are not likely to have any intrinsic value in the near future.

We chose to limit the eligible share options to the share options granted at the time of our initial public offering because those share options are held by employees who have been employed by us for at least two years and require a greater compensation expense in our financial statements than the outstanding share options granted since our initial public offering. Also, because the exercise price for these share options is significantly higher than our other outstanding share options, these share options are the least likely to have any intrinsic value in the near future. We also concluded that our other outstanding share options, which were primarily granted in June 2008 and June 2009, were not so deeply underwater to be perceived by employees as having little or no value.

•

Exchange Ratio will be Calculated to Return Value to Shareholders. The exchange ratio will be calculated in a manner intended to result in the new restricted share units having a fair value, for accounting purposes, that will be approximately 82.5% of the fair value of the surrendered share options, which we believe will have no significant adverse impact on our reported earnings. The exchange ratio will be established shortly before the start of the option exchange and will depend on the then-current fair value of the eligible share options (calculated using the Black-Scholes option pricing model), the fair market value of our Common Shares and the original exercise price of the eligible option. The

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option exchange will not be a one-for-one exchange. Instead, participating employees will receive a substantially fewer number of restricted share units than the number of shares that are covered by the surrendered eligible share options. (See “Share Option Exchange Ratio” below for an example and further explanation).

•

Establishment of a New Vesting Period. None of the restricted share units granted in exchange for eligible share options will be vested on the date of grant regardless of whether a portion the surrendered share option was vested. Instead, the new restricted share units will vest, subject to the employee’s continued employment, in equal annual installments over the three-year period commencing on the new grant date. This vesting period supports the long-term nature of equity as an incentive vehicle and also provides for additional years of retention over the tendered share options vesting period.

•

Other Terms and Conditions of New Restricted Share Units. The terms and conditions of the new restricted share units will be governed by the terms and conditions of the LTIP and the restricted share unit award agreement entered into thereunder.

•

Implementation of the Option Exchange within Six Months of Shareholder Approval. We have not implemented the option exchange and will not do so unless our shareholders approve this proposal. If the proposal is approved, and our Board of Directors or Compensation Committee determines to implement the option exchange, the option exchange would begin within six months of the date of the 2009 Annual General Meeting. If the option exchange does not commence within this time frame, MF Global will not conduct an employee share option exchange without first soliciting shareholder approval again.

While the features of the option exchange are expected to be materially similar to the terms described in this proposal, our Board of Directors and Compensation Committee will have the discretion to change the terms of the option exchange to take into account a change in circumstances or local regulations and to determine not to implement the option exchange even if shareholder approval of the proposal is obtained (or not to implement the option exchange in any country where it would be impractical or inadvisable to do so). In particular, we may find it necessary or appropriate to change the terms of the option exchange from those described in this proposal to take into account our administrative needs, legal, tax or other requirements in foreign jurisdictions, accounting rules, or company policy decisions. For example, although we will not under any circumstances permit our executive officers to participate in the option exchange, or allow share options other than those granted in connection with our initial public offering to be exchanged, we may decide that it is appropriate to exclude additional employees that would otherwise be permitted to participate under this proposal. As another example, we may alter the method of determining exchange ratio if we decide that there is a more efficient and appropriate way to achieve our goal of granting replacement awards that have a fair value approximately equal to 82.5% of the fair value of the surrendered share options.

Option Exchange Process

If shareholders approve this proposal and the Board of Directors and the Compensation Committee decide to commence the option exchange, the final terms of the option exchange will be described in a Schedule TO and related exhibits and documents, including the offer to exchange, that will be filed with the SEC. Although we do not expect that the SEC will require us to materially modify the terms of the option exchange, it is possible that we may need to alter the terms of the option exchange to comply with comments from the staff of the SEC.

All of our eligible employees holding eligible options are strongly encouraged to read the Schedule TO and related exhibits and documents, including the offer to exchange, when available because these materials will contain important information about the share option exchange offer. The Schedule TO and related exhibits and documents will be available free of charge at the SEC’s website at www.sec.gov.

Upon commencement of the option exchange, eligible employees holding eligible share option awards will receive a written offer setting forth the precise terms of the option exchange. Employees will need to voluntarily elect to participate. Eligible employees will be given at least 20 business days in which to accept the offer to surrender eligible share options in exchange for a substantially lesser number of restricted share units. The surrendered share options will be cancelled, and the new restricted share units will be granted, on the first business day following this election period. The surrendered share options will be added back to the LTIP inventory and will be available for future issuances to enable us to continue to offer competitive compensation packages necessary to attract, retain and motivate employees.

An active employee who tenders his or her share options for exchange must also remain an eligible employee through the date the new restricted share unit grant is made following the completion of the option exchange in order to receive the new restricted share units. Active employment does not include any period of “garden leave” or notice periods that may be provided for under local law. If an option holder is no longer an active employee for any reason, including layoff, termination, voluntary resignation, death or disability, on the date that the option exchange is commenced, that option holder cannot participate in

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the option exchange. If an option holder is no longer an active employee for any reason on the date that the new restricted share unit grant is made following the completion of the offer, even if he or she had elected to participate and had tendered his or her share options for exchange, such employee’s tender will automatically be deemed withdrawn and he or she will not participate in the option exchange. He or she will retain his or her outstanding share options in accordance with their original terms and conditions, and he or she may exercise them during a limited period of time following termination of employment in accordance with their terms and to the extent that they are vested.

If you are both a shareholder and an employee holding eligible share options, a vote to approve the option exchange does not constitute an election to participate in the option exchange.

Share Option Exchange Ratio

The exchange ratio for the option exchange will be established shortly before the start of the option exchange and will be determined so that the new restricted share units will have a fair value equal to approximately 82.5% of the fair value of the surrendered options. The exchange ratio will be based on the then-current fair value of the eligible share options (calculated using the Black-Scholes option pricing model), the fair market value of our Common Shares and the original exercise price of the eligible share option. We chose to use this model to enable us to implement the option exchange in a manner that is favorable to shareholders and to avoid any additional compensation expense from such new awards, other than compensation expense that might result from changes in our share price or other variables after the exchange ratio has been established but before the time that new awards are granted in the option exchange.

Although the precise exchange ratio cannot be determined now, we are providing an example by making certain assumptions regarding the start date of the offer, the fair value of the eligible share options, and the fair market value of our Common Shares. To calculate the estimated exchange ratio, we used the most recently available inputs for the Black-Scholes option pricing model and an anticipated option exchange date of September 2009. This calculation yielded an exchange ratio of approximately 12.6 share options for each newly awarded restricted share unit.

New restricted share units calculated using the exchange ratio will be rounded down to the nearest whole share. Fractional restricted share units will not be issued.

Accounting Impact

MF Global accounts for its equity-based compensation under the provisions of SFAS No. 123R, which requires employee equity awards to be accounted for under the fair value method. The option exchange is intended to be “cost neutral” from an accounting standpoint. Thus, we will establish an exchange ratio with the intent not to generate additional share-based compensation expense for MF Global. In order to accomplish this, the exchange ratio will be calculated so that the new restricted share units will have a fair value equal to approximately 82.5% of the fair value of the surrendered options. Any unrecognized compensation expense from the surrendered share options will be recognized prior to the end of the service period of the new restricted share units received in the option exchange. Incremental compensation cost, if any, associated with the new awards under the option exchange will be recognized over the service period of the new restricted share units, however, the discount is, in part, intended to ensure that any incremental compensation expense is avoided.

U.S. Federal Income Tax Consequences

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to the option exchange. This summary is not intended to constitute tax advice and is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. This section is based on the Internal Revenue Code, its legislative history, existing and proposed regulations under the Internal Revenue Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

The exchange of share options pursuant to the option exchange should be treated as a non-taxable exchange for U.S. employees. Specifically, employees should not recognize any income for U.S. federal income tax purposes upon the surrender of eligible share options or the grant of new restricted share units. Upon distribution of our Common Shares underlying the restricted share unit, the employee will recognize as ordinary income an amount equal to the fair market value (measured on the distribution date) of the Common Shares received, and such amount will generally be deductible by MF Global or one of its subsidiaries. The employee’s basis in any Common Shares received will be equal to the fair market value of the Common Shares on the date of distribution, and the employee’s holding period in such shares will begin on the day following the date of distribution. Upon a subsequent sale of the Common Shares by the employee, the employee will recognize short-term or long-term capital gain or loss depending upon his or her holding period for the Common Shares.

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The tax consequences of the option exchange in foreign jurisdictions may vary depending on applicable foreign tax rules and regulations but will be fully disclosed to employees subject to the tax laws of foreign jurisdictions as part of the option exchange.

Impact of the Option Exchange on Our Shareholders

Although we are unable to predict the precise impact of the option exchange on our shareholders because we are unable to predict how many or which employees will exchange their eligible options, we have designed the option exchange in a manner to ensure that the value of the restricted share units granted in the option exchange is no greater than the value of the share options surrendered. The option exchange is intended to restore competitive and appropriate equity incentives for our employees, recapture value for compensation expense already being incurred and provide additional shares for issuance under the LTIP for future equity grants.

Conclusion

We strongly believe that our equity compensation program and emphasis on employee share ownership will be integral to our future success. Our broad-based equity program has enhanced our ability to attract, motivate, and retain the employee talent critical to attaining long-term improved company performance and shareholder returns. Therefore, we consider approval of the option exchange to be important to our future success, as it will enable MF Global to strengthen the motivational and retentive value of our equity awards, enable us to recapture value for compensation expense already being incurred and increase the available shares for issuance under the LTIP for future equity grants.

Board Recommendation

The Board of Directors recommends that shareholders vote FOR the option exchange.

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REPORT OF AUDIT COMMITTEE AND APPROVAL OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Report of the Audit Committee

The Audit Committee is responsible for assisting the Board of Directors in its oversight of (i) the integrity of MF Global’s financial statements, (ii) MF Global’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, (iv) the performance of MF Global’s internal audit function and independent auditors and (v) the Company’s risk management policies, processes and performance. A copy of the Audit Committee Charter is available on our website, www.mfglobalinvestorrelations.com under the link “Corporate Governance”.

In performing its oversight role, the Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP, its independent auditors, the audited financial statements of MF Global for fiscal 2009. The Audit Committee also discussed with its independent auditors the matters required under Statement on Auditing Standards No. 61, Communications with Audit Committees, as currently in effect. The Audit Committee received the written disclosures and the letter from its independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees , as currently in effect, and discussed with its auditors the auditors’ independence. On the basis of the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements of MF Global for fiscal 2009 be included in its Annual Report on Form 10-K for such fiscal year.

Fiscal 2009 Audit Committee:

Eileen S. Fusco (Chairman)

Martin J. Glynn

Edward L. Goldberg

David I. Schamis

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PROPOSAL THREE: APPROVAL AND SELECTION OF PRICEWATERHOUSECOOPERS LLP

Upon recommendation of the Audit Committee, the Board of Directors proposes that shareholders appoint PricewaterhouseCoopers LLP as MF Global’s independent auditors for fiscal 2010, and that the shareholders authorize the Board of Directors, acting by the Audit Committee, to determine the independent auditors’ fee. We are submitting the selection of independent auditors for shareholder approval at the Annual General Meeting in accordance with Bermuda law and our bye-laws. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual General Meeting and will have an opportunity to make a statement if he or she desires to do so. The representative will be available to respond to appropriate questions from shareholders.

Board Recommendation

The Board of Directors recommends a vote FOR approval of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2010, and to authorize the Board of Directors, acting by the Audit Committee, to determine the independent auditors’ fee.

Pre-Approval Procedures and Policies

The Board of Directors adopted an Audit and Non-Audit Services Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. The purpose of the policy is to help ensure that the independent auditor of MF Global maintains the highest level of independence from MF Global.

According to MF Global’s pre-approval policy, unless a class of service has received “class” pre-approval, it will require “specific” pre-approval by the Audit Committee if it is to be provided by the Company’s independent auditor. Any proposed services exceeding pre-approved fee levels will also require specific approval by the Audit Committee. The Audit Committee establishes pre-approval fee levels for all services on an annual basis.

For both class and specific pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence and whether the provision of such services by an independent auditor would impair the independent auditor’s independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service for reasons such as (1) its familiarity with MF Global’s business, personnel, accounting systems, risk profile and other factors, and (2) whether the service might enhance MF Global’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily determine the result of the approval process. Below are services that have received class pre-approval from the Audit Committee.

Audit Services. Audit Services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, equity investment audits and other procedures required to be performed by MF Global’s independent auditor to enable the auditor to form an opinion on MF Global’s consolidated financial statements. Such other procedures include reviews of information systems, procedures and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly reviews of operations and financial results. Audit Services also include the attestation engagement for the independent auditor’s report on Management’s Report on Internal Controls for Financial Reporting. The Audit Committee pre-approves the annual audit engagement terms and fees and any changes in terms, conditions and fees resulting from changes in audit scope, structure, or other items. In addition to those specifically pre-approved services contained in the independent auditor’s engagement terms and fees, from time to time the Audit Committee may grant class pre-approval to certain other specified Audit Services.

Audit-Related Services. Audit-Related Services are assurance and related services that are related to the performance of the audit or review of MF Global’s financial statements or that are more effectively performed by MF Global’s independent auditor. The Audit Committee believes that the providing of Audit-Related Services by MF Global’s independent auditor does not impair the independence of that auditor and is consistent with the SEC’s rules on auditor independence. In addition to those specifically pre-approved Audit-Related Services contained in the independent auditor’s engagement terms and fees, the Audit Committee may from time to time grant class approval to certain specified Audit-Related Services.

Tax Services. Tax Services are tax compliance, tax planning, and tax advice. The Audit Committee may grant class approval to those recurring Tax Services that have historically been provided by the auditor. The Audit Committee will not permit the retention of MF Global’s independent auditor in connection with any transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Global Head of Tax or the General Counsel and determine whether MF Global’s tax planning and reporting policies and practices are consistent with this Policy. However, the Audit Committee is ultimately responsible for the determination of whether a Tax service would impair

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independence. The Audit Committee has granted class pre-approval to certain recurring Tax Services and non-recurring Tax Services.

The Audit Committee will periodically revise the list of services that have received class approval. MF Global’s Corporate Secretary maintains the record of class-approved services at the Company’s headquarters. From time to time, in its discretion, the Audit Committee may modify the list of class approved services and so inform the Corporate Secretary who will record such changes. No service that is absent from the record of class approved services may be commenced without specific approval.

All requests or applications for services to be provided by the independent auditor shall be submitted to the Corporate Secretary and must include a detailed description of the services to be rendered. The Corporate Secretary, with finance personnel, will determine whether or not such services are included among the services that have received class approval or require specific approval of the Audit Committee. The Audit Committee will be informed by the Corporate Secretary on a timely basis of any such services proposed to be rendered by the Company’s independent auditor and requiring specific approval, and requests for approval will be presented within reasonable time for the Audit Committee to consider them. Requests or applications to provide services that require specific approval of the Audit Committee will be submitted to the Audit Committee by the Corporate Secretary and must include a statement as to whether, in her view, the request or application is consistent with the SEC’s rules on auditor independence.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows information about fees paid by MF Global and its consolidated subsidiaries to PricewaterhouseCoopers LLP for the periods indicated.

Fees paid by MF Global:

	Fiscal Year 2008 (in thousands)	Fiscal Year 2009 (in thousands)

Audit fees (1)	$12,022	$16,817
Audit-related fees (2)	671	98
Tax fees (3)	313	30
All other fees	7	7

(1)	Audit fees include fees for professional services rendered in connection with the Company’s initial public offering (including fees related to the first year implementation of Sarbanes-Oxley procedures), the audit of the Company’s combined and consolidated financial statements included in its registration statements and annual SEC filing, the review of interim quarterly financial statements, and the audits provided in connection with statutory and regulatory filings or engagements, and associated out-of-pocket expenses.
(2)	Audit-related fees include attest services not required by statute or regulation and employee benefit plan audits and associated out-of-pocket expenses.
(3)	Tax fees include tax return preparation, tax advice relating to transactions, and consultation on tax matters.

In fiscal 2008, after the Company separated from Man Group and formed its own Audit Committee, 100% of the services provided by PricewaterhouseCoopers LLP and the fees paid by MF Global were authorized and approved by the Audit Committee in compliance with the pre-approval procedures described above. In a portion of fiscal 2008, the services provided by PricewaterhouseCoopers LLP and the fees paid by MF Global were authorized and approved by Man Group, our former parent company. In fiscal 2009, 100% of the services provided by PricewaterhouseCoopers LLP and the fees paid by MF Global were authorized and approved by the Audit Committee in compliance with the pre-approval procedures described above. None of the non-audit services performed by PricewaterhouseCoopers LLP were performed under the SEC’s de minimis exception to audit committee pre-approval.

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OTHER MATTERS

Other Business to be Presented at the 2009 Annual General Meeting

As of the date of this Proxy Statement, other than the laying of the audited financial statements for fiscal 2009 in accordance with Bermuda law, there is no other business that the Board of Directors intends to present, or has reason to believe others will present, at the Annual General Meeting. If other business comes before the Annual General Meeting, the persons named in the accompanying form of proxy will vote in accordance with the recommendation of the Board of Directors or in their best judgment with respect to such business.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and 10% shareholders are also required to furnish us with copies of all Section 16(a) reports they file.

Based solely on the review of the Forms 3, 4 and 5 and amendments thereto furnished to MF Global and certain written representations and other information that we received during fiscal 2009, MF Global believes that all of such reporting persons complied with all Section 16(a) requirements applicable to them.

Shareholder Proposals for 2010 Annual General Meeting

All suggestions from shareholders are given careful attention. Proposals to be considered for inclusion in next year’s Proxy Statement pursuant to SEC Rule 14a-8 should be sent to the Corporate Secretary of MF Global at our principal executive offices, 717 Fifth Avenue, New York, New York 10022 on or before March 3, 2010. In addition, unrelated to SEC Rule 14a-8, under our bye-laws, if a shareholder wishes to submit any other proposal for the 2010 Annual General Meeting (that will not be included in the Proxy Statement for that meeting), such proposal must be received no later than 90 days nor earlier than 120 days before the first anniversary of the 2009 Annual General Meeting unless the date of the 2010 Annual General Meeting (excluding any adjournment) is more than 30 days before or more than 60 days after the anniversary of the 2009 Annual General Meeting, in which case, shareholders must submit their proposals to the Corporate Secretary no earlier than 120 days before the 2009 Annual General Meeting and no later than the later of (i) 90 days before the 2009 Annual General Meeting or (ii) 10 days following the day on which public announcement of the 2009 Annual General Meeting is first made by MF Global. A copy of the current MF Global bye-laws may be obtained from the Corporate Secretary of MF Global at 717 Fifth Avenue, New York, New York 10022. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by MF Global under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by SEC rules) shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

Consent to Electronic Delivery of Annual General Meeting Materials

This Proxy Statement and our Annual Report on Form 10-K for fiscal 2009 are available on our website at www.mfglobalinvestorrelations.com under the link “SEC Filings”. If you would like to help protect the environment and reduce the costs incurred by our postage and printing expenses, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via email or the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a registered shareholder, you may sign up for this service at our voting website. If you hold your shares through a bank, broker or other nominee, contact the record holder for information regarding electronic delivery of materials. Your consent to electronic delivery will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as cable, telephone and Internet access charges, for which you will be responsible.

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Electronic Proxy Instructions

You can submit your proxy by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two methods outlined below to submit your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on August 12, 2009.

To submit your proxy by Internet
	•	Log on to the Internet and go to www.investorvote.com/MF
	•	Follow the steps outlined on the secured website

To submit your proxy by telephone
	•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call
	•	Or dial 1-781-575-2300 from outside the United States
	•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual General Meeting Proxy Card

❑ IF YOU HAVE NOT SUBMITTED YOUR PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ❑

A. Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3.

1. Election of eight Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

01 - Alison J. Carnwath	☐	☐	☐	02 - Bernard W. Dan	☐	☐	☐	03 - Eileen S. Fusco	☐	☐	☐

04 - Martin J. Glynn	☐	☐	☐	05 - Edward L. Goldberg	☐	☐	☐	06 - David I. Schamis	☐	☐	☐

07 - Lawrence M. Schloss	☐	☐	☐	08 - Robert S. Sloan	☐	☐	☐

	For	Against	Abstain
2. Approval of implementation of a one-time share option exchange program for employees, other than executive officers and directors	☐	☐	☐

	For	Against	Abstain

3. Approval of Auditor	☐	☐	☐

To approve PricewaterhouseCoopers LLP as MF Global’s independent auditor for fiscal 2010 and to authorize the Board of Directors, acting by the Audit Committee, to determine the independent auditors’ fee.

B. Non-Voting Items

Change of Address — Please print your new address below.

C. Authorized Signatures — This section must be completed for your proxy to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.
/ /

❑ IF YOU HAVE NOT SUBMITTED YOUR PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ❑

Proxy – MF Global Ltd.

2009 Annual General Meeting of Shareholders

Omni Berkshire Place Hotel

21 East 52nd Street

New York, New York

United States of America

Proxy Solicited by Board of Directors for Annual General Meeting — August 13, 2009

Alison J. Carnwath and Bernard W. Dan, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of MF Global Ltd. to be held on Thursday, August 13, 2009 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposal 1, Proposal 2 and Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may lawfully be brought before the Annual General Meeting of shareholders or any adjournment thereof.

(Items to be voted appear on reverse side.)